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As filed with the Securities and Exchange Commission on December 22, 2005

Registration No. 333-127973

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRAFFIC.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7310 (Primary Standard Industrial Classification Code Number)	25-1823631 (I.R.S. Employer Identification Number)

851 Duportail Road, Wayne, PA 19087
(610) 725-9700
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Robert N. Verratti
Chief Executive Officer
Traffic.com, Inc.
851 Duportail Road
Wayne, PA 19087
(610) 725-9700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy To:

Ellen B. Corenswet, Esq. Covington & Burling 1330 Avenue of the Americas New York, New York 10019 (212) 841-1000	Jeffrey S. Marcus, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas, 39th Floor New York, New York 10104-0012 (212) 468-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                  If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy theses securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2005.

Traffic.com, Inc. Shares of Common Stock

This is our initial public offering and no public market currently exists for our shares. We expect that the public offering price will be between $10.50 and $12.50 per share.
THE OFFERING		PER SHARE		TOTAL

Public Offering Price	$		$
Underwriting Discount	$		$
Proceeds to Traffic.com, Inc.	$		$

We have granted the underwriters the right to purchase up to additional shares, and the selling stockholders named in this prospectus have granted the underwriters the right to purchase up to 153,108 additional shares, within 30 days after the date of this prospectus, in each case to cover any over-allotments. If the over-allotment option is exercised only in part, it will be exercised on a pro rata basis from us and the selling stockholders based on the foregoing amounts. We will not receive any proceeds from any sales of shares by the selling stockholders. The underwriters expect to deliver shares of common stock to purchasers on , 2006.
Proposed Nasdaq National Market Symbol: TRFC

OpenIPO®: The method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriters and other securities dealers participating in this offering. The minimum size for any bid in the auction is 100 shares. A more detailed description of this process, known as an OpenIPO, is included in "Plan of Distribution" beginning on page 94.

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.
See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JMP Securities

The date of this prospectus is                          , 2006

Television and Radio

Brooklyn BR
Manhattan BR

Internet and Wireless

new york traffic report
new york hot spots
traffic.com
joesmith's Daily Report from my.traffic.com
Home Via Holland Tunnel
Delay Total Avg Slowest
Incidents
Home Via Lincoln Tunnel
Delay Total Avg Slowest
Incidents
Privacy Statement

traffic.com™

In-vehicle

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	8
Risks Related to Our Business	8
Risks Related to this Offering and Our Common Stock	15
Risks Related to the Auction Process for this Offering	18
FORWARD-LOOKING STATEMENTS	19
USE OF PROCEEDS	21
DIVIDEND POLICY	21
CAPITALIZATION	22
DILUTION	23
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26

BUSINESS	52
MANAGEMENT	69
PRINCIPAL AND SELLING STOCKHOLDERS	81
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	85
DESCRIPTION OF SECURITIES	88
SHARES ELIGIBLE FOR FUTURE SALE	93
PLAN OF DISTRIBUTION	95
LEGAL MATTERS	105
EXPERTS	105
WHERE YOU CAN FIND ADDITIONAL INFORMATION	105
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
APPENDIX: ROAD SHOW PRESENTATION	A-1

ABOUT THIS PROSPECTUS

              You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

              You should read the entire prospectus, including the historical and pro forma financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and "Forward-Looking Statements."

Our Company

Overview

              We believe that we are a leading provider of accurate, real-time traffic information in the United States, based on the quality of our traffic data and the extent of our geographic coverage. We offer detailed traffic information, including specific speeds, travel times and delay times. We are able to provide this information by combining traffic incident and event information collected using traditional methods, such as helicopters, video cameras, mobile units and emergency scanners, with comprehensive traffic flow data collected through a large network of roadside traffic sensors. We have built a sophisticated data management system that allows us to process information in real time and deliver customized reports to large numbers of radio, television, Internet, wireless, and in-vehicle navigation system users. Currently, we provide traffic information for 29 of the largest metropolitan areas in the United States, covering approximately 64 million commuters, in such cities as Boston, Chicago, Houston, Los Angeles, New York, Philadelphia, San Diego and San Francisco. By the end of 2005, we expect to provide traffic information for 35 metropolitan areas.

              Our business model to date has been the syndicated content model traditionally used in the radio and television advertising industries. Under this model, we provide our traffic information to radio and television stations in exchange for the right to sell a specified amount of advertising time, generally adjacent to these stations' traffic reports. We then sell this advertising time to national, regional and local advertisers and retain the revenue from these sales.

              We recently expanded our business model to include revenue generation from several sources other than traditional radio and television. In the first quarter of 2004, we began to provide our traffic data to commercial customers for use in satellite radio, in-vehicle navigation systems and other products and services. In July 2005, we launched our enhanced www.traffic.com website and began to offer Internet advertising opportunities to our advertising customers, both on our website and on our media customers' websites. In July 2005, we also launched a consumer subscription wireless service, available through our own and our customers' websites, and began to offer wireless advertising opportunities in connection with these services. In 2004, revenue from recently introduced traffic data services provided to commercial customers amounted to $1.4 million, or 3.3% of our total 2004 revenue. For the nine months ended September 30, 2005, revenue from traffic data services amounted to $1.8 million, or 5.6% of our total revenue. Revenue from Internet advertising and consumer subscriptions to date has been minimal.

Our Response to Significant Trends

              Our business is at the intersection of three significant trends:

•
Traffic is bad and getting worse, costing people more in both time and money.

•
Advances in new interactive technology give consumers many choices for the delivery of highly personalized, on-demand traffic information over a number of devices including cell phones, personal digital assistants, or PDAs, handheld and in-vehicle navigation devices, and satellite radio receivers.

•
Rapid growth in advertising on the Internet has been driven by advertisers' desire to gain broader exposure in their media campaigns than has been traditionally possible through only radio and television.

              We believe that we are in a unique position to capitalize on these trends with our technology-driven approach to traffic data collection and our ability to attach targeted advertising messages to our traffic reports and deliver them across multiple media formats. We also believe that having broad, cross-media delivery capability, combined with the fact that our users can be targeted based on the nature and times of their travel patterns, makes our suite of traffic services attractive to advertisers.

Superior Traffic Information and Advanced Technology

              Our traffic information, which includes traffic flow data as well as traditional traffic incident and event data, enables drivers to make informed, fact-based decisions as to route selection and departure times based on specific vehicle speeds, travel times and delay times. Our traffic flow data, which has been largely unavailable to consumers in the past, is collected using our own sensor network as well as government sensors. We have aggregated multiple sensor systems to create what we believe to be the largest network of real-time traffic sensors in the United States, covering approximately 23,000 lane miles of roadway. Our incident and event information is gathered using traditional collection methods but is processed using a modern, structured format, making it readily usable across all of our delivery channels.

              Our key strength in collecting and distributing our traffic flow and incident and event information is our proprietary Traffic Information Management System (TIMS). TIMS allows us to collect and analyze traffic information from a number of disparate sources on a real-time basis and to deliver this information across multiple media. TIMS aggregates the traffic data from all sources into a standard format and processes the data for real-time delivery and for archiving. TIMS collects and processes over 25 million traffic flow records and roughly 25,000 incident description records on a daily basis. We believe that our TIMS technology will enable us to add new media formats and new data sources with little incremental development cost, allowing us to achieve higher margins.

Our Strategy

              Our objective is to become recognized internationally, through our services and Traffic.com brand, as the leading provider of timely, high quality traffic information. We intend to achieve our objective through executing the following key business strategies:

  •
  Provide superior traffic information

  •
  Grow our Traffic.com brand and our Internet presence

  •
  Promote an integrated advertising approach through our multiple media channels

  •
  Expand our data services and strategic relationships

  •
  Expand geographically

              We plan to expand our traffic information coverage and service offerings in a number of additional U.S. metropolitan areas, with a focus on reaching approximately 50 metropolitan areas by the end of 2006. While we are exploring the expansion of our services to countries in Asia and we may consider expanding our services to other countries, we currently do not have any international operations and are not yet able to determine when we may begin any international operations.

Challenges and Risks

              Our business is subject to challenges and risks that are more fully described in "Risk Factors" beginning on page 8. We incurred net losses of $21.1 million and $16.0 million for the years ended December 31, 2003 and 2004, respectively, and our net loss increased from $13.1 million for the nine months ended September 30, 2004 to $34.9 million for the nine months ended September 30, 2005, which includes a $14.3 million charge in connection with settlement of litigation (half of which has been paid by an investor affiliate), and $4.2 million in non-cash legal settlement costs. In addition, as of September 30, 2005, we had an accumulated stockholder deficit of $92.6 million. We expect to continue to incur losses for at least the next two years.

              If we do not achieve success with our recently expanded business model into Internet advertising and other interactive technologies, our financial performance could be harmed. In addition, we face substantial competition that could result in pricing pressure, reduce our market share and harm our financial performance.

Corporate Information

              We were incorporated in Delaware on October 23, 1998. Our principal executive offices are located at 851 Duportail Road, Wayne, PA 19087. Our telephone number is (610) 725-9700. Our website address is www.traffic.com. Information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website as part of this prospectus.

              Traffic.com® and Traffic Pulse® are registered trademarks of Traffic.com, Inc. in the United States. Our unregistered trademarks and service marks include Jam Factor™, TrafficInform™, TrafficMax™, TrafficMagnet™, TrafficOne™, Traffic Pulse Broadcaster™ and Traffic Pulse NeXgen™. OpenIPO® is a registered service mark of WR Hambrecht + Co, LLC. All other logos, trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

The Offering

Common stock offered by us	shares
Underwriters' option to purchase additional shares:
From us	shares
From the selling stockholders	153,108 shares
Common stock outstanding after the offering	shares
Use of proceeds	We intend to use the net proceeds from this offering to repay our senior secured credit facility; to fund our marketing and branding initiative, traffic operation centers and information technology infrastructure and software development; and for general corporate purposes, including working capital. In addition, we may use a portion of the net proceeds to expand our current business through selected acquisitions.
We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.
Proposed Nasdaq National Market symbol	TRFC

              The total number of shares of our common stock set forth above that will be outstanding after this offering is based on 3,515,927 shares outstanding as of September 30, 2005, and unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise by the underwriters of their over-allotment option to purchase up to       additional shares from us and 153,108 additional shares from the selling stockholders;

  •
  assumes a one-for-three reverse stock split to be effected prior to the effective date of the registration statement of which this prospectus forms a part;

  •
  assumes the conversion of all outstanding shares of our convertible preferred stock into 9,242,312 shares of our common stock upon the closing of this offering;

  •
  excludes 2,042,782 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2005 at an average exercise price of approximately $2.05 per share;

  •
  excludes 1,669,570 shares of common stock issuable upon the exercise of outstanding warrants as of September 30, 2005 at an average exercise price of approximately $1.50 per share;

  •
  excludes 1,793,427 shares of common stock available for future issuance under our stock option plans; and

  •
  excludes 300,562 shares of common stock issued to ICG Holdings, Inc. on October 28, 2005 in connection with a settlement of litigation.

              This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. This process is described under "Plan of Distribution."

Summary Consolidated Financial Data

              Set forth below is a summary of our historical consolidated financial data at the dates and for the periods indicated. This data is only a summary and should be read together with "Use of Proceeds," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements, in each case, included elsewhere in this prospectus.

              The summary historical consolidated financial data presented below for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data presented below for the nine months ended September 30, 2004 and as of and for the nine months ended September 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements for the nine months ended September 30, 2004 and September 30, 2005 have been prepared on a basis consistent with the audited financial statements. In the opinion of management, the unaudited financial statements include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

              The pro forma consolidated statement of operations data, including shares and per share data, for the year ended December 31, 2004, gives effect to the conversion of Series E and Series E-1 convertible preferred stock as though they occurred on January 1, 2004. The pro forma consolidated statement of operations data for the nine months ended September 30, 2005 gives effect to the conversion of the Series E, Series E-1, and Series F convertible preferred stock as though they occurred on January 1, 2005.

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Consolidated Statement of Operations Data:
(in thousands, except share and per share amounts)

Revenue:
Advertising	$24,068	$36,045	$39,449	$29,150	$29,071
Traffic data services	1,083	581	2,993	1,912	3,025
License agreement	2,055	750	—	—	—

	27,206	37,376	42,442	31,062	32,096
Cost of revenue	31,070	30,988	32,090	24,177	24,541

Gross margin	(3,864)	6,388	10,352	6,885	7,555
Operating expenses:
Research and development	2,391	2,828	3,647	2,752	2,587
Sales and marketing	9,524	14,086	12,032	9,304	11,045
General and administrative	6,060	6,402	7,229	5,391	6,137
Legal settlements	—	—	—	—	18,473 (1)

	17,975	23,316	22,908	17,447	38,242

Loss from operations	(21,839)	(16,928)	(12,556)	(10,562)	(30,687)
Interest income (expense), net	(5,052)	(4,151)	(3,428)	(2,573)	(4,229)

Net loss	$(26,891)	$(21,079)	$(15,984)	$(13,135)	$(34,916)

Redemption and accretion of redeemable convertible preferred stock	(2,930)	34,824 (2)	(2,128)	(1,592)	(1,643)

Net income (loss) attributable to common stockholders	$(29,821)	$13,745	$(18,112)	$(14,727)	$(36,559)

Net income (loss) attributable to common stockholders per share:
Basic	$(15.79)	$5.15	$(5.91)	$(4.96)	$(10.79)
Diluted	$(15.79)	$1.45	$(5.91)	$(4.96)	$(10.79)
Pro forma (unaudited)			$(1.70)		$(2.89)
Number of shares used in per share calculation:
Basic	1,889	2,671	3,064	2,969	3,387
Diluted	1,889	9,492	3,064	2,969	3,387
Pro forma (unaudited)			10,626		12,629

(1)
Includes a $14.3 million charge in connection with the settlement of litigation, half of which has been paid by an investor affiliate.

(2)
Includes gains recognized on the redemption of Series D preferred stock and gains recognized on the exchange of Series A through D preferred stock as described in Note 10 to the financial statements.

              The following table presents a summary of our consolidated balance sheet data as of September 30, 2005:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the conversion of all of our convertible preferred stock into 9,242,312 shares of common stock upon the closing of this offering; and

  •
  on a pro forma as adjusted basis to give effect to the issuance of              shares of common stock by us in this offering, our receipt of the estimated net proceeds, after deducting underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds as described in "Use of Proceeds."

	As of September 30, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
Consolidated Balance Sheet Data:
(in thousands)

Cash and cash equivalents	$17,362	$17,362	$
Total assets	54,319	54,319
Long-term deferred revenue, deferred license fees, and asset retirement obligations	32,290	32,290
Senior secured credit facility and accrued interest	36,665	36,665
Redeemable convertible preferred stock	56,583	—
Total stockholders' deficit	(92,620)	(36,037)

RISK FACTORS

              An investment in our common stock involves a high degree of risk. You should consider carefully the following factors and the other information in this prospectus before deciding to purchase any shares of our common stock. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

We have a history of operating losses, expect to continue to incur losses and may never become profitable.

              As of September 30, 2005, we had an accumulated stockholders' deficit of $92.6 million. We have incurred net losses in each year since our inception, including net losses of $26.9 million, $21.1 million and $16.0 million for the years ended December 31, 2002, 2003 and 2004 and $34.9 million for the nine months ended September 30, 2005. Losses are expected to continue for at least the next two years as we seek to increase our product and service offerings, expand into new geographic markets and undertake the operational and regulatory compliance obligations applicable to a public company. If our revenue grows more slowly than we anticipate, or if our operating expenses are higher than we expect, we may not be able to achieve, sustain or increase profitability, in which case our financial condition will suffer and our stock price could decline.

If we do not achieve success with our recently expanded business model into Internet advertising and other interactive media, our financial performance could be harmed.

              Historically, our revenue has been derived primarily by selling the advertising inventory we receive in exchange for the provision of our traffic services to radio and television stations. In July 2005, we began to expand our business model to increase the brand recognition of Traffic.com and to expand our Internet services through an enhanced website. Although we currently have a small number of unique visitors to our website and an even smaller number of subscribers for our personal traffic alert services, we intend to invest significant resources in our branding campaign to increase brand recognition of Traffic.com. Substantially all of our revenue from our enhanced website is expected to be derived from Internet advertising. Our success in attracting Internet advertisers will depend, in large part, on our ability to significantly increase the number of visitors to our website. We have no significant operating history in conducting our business through the Internet or in attracting Internet advertisers. To date, we have had minimal revenue from Internet advertising. We may fail in our strategy to obtain advertising revenue from our website.

              We have also expanded our business model to increase our provision of traffic data services to commercial customers for use in their websites and products, such as in-vehicle navigation systems. We have limited revenue to date from the provision of data services to commercial customers. Given our limited operating history in this area and the recent introduction of these products, it is difficult for us to predict whether and to what extent consumer demand for these third party products and services, or any others that we attempt to offer, will increase and to forecast revenue and other financial data from these delivery channels. We may fail in our strategy to obtain revenue from commercial customers for our traffic data services.

We face substantial competition that could result in pricing pressure, reduce our market share and harm our financial performance.

              We face formidable competition in every aspect of our business. In radio and television advertising, we face competition from traditional providers of traffic information such as Westwood One, Inc. and Clear Channel Communications, Inc. These competitors have more employees and significantly greater financial, sales and marketing, and managerial resources. These competitors also have broader geographical coverage for their products and services. Additionally, these competitors have longer operating histories and more established relationships with advertisers and own a large number of media outlets. They can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and other customers. We are also experiencing and expect to continue to experience increased price competition, which could result in a decline in our revenue from radio and television advertising. For example, at the end of 2004, we decided not to renew our agreement with a large network radio customer that had proposed unacceptable pricing terms to us, based on a competing proposal, even though our revenue from various advertising customers who purchased advertising time on this network's stations had been $6.7 million in 2003 and $5.6 million in 2004. We also compete with smaller, start-up companies that make use of publicly available traffic data from government sources. Further, we face competition from several companies that are developing technologies to predict traffic conditions using available traffic data. Also, there are application developers which are providing traffic products and services using data from our competitors. Federal, state and local governmental agencies also provide selected traffic flow data. If our competitors are more successful than we are at generating revenue from traffic information, our revenue may decline.

We derive a significant portion of our revenue from a limited number of advertisers. If we are unable to maintain these advertiser relationships or attract additional advertisers, or if there is a general downturn in advertising activity, our revenue will be adversely affected.

              For the years ended December 31, 2002, 2003 and 2004, and for the nine months ended September 30, 2005, revenue from our top five advertisers accounted for approximately 30.7%, 24.1%, 18.0% and 19.7%, respectively, of our total revenue. For the year ended December 31, 2002, one advertiser accounted for 16.0% of our total revenue. Although our top five advertisers may change from year to year, we anticipate that a limited number of advertisers will continue to represent a significant percentage of our revenue for the foreseeable future. In addition, although we have had repeat business from many of our key advertisers, the majority of these arrangements do not obligate our key advertisers to make any minimum or specified level of purchases and the terms of these agreements may change from year to year. Therefore, our relationships with these key advertisers may not continue in the future, and we generally are not guaranteed any minimum level of revenue from them. The loss of one or more of our large advertisers without replacement by other advertisers of similar size, or fewer or smaller orders, would adversely affect our revenue. If we were to fail to attract other large customers to replace this revenue or if we did not increase revenue from existing customers, our future revenue would not reach or exceed historical levels. Further, spending on advertising tends to decline during an economic recession or downturn. As a result, our advertising revenue is likely to be adversely affected by a recession or downturn in the United States economy, the economy of an individual geographic market in which we derive significant advertising revenue, or other events or circumstances that adversely affect advertising activity.

If the market for Internet advertising fails to continue to develop, our revenue and our results of operations could be harmed.

              We recently expanded our business model to focus on providing Internet services through our enhanced website and the websites of our customers. We expect that substantially all of our revenue from our enhanced website will be derived from Internet advertising. We have invested and intend to continue to invest significant resources in our branding campaign for www.traffic.com in order to attract visitors and in turn advertisers to our website. Even if we are successful in increasing the number of visitors to our website, we may not be able to attract a sufficient number of advertisers. The Internet advertising market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. As a result, it is difficult to predict the demand for and market acceptance of our Internet advertising services. The placement of advertisements on our website, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, measuring success and evaluating new advertising products and services. Such advertisers may determine that advertising on our website is less effective for promoting their products and services than traditional advertising media. Further, new technologies may be developed that can block us from displaying Internet advertisements on our website. The market for Internet advertising may not continue to grow or become sustainable. If the market for Internet advertising fails to continue to develop or develops more slowly than we expect, our business and results of operations could be harmed.

If federal, state or local government agencies decide not to enter into agreements with us or terminate existing agreements with us, our expansion and the geographic scope of our business could be limited.

              Our right to construct our sensor network in various metropolitan areas and to own the traffic flow data produced by this network is derived from agreements that we have with the U.S. federal government and state and local governments. We are the principal subcontractor under a competitively bid contract with the U.S. Department of Transportation (U.S. DOT) and have agreements with state and local agencies under which we provide them with traffic data from our sensor network in metropolitan areas. If the federal government were to terminate our contract for our failure to perform, our ability to expand our sensor network into additional metropolitan areas would be harmed. If our reputation or relationship with state and local government agencies were impaired or if one or more state and local government agencies otherwise ceased doing business with us or significantly decreased the amount of business it does with us, we may be unable to continue to collect traffic data for one or more metropolitan areas in which our sensor network is currently deployed.

              As of November 30, 2005, we had formal agreements with 17 state and local agencies that enable us to install, operate and maintain our sensor network on public highways. On November 1, 2005, we executed an agreement with the Utah Department of Transportation to integrate probe data into TIMS in Salt Lake City. We also have agreements with state and local agencies that enable us to acquire government data that we use to produce traffic reports. We need similar agreements to enable us to install, operate and maintain our sensors on public highways, and to acquire government data in additional metropolitan areas.

              Among the factors that could materially adversely affect our federal and state and local government contracting business are:

  •
  budgetary constraints affecting government spending generally, and annual changes in fiscal policies or available funding;

  •
  failure by us to comply with the requirements of the agreements, including failure to comply with data specifications and performance measures under our subcontract with the U.S. DOT, which could lead to various remedies being pursued against us, including contract termination, liquidated damages or a local public agency having the right to buy from us all system hardware including, among other items, sensor poles, solar panels and any components from system upgrades for a particular deployment area at fair market value;

  •
  changes in government programs, priorities, procurement policies, permit policies or requirements;

  •
  new legislation, regulations or government policy changes on the nature and amount of services the government may obtain from private contractors; and

  •
  delays in the payment of our invoices by government payment offices due to problems with, or upgrades to, government information systems, or for other reasons.

              These or other factors could cause governmental agencies to exercise their right to not enter into agreements, to terminate agreements or to not exercise options to renew agreements, any of which could prevent the expansion and limit the geographic scope of our business.

If we fail to manage our growth effectively, our business and operating results will be harmed.

              We have experienced, and continue to experience, rapid expansion of our business and operations, which has placed, and will continue to place, significant demands on our management, and our operational, technical and financial infrastructure. Continued growth will require continued investment in personnel, facilities, technology infrastructure, and financial and management systems and controls. We have recently begun to expand the media formats through which our traffic information is provided, which may require the addition of new personnel, technologies and infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and our operating results. Furthermore, this expansion could result in our expenses increasing faster than our revenue, causing our operating margins to be adversely affected.

              Our ability to manage future growth, if it occurs, will depend upon our ability to scale the capacity, reliability and security of our proprietary TIMS technology and our ability to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements may require significant capital expenditures and allocation of valuable management resources. We may not be successful in implementing all of the processes that are necessary to support our growth or in attracting and integrating new personnel. If these processes are not implemented successfully, our ability to manage our growth would be impaired, and we may have to make significant additional expenditures to address these issues, which could harm our financial position.

              Our business strategy in the future may also include the acquisition of other businesses or licensing of technologies. We may not be able to identify, negotiate, integrate or finance any such future acquisition or license successfully. If we engage in any such strategic transaction, then we may encounter unforeseen operating challenges and expenses that may require a significant amount of management time that otherwise would be devoted to running our operations, which may harm our business and results of operations.

A failure of TIMS or a catastrophic event at our primary facility could result in reduced revenue and the loss of customers.

              To be successful, TIMS, our proprietary system, has to perform well. Our ability to manage future growth, if it occurs, will depend upon the scalability, reliability and security of TIMS. TIMS could experience an unforeseen operational failure. Moreover, maintaining TIMS as a state-of-the-art system could be more expensive than we expect. Operational failures could be expensive to remedy and could require us to develop additional capacity and computing power. An expansion of TIMS and our network infrastructure to process increasingly complex services and user traffic on our website could result in inefficiencies and may increase the risk of an operational failure. The costs associated with a TIMS operational failure could harm our operating results.

              Our data facility is vulnerable to damage or interruption from fire, loss of primary and backup generator and battery power, telecommunications failures, terrorist attacks, wars, Internet failures, computer viruses, adverse weather conditions and other events beyond our control. We do not currently have the capability to immediately switch over all of our systems to a back-up facility. In the event that a catastrophic event destroys part or all of our Philadelphia, Pennsylvania database storage facility, our business would be disrupted and we would be prevented from providing services to our clients for an extended period of time. An unexpected closure of our database facility could result in lengthy interruptions in our services. In addition, our traffic flow data sensor network in one or more metropolitan areas could be damaged by adverse weather conditions, such as a hurricane or earthquake, which would lead to a disruption in our services in those locations. Any damage to or failure of our systems could result in interruptions in our services, which could reduce our revenue and profits and damage our brand.

Failure to protect our intellectual property rights or our domain names, or failure to obtain issuances of the patents for which we have filed applications, could harm our brand-building efforts, devalue our proprietary content and impair our ability to compete effectively.

              The steps we have taken to protect our intellectual property may not be adequate to safeguard our proprietary information, technology and processes, including TIMS, our proprietary system. We have filed five patent applications with the U.S. Patent & Trademark Office. In addition, on December 22, 2005, we entered into an agreement to purchase a patent related to traffic collection and distribution. We cannot assure you that the continued prosecution of any of our patent applications will lead to the issuance of U.S. patents. We do not own any copyrights registered with the U.S. Copyright Office.

              We are, and may in the future be, subject to intellectual property rights claims. For example, we are currently in a dispute with WSI Corporation, a weather information services firm, over ownership of one of our pending patents which relates to our second generation television product. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. In addition, if our technologies are not able to withstand any third-party claims or rights against their use, we could suffer a loss in revenue and harm to our business.

              Effective trademark and service mark protection may not be available in every country in which we may later offer our services. Our continued ability to market one or more of our services under their current names could be adversely affected in those jurisdictions where another person registers, or has a pre-existing registration on, one or more of them. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content, and affect our ability to compete in the marketplace.

              In addition, we have registered various domain names relating to our brand, including www.traffic.com, www.mytraffic.com and www.trafficpulse.com. If we fail to maintain these registrations, it will be difficult for us to succeed in our strategy to increase recognition of our brand. If a third party acquires domain names similar to ours and engages in a business that may be harmful to our reputation or confusing to our subscribers and other customers, our revenue may decline, and we may incur additional expenses in maintaining our brand. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks, service marks and other proprietary rights.

Other persons may assert claims that our business operations or technology infringe or misappropriate their intellectual property rights, which could increase our costs of operation and distract management and could result in expensive settlement costs.

              Other companies or individuals, including our competitors, may claim that we infringe or misappropriate their intellectual property rights. A determination that we have infringed the intellectual property rights of a third party could expose us to substantial damages, restrict our operations or require us to procure costly licenses to the intellectual property that is the subject of the infringement claims. Such a license may not be available to us on acceptable terms or at all. Any effort to defend ourselves from assertions of infringement or misappropriation of a third party's intellectual property rights, whether or not we are successful, would be expensive and time-consuming and would divert management resources. Any adverse determination that we have infringed the intellectual property rights of a third party, or the costs we incur to defend ourselves against such claims, whether or not we are successful, would have a material adverse impact on our business and results of operations.

Use of our traffic information could result in consumer claims brought against us. Any imposition of liability for these claims that is not covered by insurance could adversely impact our financial results.

              We deliver our traffic information through a variety of channels, including radio, television, the Internet, wireless devices and in-vehicle navigation systems. Reliance on this traffic information could result in claims against us based on negligence or other legal theories. Users of our traffic information could claim to have suffered injuries or losses as a result of relying on our traffic information. In particular, consumers could bring claims against us based on route-selection advice that we provide through our website, wireless services or information provided for use in in-vehicle navigation systems. We may incur substantial costs to defend ourselves against even baseless claims and our financial condition and reputation could be materially adversely affected if we are found liable for traffic information that we make available. We could also face product liability claims for products that use our traffic information, such as in-vehicle navigation systems. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed or may not be available or be prohibitively expensive to maintain or obtain in the future. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could result in substantial costs.

If we fail to retain our executive officers and to recruit qualified employees, we may be unable to manage our operations effectively and/or pursue our business strategy.

              Our future success depends on the continued service of our executive officers and other key personnel. Any loss or interruption of these individuals' services could result in our inability to manage our operations effectively and/or pursue our business strategy. Our success and future growth depend on our ability to recruit and retain qualified employees, including, among others, engineers, developers, business, finance and governmental/legislative experts and sales and marketing personnel. Due to competition, we may not be able to retain our existing employees or be able to recruit and retain other highly qualified personnel in the future. We do not maintain key person life insurance policies on any of our employees.

If we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

              We are exploring the provision of our services in countries in Asia and we may consider providing our services in other countries outside the United States. Expansion into international markets requires significant management attention and financial resources. In addition, we face the following risks associated with any expansion outside the United States:

  •
  challenges caused by distance, language and cultural differences;

  •
  legal, legislative and regulatory restrictions;

  •
  currency exchange rate fluctuations;

  •
  foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States;

  •
  economic instability and export restrictions;

  •
  longer payment cycles in some countries;

  •
  credit risk and higher levels of payment fraud;

  •
  potentially adverse tax consequences;

  •
  nationalization or seizure of private assets; and

  •
  higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

We may need to raise additional capital and may not be able to raise additional funds on favorable terms or at all, which could limit our ability to grow and could dilute the ownership interests of existing stockholders.

              Our future capital needs are difficult to predict. We may require additional capital in order to take advantage of opportunities, including strategic alliances and potential acquisitions, or to respond to changing business conditions and unanticipated competitive pressures. Additionally, funds generated from our operations may be less than anticipated. While we believe that our current capital resources along with the proceeds from this offering will be sufficient to fund our operations through at least the next 18 months, we may need to raise additional funds either by borrowing money or issuing additional equity in order to fund operations, handle unforeseen contingencies or take advantage of new opportunities. We may not be able to raise such funds on favorable terms, if at all. If we are unable to obtain additional funds, then we may be unable to take advantage of new opportunities or take other actions that otherwise might be important to our business or prospects. If we raise additional funds through the issuance of equity securities, these securities may have rights, preferences or privileges senior to those of our common stock, and our stockholders will experience dilution of their ownership interests. A failure to obtain additional equity financing or an inability to obtain financing on acceptable terms could require us to incur indebtedness that has high rates of interest or substantial restrictive covenants, including prohibitions on the payment of dividends.

Risks Related to this Offering and Our Common Stock

Our stock price may be volatile and you may lose all or a part of your investment.

              Prior to this offering, there has not been a public market for our common stock. Even though we anticipate that our shares will be quoted on The Nasdaq National Market, an active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active. The initial public offering price for the shares will be determined by negotiations between the underwriters and us and may not be indicative of prices that will prevail in the trading market.

              In addition, the trading prices of securities of technology and Internet companies have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors, some of which are beyond our control, that could affect the trading price of our common stock may include:

  •
  variations in our results of operations;

  •
  announcements of significant agreements, technological innovations or strategic alliances by us or by our competitors;

  •
  addition or loss of significant customers;

  •
  changes in federal policies or new regulation or legislation which impact our subcontract with the U.S. DOT;

  •
  recruitment or departure of key personnel;

  •
  litigation, legislation, regulation or technological developments that adversely affect our business; and

  •
  changes in the estimates of our results of operations.

              In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management's attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

Control by principal stockholders could limit the ability of our other stockholders to influence corporate matters and could prevent them from realizing a premium over the market price on their investment.

              Our executive officers, directors and 5% stockholders together beneficially own approximately 76.5% of our common stock immediately prior to the closing of this offering, including shares subject to options and warrants that confer beneficial ownership of the underlying shares, and will own approximately    % of our common stock after the sale of the shares in this offering, assuming no exercise of the underwriters' over-allotment option. Accordingly, these stockholders, for the foreseeable future, will continue to have significant influence over our affairs including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. For example, this concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their shares of our common stock.

We will incur increased costs as a result of being a public company, which may adversely affect our financial condition and results of operations.

              As a public company, we will incur significant additional legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and The Nasdaq National Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to further increase our legal and financial compliance costs and to make certain compliance and reporting activities more time-consuming. For example, as a result of being a public company, we will be required to adopt policies regarding internal controls and disclosure controls and procedures. We also expect it to be more difficult and more expensive for us to obtain and maintain director and officer liability insurance, which may cause us to accept reduced policy limits and reduced coverage or to incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. While we cannot predict with certainty what the additional costs will be, a review of comparable companies would suggest that the additional costs could be between $1.5 million and $3.0 million annually. These costs and the demands on management time and attention as a result of our being a public company may harm our business, financial condition and results of operations.

The future sale of shares of our common stock may negatively affect our stock price.

              Sales of substantial amounts of shares of our common stock in the public market, or the prospect of such sales, could adversely affect the market price of our common stock. Upon completion of this offering, and based upon the shares outstanding on September 30, 2005, we will have outstanding             shares of common stock. More than 93% of the shares outstanding prior to this offering are subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, LLC and us. After the 180-day period, based on the number of shares outstanding as of December 1, 2005 and assuming that the underwriters exercise their over-allotment in full, 11,000,632 shares held by current stockholders will be eligible for sale under Rule 144, Rule 144(k) or Rule 701. The remaining 1,914,583 shares held by existing stockholders will become eligible for sale from time to time in the future under Rule 144, Rule 144(k) or Rule 701. Certain existing stockholders holding approximately 11,881,646 shares of common stock are also entitled to certain registration rights with respect to their shares of common stock. In addition, as of September 30, 2005, there were options to acquire 2,042,782 shares of common stock outstanding, exercisable at an average exercise price of $2.05 per share, and we have reserved an additional 1,793,427 shares of common stock for issuance under stock option plans. As of September 30, 2005, there were warrants to acquire 1,669,570 shares of common stock outstanding, exercisable at an average exercise price of $1.50 per share. To the extent that option and warrant holders exercise outstanding options and warrants, there may be further dilution and the sales of shares issued upon such exercises could cause our stock price to drop further.

Provisions in Delaware law and our charter documents may make it difficult for a third party to acquire us and could depress the price of our common stock.

              Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

  •
  Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

  •
  Our board of directors may issue, without stockholder approval, shares of preferred stock with rights, preferences and privileges determined by the board of directors. The ability to authorize and issue preferred stock with voting or other rights or preferences makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us.

  •
  Our certificate of incorporation provides for the board of directors to be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, and each of the two other classes of directors will continue to serve for the remainder of their respective three-year terms, limiting the ability of stockholders to reconstitute the board of directors.

              As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us, which could have the effect of reducing your ability to receive a premium on your common stock.

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

              We intend to use the net proceeds from this offering to repay our senior secured credit facility and for general corporate purposes, including working capital and capital expenditures. Following repayment of our senior secured credit facility, we anticipate entering into a new credit facility, although we have not reached an agreement with any lender. However, we may not be able to reach an agreement at all or on terms we consider favorable to us.

              We may also use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business. However, we do not have more specific plans for the net proceeds from this offering other than those outlined in "Use of Proceeds" and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

You will incur immediate and substantial dilution and may experience further dilution.

              The initial public offering price of our common stock is substantially higher than ($2.82), the net tangible book value per share of our common stock as of September 30, 2005, calculated on a pro forma basis for this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of             in net tangible book value per share from the price you paid, based on the assumed initial offering price of $             per share. The exercise of outstanding options and warrants at an average exercise price of $1.80 per share as of September 30, 2005, or the exercise by the underwriters of their over-allotment option, will result in further dilution.

We do not intend to pay dividends for the foreseeable future.

              We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors.

Risks Related to the Auction Process for this Offering

If there is insufficient demand for our shares, the price of our shares could decline and potential investors may not be able to sell their shares for a profit.

              We will determine the initial public offering price for the shares sold in this offering through an auction conducted by the underwriters. We believe that the auction process will reveal a clearing price for the shares of our common stock offered in this offering. The clearing price is the highest price at which all of the shares offered (including the shares subject to the underwriters' over-allotment option) may be sold to potential investors. Although the underwriters and we may elect to set the initial public offering price below the auction-clearing price, the public offering price may be at or near the clearing price. If there is little or no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline following the initial public offering. If your objective is to make a short-term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

Some bids made at or above the initial public offering price may not receive an allocation of shares.

              The underwriters may require that bidders confirm their bids before the auction for the initial public offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid will be rejected and will not receive an allocation of shares even if the bid is at or above the initial public offering price. Further, if the auction process leads to a pro rata reduction in allocated shares and a rounding down of share allocations pursuant to the rules of the auction, a bidder may not receive any shares in the offering despite having bid at or above the initial public offering price. In addition, we, in consultation with the underwriters, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not in our best interest, in which case such bids may be rejected or reduced. For example, in previous transactions for other issuers in which the auction process was used, the underwriters have rejected or reduced bids when the underwriters, in their sole discretion, deemed the bids not creditworthy or had reason to question the bidder's intent or means to fund its bid. In the absence of other information, the underwriters or a participating dealer may assess a bidder's creditworthiness based solely on the bidder's history with the underwriters or participating dealer. The underwriters have also rejected or reduced bids that they deemed, in their sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriters or a participating dealer while another bidder's identical bid is accepted.

Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

              If the initial public offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids will equal or nearly equal the number of shares offered by this prospectus. Successful bidders may therefore be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

FORWARD-LOOKING STATEMENTS

              This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward- looking statements include, but are not limited to, statements about:

  •
  our expectations regarding our future operating results;

  •
  plans for our expanded business model focused on increasing our brand recognition on the Internet and other interactive services;

  •
  future traffic information technologies and services and for enhancements of our existing technologies and services;

  •
  plans for adding metropolitan areas to our traffic data collection network;

  •
  elements of our growth strategy including expanding our strategic relationships and into geographic areas outside the United States;

  •
  anticipated trends and challenges in our business and the markets in which we operate;

  •
  expectations with respect to our intellectual property position and our ability to protect our intellectual property; and

  •
  our ability to attract customers, including television and radio stations, data service customers, advertisers and advertising agencies.

              In some cases, you can identify forward-looking statements by such terms as "may," "might," "will," "objective," "intend," "should," "could," "can," "would," "expect," "believe," "estimate," "predict," "potential," "plan," "is designed to" or the negative of these terms, and similar expressions.

              These statements reflect our current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading "Risk Factors" and elsewhere in this prospectus. Accordingly, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made. We qualify all of our forward-looking statements by these cautionary statements.

              You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

  •
  we have a history of operating losses, expect to continue to incur losses and may never become profitable;

  •
  we may not achieve success with our recently expanded business model into Internet advertising and interactive platforms, which would harm our financial performance;

  •
  we face substantial competition that could result in pricing pressure, reduce our market share and harm our financial performance;

  •
  we derive a significant portion of our revenue from a limited number of advertisers, and if we are unable to maintain these advertiser relationships or attract additional advertisers, our revenue will be adversely affected;

  •
  if the market for Internet advertising fails to continue to develop, our revenue and our results of operations could be harmed;

  •
  if the United States federal government and state and local governmental agencies decide not to enter into agreements with us or terminate existing agreements, it could prevent our expansion and limit the geographic scope of our business;

  •
  if we fail to manage our growth effectively, our business and operating results will be harmed;

  •
  a failure of TIMS or a catastrophic event at our primary facility could result in reduced revenue and the loss of customers;

  •
  pending litigation could have a material adverse effect on our business, operating results and financial condition;

  •
  failure to protect our intellectual property rights or our domain names, or failure to obtain issuance of the patents for which we have filed applications, could harm our brand-building efforts, devalue our proprietary content and/or impair our ability to compete effectively;

  •
  other persons may assert claims that our business operations or technology infringe or misappropriate their intellectual property rights, which could increase our costs of operation and distract management and could result in expensive settlement costs;

  •
  use of our traffic information could result in consumer claims brought against us that are not adequately covered by insurance, which could adversely impact our financial results;

  •
  if we fail to retain our executive officers and to recruit qualified employees, we may be unable to manage our operations effectively and/or pursue our business strategy;

  •
  if we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth; and

  •
  we may need to raise additional capital and may not be able to raise additional funds on favorable terms or at all, which could limit our ability to grow and dilute the ownership interests of existing stockholders.

USE OF PROCEEDS

              We estimate that our net proceeds from the sale of             shares of common stock being offered hereby, after deducting estimated underwriting discounts and estimated offering expenses payable by us, will be approximately $                     million, assuming the shares are offered at $11.50 per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders if the underwriters exercise their over-allotment option.

              We currently intend to use the net proceeds from this offering as follows:

  •
  $37.5 million to repay all outstanding principal and accrued and unpaid interest under our senior secured credit facility;

  •
  $4.0 million to $6.0 million for our initiative to promote the Traffic.com brand and our Internet presence;

  •
  $1.0 million to $2.0 million for facilities, including new traffic operations centers in metropolitan areas in which we plan to expand;

  •
  $3.0 million to $4.0 million for information technology infrastructure and software development costs related to development of new products; and

  •
  the remaining proceeds for general corporate purposes, including working capital.

              We also believe opportunities may exist to expand our current business through selected acquisitions, and we may utilize a portion of the net proceeds for such purposes, although we have no current agreements or commitments with respect to any transactions of this type.

              The amounts and timing of our actual expenditures will vary depending on many factors, including the rate of our expansion into new metropolitan areas and the amount of cash flow generated from our operations, especially the extent of revenue generated by efforts to expand our business model into Internet and wireless advertising, other interactive services and the provision of data services. Accordingly, our management will have broad discretion in applying the proceeds from this offering.

              Our senior secured credit facility matures on March 31, 2008. We have used borrowings under that facility to fund our general working capital needs. Our senior secured credit facility has a stated interest rate of 6.316%; however, the amount actually required to satisfy our repayment obligation is based upon our lender's achieving an internal rate of return of 15% on the date of repayment. We have estimated the proceeds required to terminate this facility based on an estimated date of repayment of January 31, 2006. (For a discussion of our senior secured credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness".) Following repayment of our senior secured credit facility, we anticipate entering into a new credit facility, although we have not reached an agreement with any lender.

DIVIDEND POLICY

              We do not currently intend to pay any cash dividends on our common stock, and instead intend to retain earnings, if any, for future operation and expansion of our business. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, capital requirements and liquidity, contractual restrictions under any loans or other agreement, governmental requirements and any other factors that our board of directors may deem relevant.

CAPITALIZATION

              The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2005:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the conversion of all of our convertible preferred stock into 9,242,312 shares of common stock upon the closing of this offering; and

  •
  on a pro forma as adjusted basis to give effect to the issuance of              shares of common stock by us in this offering, our receipt of the estimated net proceeds, after deducting underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds as described in "Use of Proceeds."

	As of September 30, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except per share amounts) (unaudited)

Cash and cash equivalents	$17,362	$17,362

Redeemable convertible preferred stock	56,583	—
Senior secured credit facility and accrued interest	36,665	36,665
Stockholders' deficit:
Common stock, $0.01 par value: 69,580,189 shares authorized and 3,515,927 shares issued and outstanding actual; 12,758,239 shares issued and outstanding pro forma; shares issued and outstanding pro forma as adjusted	36	128
Additional paid-in capital	57,382	113,873
Notes receivable from stockholders	(181)	(181)
Deferred stock-based compensation	(650)	(650)
Accumulated deficit	(149,207)	(149,207)

Total stockholders' deficit	(92,620)	(36,037)

Total capitalization	$628	$628

              The table above is based on 3,515,927 shares outstanding as of September 30, 2005, and excludes the following:

  •
  2,042,782 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2005, at an average exercise price of approximately $2.05 per share;

  •
  1,669,570 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2005, at an average exercise price of approximately $1.50 per share;

  •
  1,793,427 shares of common stock available for future issuance under our stock option plans; and

  •
  300,562 shares of common stock issued to ICG Holdings, Inc. on October 28, 2005 in connection with a settlement of litigation.

DILUTION

              Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering will exceed the pro forma as adjusted net tangible book value per share of common stock after the offering. The pro forma net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2005. Our pro forma net tangible book value as of September 30, 2005 was approximately $(36.0) million, or $(2.82) per share. After giving effect to the sale of              shares of common stock in this offering at an assumed initial public offering price of $11.50 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2005 would have been $                    , or $                    per share of common stock. This represents an immediate increase in net tangible book value of $                    per share to existing stockholders and an immediate dilution in net tangible book value of $                    per share to new investors.

              The following table illustrates this per share dilution:

Assumed initial public offering price per share			$11.50
Pro forma net tangible book value per share at September 30, 2005	$(2.82)
Increase in net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

              If the underwriters exercise their over-allotment option in full, our pro forma as adjusted net tangible book value will increase to $         per share, representing an increase to existing stockholders of $         per share, and there will be an immediate dilution in pro forma net tangible book value of $         per share to new investors.

              The following table summarizes, on a pro forma as adjusted basis as of September 30, 2005, the total number of shares of common stock purchased from us, after giving effect to this offering and the conversion upon the closing of this offering of all of our shares of preferred stock outstanding at that date, assuming no exercise of outstanding options and warrants, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors purchasing shares in this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
	(in thousands, except share and per share amounts)
Existing stockholders	12,758,239		$73,721		$5.78
New investors

Total		100.0%		$100.0%

              As of September 30, 2005, there were 2,042,782 shares of our common stock issuable upon the exercise of outstanding options at an average exercise price of approximately $2.05 per share and 1,669,570 shares of our common stock issuable upon exercise of outstanding warrants at an average exercise price of approximately $1.50 per share. After this offering and assuming the exercise of all stock options and warrants outstanding as of September 30, 2005, our pro forma as adjusted net tangible book value as of September 30, 2005 would have been approximately $         , or $         per share of our common stock, representing an immediate increase in pro forma as adjusted net tangible book value of $         per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $         per share to new investors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

              The selected historical consolidated statement of operations data for the three years ended December 31, 2002, 2003 and 2004 and the selected consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statement of operations data for the years ended December 31, 2000 and 2001 and the consolidated balance sheet data at December 31, 2000, 2001 and 2002, have been derived from our audited consolidated financial statements not included in this prospectus. Our selected historical consolidated financial data presented below for the nine months ended September 30, 2004 and 2005 and as of September 30, 2005, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

              In the opinion of management, the unaudited financial statements for the nine months ended September 30, 2004 and September 30, 2005, have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

              The pro forma consolidated statement of operations data, including shares and per share data, for the year ended December 31, 2004 gives effect to the conversion of Series E and Series E-1 convertible preferred stock as though they occurred on January 1, 2004. The pro forma consolidated statements of operations data for the nine months ended September 30, 2005 gives effect to the conversion of the Series E, Series E-1, and Series F convertible preferred stock as though they occurred on January 1, 2005.

              The selected historical consolidated financial data presented below should be read together with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
Consolidated Statement of Operations Data:
(in thousands, except share and per share amounts)

Revenue
Advertising	$6,027	$15,349	$24,068	$36,045	$39,449	$29,150	$29,071
Traffic data services	112	559	1,083	581	2,993	1,912	3,025
License agreement	—	—	2,055	750	—	—	—

	6,139	15,908	27,206	37,376	42,442	31,062	32,096
Cost of revenue	9,083	21,880	31,070	30,988	32,090	24,177	24,541

Gross margin	(2,944)	(5,972)	(3,864)	6,388	10,352	6,885	7,555
Operating expenses:
Research and development	1,525	3,161	2,391	2,828	3,647	2,752	2,587
Sales and marketing	7,636	8,273	9,524	14,086	12,032	9,304	11,045
General and administrative	5,530	7,663	6,060	6,402	7,229	5,391	6,137
Legal settlements	—	—	—	—	—	—	18,473 (1)

	14,691	19,097	17,975	23,316	22,908	17,447	38,242

Loss from operations	(17,635)	(25,069)	(21,839)	(16,928)	(12,556)	(10,562)	(30,687)
Interest income (expense), net	596	862	(5,052)	(4,151)	(3,428)	(2,573)	(4,229)

Net loss from continuing operations	$(17,039)	$(24,207)	$(26,891)	$(21,079)	$(15,984)	$(13,135)	$(34,916)

Loss from discontinued operations	(191)	—	—	—	—	—	—

Net loss	$(17,230)	$(24,207)	$(26,891)	$(21,079)	$(15,984)	$(13,135)	$(34,916)

Redemption and accretion of redeemable convertible preferred stock	(370)	(2,990)	(2,930)	34,824 (2)	(2,128)	(1,592)	(1,643)

Net income (loss) attributable to common stockholders	$(17,600)	$(27,197)	$(29,821)	$13,745	$(18,112)	$(14,727)	$(36,559)

Net income (loss) attributable to common stockholders per share:
Basic	$(10.19)	$(14.41)	$(15.79)	$5.15	$(5.91)	$(4.96)	$(10.79)
Diluted	$(10.19)	$(14.41)	$(15.79)	$1.45	$(5.91)	$(4.96)	$(10.79)
Pro forma (unaudited)					$(1.70)		$(2.89)
Number of shares used in per share calculation:
Basic	1,727	1,888	1,889	2,671	3,064	2,969	3,387
Diluted	1,727	1,888	1,889	9,492	3,064	2,969	3,387
Pro forma (unaudited)					10,626		12,629

(1)
Includes a $14.3 million charge in connection with the settlement of litigation, half of which has been paid by an investor affiliate.

(2)
Includes gains recognized on the redemption of Series D preferred stock and gains recognized on the exchange of Series A through D preferred stock as described on Note 10 to the financial statements.

	As of December 31,
						As of September 30, 2005
	2000	2001	2002	2003	2004
						(unaudited)
Consolidated Balance Sheet Data: (in thousands)

Cash and cash equivalents, and short-term investments	$32,845	$6,643	$15,961	$8,999	$4,898	$17,362
Total assets	46,240	24,236	33,625	36,188	33,730	54,319
Long-term deferred revenue and deferred license fees	1,929	4,063	10,973	9,159	26,963	32,002
Senior secured credit facility and accrued interest	—	—	24,722	24,850	23,744	36,665
Other long-term liabilities	175	155	96	35	—	288
Redeemable convertible preferred stock	58,438	61,428	64,358	37,686	39,814	56,583
Total stockholders' deficit	(20,735)	(47,902)	(77,338)	(48,217)	(66,120)	(92,620)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

              The following discussion of our financial condition and results of operations should be read in conjunction with the "Selected Historical Consolidated Financial Data" and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly under the caption "Risk Factors."

Overview

Introduction

              We believe that we are a leading provider of accurate, real-time traffic information in the United States, based on the quality of our traffic data and the extent of our geographic coverage. We offer detailed traffic information, including specific speeds, travel times and delay times. We are able to provide this information by combining traffic incident and event information collected using traditional methods, such as helicopters, video cameras, mobile units and emergency scanners, with comprehensive traffic flow data collected through a large network of roadside traffic sensors. We have built a sophisticated data management system that allows us to process information in real time and deliver customized reports to large numbers of radio, television, Internet, wireless device, and in-vehicle navigation system users. Currently, we provide traffic information for 29 of the largest metropolitan areas in the United States, covering approximately 64 million commuters, in such cities as Boston, Chicago, Houston, Los Angeles, New York, Philadelphia, San Diego and San Francisco. We expect to provide traffic information for 35 metropolitan areas by the end of 2005.

              The traffic flow data that we provide has been largely unavailable to consumers in the past. By combining traffic incident and flow data, our system is designed to enable drivers to make informed decisions as to route selection and departure times. We collect flow data using our own sensor network as well as government-owned sensors. We have aggregated multiple sensor network systems to create what we believe to be the largest network of real-time traffic sensors in the United States, covering approximately 23,000 lane miles of roadway. Our Traffic Information Management System (TIMS) allows us to aggregate traffic data from all sources into a standard format and process the data for real-time delivery and for archiving. TIMS collects and processes over 25 million traffic flow records and roughly 25,000 incident description records on a daily basis.

              We were incorporated in Delaware under the name Argus Networks, Inc. in October 1998. In November 1998, Encompass Corporation, a Pennsylvania corporation incorporated in 1995, was merged into our company. In October 1999, we changed our name to Traffic.com, Inc. and in May 2001, we changed our name to Mobility Technologies, Inc. In March 2005, we changed our name back to Traffic.com, Inc.

              In 1999, we began construction of our sensor network, and in 2000, we began to license our traffic data to the U.S. Department of Transportation (U.S. DOT) and certain state and local government agencies. We began selling our traffic information to radio stations in 2000 and to television stations in 2001 in exchange for advertising inventory. In the first quarter of 2004, we expanded our business model and began to provide traffic data services to businesses for their own commercial purposes. In July 2005, we launched our enhanced website which is designed to include advertising and offers wireless services. Certain of our wireless services are currently subscription-based; however, we plan to focus on advertising-based revenues from these services in the future. In July 2005, we also began to offer advertising sponsorships on our second-generation television product, Traffic Pulse NeXgen, and on our wireless service.

Revenue Profile and Business Trends

              To date, substantially all of our revenue has been derived from the sale of advertising on radio and television stations, as well as from providing our traffic data to the U.S. DOT and certain state and local government agencies. We believe that our newer revenue opportunities, including Internet and wireless advertising, and commercial traffic data services, will become an increasingly larger percentage of our total revenue. We intend to invest significant resources in our marketing campaign in order to increase brand recognition of Traffic.com.

              Advertising.    In 2000, we entered into our first contracts with radio stations to provide traffic information in exchange for advertising inventory, which we then sell through our own direct sales force. In 2001, we signed our first contracts with television stations, under which we also provide traffic information in exchange for advertising inventory. Certain of our radio and television contracts require us to provide production services, such as announcers and producers, and/or make cash payments, in addition to providing traffic information. We also enter into contracts with certain radio stations under which we buy advertising time solely in exchange for cash in order to be able to offer advertisers access to a more comprehensive range of markets. We do not provide traffic information to these stations. Our television and radio contracts are generally for a term of one to three years and may be terminated with no penalty by either party if the other party breaches the agreement or is in bankruptcy. Some of the three-year agreements may be terminated by the customer after 18 months upon 30 days notice to us.

              In July 2005, we began to offer Internet advertising on our enhanced website and the websites of our customers and we recently began to offer advertising on our wireless consumer services. Based on industry reports of projected growth in the Internet advertising market from $12.0 billion in 2004 to $22.0 billion in 2008, and based on our strategy to increase awareness of our Traffic.com brand, we believe that Internet and wireless advertising provide us with an attractive opportunity to increase our revenue. The Internet and wireless advertising markets, however, are new and rapidly evolving. We have had no significant revenue from Internet and wireless advertising to date and currently have only a relatively small number of unique visitors to our website and even fewer subscribers paying for our wireless services. Our success in attracting Internet advertisers will depend, in large part, on our ability to significantly increase the number of visitors to our website. We intend to invest significant resources in our branding campaign to increase brand recognition of Traffic.com.

              We currently expect Internet and wireless advertising to increase to between 15% and 30% of our total revenue within the next three years, as we invest in our branding campaign in the expectation that the number of visitors to our www.traffic.com website and users of our wireless services will grow. We expect our radio and television advertising revenue to increase in dollar amount as we expand the number of metropolitan areas in which we provide traffic information, but to decrease as a percentage of total revenue to between 55% and 65% within the next three years. We are actively seeking to stimulate growth of Internet and wireless advertising by developing co-branding opportunities on our media customers' websites, such as www.weather.com and www.comcast.net, and by increasing the services offered on our own website.

              Traffic Data Services.    In the first quarter of 2004, we entered into our first commercial traffic data services agreement with XM Satellite Radio Holdings, Inc., which uses our traffic data for 21 metropolitan areas. The XM Satellite Radio agreement has a term of five years. Subsequently, we entered into a five-year traffic data services agreement with NAVTEQ Corporation, which has been using our traffic data since June 2004 in conjunction with its mapping data as content in a variety of services, including in-vehicle navigation systems. In 2005, we entered into a three-year agreement with The Weather Channel, Inc., which uses our traffic data to provide traffic information on its website, cable networks, local programming and desktop application. We also entered into a two-year agreement with Motorola, Inc., which has been using our traffic data since March 2005 to provide traffic information in its VIAMOTO solution, a suite of location software for cell phones. Most recently, we have entered into a three-year agreement with Comcast Cable Communications Management LLC, which will provide our traffic incident, event and flow data on its www.comcast.net website starting in the first quarter of 2006. In each of these agreements, either party may terminate the agreement with no penalty, if the other party breaches the agreement or is in bankruptcy. We currently expect that our traffic data services revenue, excluding government data services, will increase as a percentage of our total revenue from approximately $1.4 million, or 3.3%, of total revenue in 2004 and $1.8 million, or 5.6%, of total revenue in the first nine months of 2005 to between 8% to 10% of total revenue within the next three years.

              Traffic.com Website and Consumer Wireless Services.    In July 2005, we launched our enhanced www.traffic.com website and we began to offer our consumer wireless services, which allow drivers to receive route-specific information on wireless devices. We have commenced a focused campaign to attract users and advertisers to our website and to websites of our media customers that are co-branded with www.traffic.com. In November 2005, our servers reported approximately 940,000 unique visitors to our website, which represented a 74% increase from September 2005. These new distribution channels are designed to provide advertising opportunities for our advertising customers. While we may receive some revenue from consumer wireless subscriptions in addition to wireless advertising opportunities, we expect advertising-supported services to grow more quickly and currently do not expect subscription revenues to be material in the next three years.

              Operations and Infrastructure Support for New Revenue Opportunities.    Since 1999, we have made a significant investment in our development and enhancement of TIMS, our proprietary system for collecting, analyzing and distributing traffic data through a variety of delivery channels, as well as our sensor network for collecting traffic data in real time. Based on this investment and the resulting scalability and flexibility of TIMS, which is designed to allow for very high and increasing transaction volumes and to integrate with new technologies with minimal additional development effort, we believe that we should be able to incorporate new revenue opportunities at relatively low additional cost. As we have added new products and services, we have expended approximately $1.3 million in 2004 and the first nine months of 2005 on technology infrastructure and development capital and expect to spend a total of $3.0 million to $4.0 million in the last three months of 2005 and in 2006. As we expand our geographic coverage we have expended approximately $0.8 million in 2004 and the first nine months of 2005 on facilities expansion, principally new traffic operations centers, and anticipate spending a total of $1.0 million to $2.0 million on new facilities in the last three months of 2005 and 2006.

Sources of Revenue

  Advertising

              Radio and Television Advertising.    In exchange for providing traffic information, cash and/or production services (including announcers and producers) to radio and television station customers, we receive the right to sell advertising time adjacent to traffic, news or weather reports as well as the right to sell advertisements on our customers' websites. Additionally, under certain of our contracts with radio stations to which we do not provide traffic information, we buy for cash the right to sell a set amount of advertising time, primarily to expand our advertising sales coverage. We refer to the advertising time that we receive in exchange for these two types of contracts as "owned inventory." As of September 30, 2005, we had contracts to acquire owned inventory from over 370 radio stations (including 109 to which we provide our traffic information) and with 43 television stations. Revenue from owned inventory advertising grew from $11.3 million in 2002 to $26.0 million in 2003 to $30.3 million in 2004 and $24.8 million in the first nine months of 2005.

              We supplement our owned inventory by purchasing additional advertising time for cash from time to time from radio stations that are not under contract with us. These purchases, referred to as "cash buys," usually are made to satisfy specific advertisers' needs for additional coverage on particular stations or in smaller markets. Because cash buys are purchased in the spot market on an as-needed basis, the cost of acquiring this advertising is higher than the cost of owned inventory. As a result, margins for the sale of cash buys are generally lower than the margins that can be achieved from the sale of owned inventory. As we expand our presence into a larger number of metropolitan areas in the United States, we expect our cash buys to decrease in relation to our owned inventory.

              Revenue from our radio and television advertising is recognized in the month that an advertisement is aired.

              In the fourth quarter of 2004, we introduced our second generation television product, Traffic Pulse NeXgen, which provides 2D and 3D color graphics that simulate the sense of flying over highways, bridges and other roadways. Because NeXgen depicts moving vehicles, buildings, billboards and other items on the reported routes, these graphics can be branded with an advertiser's name or logo. Due to its recent introduction, we have not sold any NeXgen sponsorships to date. Based on product placement advertising trends in television programming and films, however, we believe this will be an attractive opportunity for advertisers. Any revenue from this advertising channel will be recognized as the programming is aired.

              In May 2005, we launched our first traffic-focused, four-hour television news program, which is broadcast during the morning commuting hours on a Viacom-owned UPN station in Philadelphia. This program changes the standard morning news format by focusing first on traffic, which constitutes approximately 40% of airtime, then approximately 40% on weather and the balance on news. We produce and broadcast this program from our own studio facility in our principal office. This program, which we expect to introduce in other markets, provides us with significant opportunities for promoting our brand name on air, which we believe could lead to an increase in the number of users of our other services, such as our website and consumer wireless services. In return for this service, we received an upfront fee from Viacom, and receive advertising inventory. In addition, we are entitled to all of the advertising revenues earned from the sale of any naming, sponsorship or other promotional rights related to NeXgen. Viacom has a one-time right to terminate this agreement at a specified time.

              We amortize the initial license fee received from Viacom ratably over a period of five years, which represents the initial contract term. We intend to recognize any sponsorship and promotional revenues generated from the contract with Viacom over the period that the sponsorship or promotion is aired. As of September 30, 2005, no revenues had yet been generated from sponsorships or promotional rights. In addition, we recognize revenue from the advertising spots we receive from Viacom at the time an advertisement airs.

              Internet and Wireless Advertising.    With the introduction of our enhanced website and consumer wireless services in July 2005, we have begun to offer advertising on our own www.traffic.com website and our wireless services, in addition to offering advertising on the websites of a number of our customers. Given the recent introduction of our enhanced website, we currently have a small number of unique visitors to our website and an even smaller number of subscribers for our consumer wireless services. We have not generated any significant revenue from either Internet or wireless advertising to date. We intend to invest a total of $4 million to $6 million in the last three months of 2005 and in 2006 in our branding campaign to increase brand recognition of Traffic.com. Revenue from Internet and wireless advertising will be recognized over the period during which the advertisement is displayed or aired. We price Internet and wireless advertisements based upon a cost per thousand delivered. We are not required to display or air any minimum number of Internet or wireless advertisements. In some cases, we have agreed with our radio and television customers to whom we provide website traffic data services to share revenue from subscriptions for our wireless services generated directly from their websites, with the customer receiving approximately 20% of the revenue generated. In accordance with EITF 99-19, the Company will recognize the gross revenue subject to this revenue-sharing arrangement with the applicable customer payment recorded as a direct cost of revenue.

              We believe that our multiple media delivery platforms provide advertisers with an attractive cross-media campaign opportunity. Our advertisers can reach their customers at various times of day using advertisements associated with our traffic content aired on radio and television, placed on our website and embedded in our wireless services. We believe that this cross-media opportunity will result in heightened interest in our services from advertisers.

  Traffic Data Services

              Government Services.    In 1999, in a competitive bidding process under the 1998 Transportation Equity Act for the 21st Century (TEA-21), we were awarded, as principal subcontractor to the U.S. DOT, a subcontract to enable us to deploy an intelligent transportation infrastructure system (now our sensor network) to collect and distribute traffic flow data. TEA-21 envisioned a program in more than 40 metropolitan areas. Under the terms of this subcontract, of the $2.0 million received by our prime contractor for each designated metropolitan area, we are paid 95% or $1.9 million to provide to federal and state transportation agencies the traffic flow data from our sensor network in these areas for non-commercial purposes, such as research, infrastructure planning and congestion management. We retain the exclusive right to use this data for commercial purposes. As a condition to our receipt of federal funds for each metropolitan area, we are required to commit, or have a third party provide, an additional $0.5 million in cash or services per metropolitan area deployed.

              Under our subcontract, we own and are responsible for constructing, operating and maintaining our sensor networks. We have engaged a third party contractor for the installation of the sensors used in our network. As part of this arrangement, the contractor acquires and assembles the component parts of the sensors, installs the sensors on a site (typically a pole) and calibrates the sensors. More than one sensor can be mounted at one site, in order to cover more than one direction on a roadway or multiple roadways in close proximity. We pay the contractor a specified amount per site, which amount varies per metropolitan area based on the number of sites to be installed in that area. There are a number of third parties capable of providing site installation services. A number of factors are considered in the planning phase of the network installation process that determines the number of sites required in a metropolitan area. Some metropolitan areas have existing sensors on targeted roadways which we can utilize in our system. In those instances, our installation efforts will focus on supplementing the existing sensors, which can reduce the number of sensors that we need to install. The size of the metropolitan area and the number of congested roads is also a factor. The distance between sensors varies based on availability of roadside locations to install the sensors and the distance between exit or entrance ramps, but the sensors are generally at a set distance.

              Our ability to recognize revenue from our federal subcontract is based on when we obtain formal customer acceptance of the system. Revenue is then recognized over the estimated service period of the contract of 15 years. Revenue recognized under our federal subcontract totalled $0.1 million in 2001, $0.3 million in 2002, $0.3 million in 2003, $0.4 million in 2004 and $0.6 million in the first nine months of 2005.

              In addition, as a subcontractor to the U.S. DOT, we must enter into agreements with state or local government agencies responsible for the metropolitan areas in which we deploy our sensor network, in order to proceed with deployment of the network. Once the relevant state or local agency accepts our proposal and enters into a contract with us, we are required to meet certain milestones, including federal acceptance of our plans, designs and architecture. As of November 15, 2005, we have completed our sensor network and received system acceptance from the relevant transportation agencies in Boston, Chicago, Philadelphia, Pittsburgh, Providence, San Diego, St. Louis and Tampa. We are collecting data from sensor networks that we are in the process of constructing in Los Angeles, Oklahoma City, Phoenix, San Francisco, and Washington, DC. We are under contract to deploy our sensor network in Baltimore, Detroit, and Seattle. On November 1, 2005, we executed an agreement with the Utah Department of Transportation to integrate probe data into TIMS in Salt Lake City. As of December 1, 2005, we are recognizing revenue from our sensor network in connection with our subcontract from the U.S. DOT in Boston, Chicago, Philadelphia, Pittsburgh, Providence, San Diego, St. Louis and Tampa.

              We are obligated to reinvest in activities and equipment related to our sensor network or share a specified percentage of our revenue that is directly attributable to the commercial sales of flow data generated under the program from the sensors we install and own. This amount is calculated as 5% of revenue generated from commercial sales of such flow data between $250,000 and $1.0 million and 10% of such revenue over $1.0 million. This amount does not include revenue from sales of flow data collected from government-owned sensor systems, which constitutes a significant amount of the flow data for many of the metropolitan areas that we cover, or from information which is gathered independently about incidents and events. To date, the total amount of our reinvestment and revenue sharing has not been material, and has amounted to less than $50,000 over the first nine months of 2005. The activities funded are determined in consultation with the relevant state or local agency. These funds may be used for a number of purposes, including integrating the existing state and local agency intelligent transportation systems with our sensor network or installing additional sensors.

              Commercial Traffic Data Services.    In the first quarter of 2004, we began to enter into agreements with companies to provide our traffic data directly to these customers for their own use in their websites and media and service offerings. Our first such agreement was with XM Satellite Radio and, since that time, we have entered into agreements with NAVTEQ, Motorola, The Weather Channel and Comcast. Revenue from our other traffic data services agreements includes one or more of annual usage and exclusivity fees, fees for 24/7 support services, and in-vehicle traffic data subscription fees. Revenue from these data service agreements was $1.4 million in 2004, the first year in which we recognized such revenue, and $1.8 million in the first nine months of 2005. Revenue recognition from these contracts varies, based upon contract minimums, subscriber growth and special services provided by us.

              Under our NAVTEQ agreement, NAVTEQ has paid us $9.9 million as an advance against subscription, license and other fees payable by NAVTEQ. Upon expiration or earlier termination of the agreement, we are required to repay NAVTEQ an amount equal to (i) any portion of the $9.9 million advance payment that has not yet been earned, less (ii) aggregate specified annual minimum license fees of $0.4 million in each of the first, second and third years of the agreement, $0.8 million in the fourth year of the agreement and $1.0 million in the fifth year of the agreement. Upon expiration of the agreement, if it is not renewed, up to $1.9 million of any remaining portion of the advance fee that we are required to repay may, at our option, be repaid in quarterly installments over three years at an interest rate of prime plus 1%.

              The NAVTEQ agreement has a term of five years. The agreement may be terminated by either party upon a material breach not cured within thirty days' notice, a performance failure caused by a force majeure event not cured within six months or bankruptcy of the other party. A material breach includes a material breach by us of our service level commitment to NAVTEQ, but only if more than 15% of the covered population is affected by the service failure for more than 180 days or the failure lasts longer than 270 days. Each party may terminate the agreement if the other sells all or substantially all of its business to certain specified entities.

              Consumer Wireless Subscriptions. Following the completion of our enhanced website, we began to offer subscription wireless services to consumers as of June 30, 2005. Subscribers can currently sign up for three levels of service: my Traffic.com, a free service that provides real-time traffic conditions via e-mail alerts; TrafficInform, a monthly paid subscription service that provides subscribers with outgoing e-mail or voice traffic alerts and condition updates for chosen roadways and TrafficMax, a premium paid subscription service, that, in addition to all of the services offered through TrafficInform, answers voice queries from subscribers regarding traffic conditions on their chosen roadways with real-time information, on a 24/7 basis.

              We have begun to offer advertising opportunities and sponsorships associated with our subscription services to our advertising customers, although we have generated only minimal advertising revenue from this source to date. We expect to offer many of the wireless services which are currently offered as subscription services as advertising only supported services in the future.

              We collect our monthly subscription fees from our subscribers by credit card at the beginning of each month and revenue from these subscriptions are recognized on a monthly basis. Revenue from advertising and sponsorships in connection with our wireless services will be recognized over the period during which the advertisement or sponsorship is displayed and will be recognized as advertising revenue in our statement of operations.

              License Agreement. In April 2002, we entered into an intellectual-property based financing transaction, which was structured as a license agreement, that resulted in funding of $11.0 million. Under the license agreement, we transferred various intellectual property rights, including patents, copyrights, trademarks and domain names, to the technology development corporation and were granted an exclusive license to use the intellectual property rights in exchange for a quarterly royalty payment. The royalty payments were equal to a percentage ranging from 1% to 5% of the net revenue from the use of the licensed intellectual property rights, up to $0.3 million per quarter. We classified the license agreement for accounting purposes as a research and development agreement and recognized revenue based on the completion of new Developed Technology (as defined in the statement of work within the license agreement).

              We maintained the right to repurchase the intellectual property rights at any time upon payment of $11.0 million less any royalty payments made to the technology development corporation through the repurchase date. In April 2003, we and the technology development corporation agreed to terminate the license agreement. In exchange for a payment of $10.0 million and the issuance of $0.4 million in debt (which represented the then-current value of the license agreement less interim royalty payments), the intellectual property rights reverted to us.

  Cost of Revenue

              Cost of revenue consists of media inventory expenses, traffic data collection expenses, and other technology costs associated with maintaining TIMS.

              Media Inventory.    Media inventory expenses consist of cash paid to purchase advertising inventory under long-term contracts with radio stations. In addition, media inventory expenses include cash payments to radio stations to purchase additional advertising inventory in the spot market on an as-needed basis, which we refer to as "cash buys." As we expand our presence into a larger number of metropolitan areas in the United States, we expect our media inventory expenses to decrease as a percentage of total revenue.

              Traffic Data Collection Expenses.    Traffic data collection expenses consist of the costs of personnel, both full-time and part-time, the costs of aircraft and automobiles, the monitoring of police and emergency response vehicles, the depreciation of our traffic flow data sensor network, the use of state and local agency data sources where available (including sensors and cameras), and our own camera network. These expenses also include occupancy and communications costs for our national operations center and local operations centers. Traffic data collection costs are expected to continue to increase as we expand from our presence in 29 metropolitan areas as of September 30, 2005. We plan to utilize existing operations centers where it is efficient and effective to do so.

              Other Technology Expenses.    Technology expenses primarily consist of personnel and related costs for employees engaged in the development and ongoing maintenance of TIMS, including hardware and internal product development expenses and the cost of consultants engaged to assist with various software development programs. In addition, these expenses include communications costs; capital depreciation of computer hardware; and the depreciation of certain technology costs capitalized in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." We expect to continue to incur development costs as we add products and services.

              License Agreement.    License agreement expenses consisted of royalty payments and certain development costs related to intellectual property covered by the license agreement.

Operating Expenses

              Research and Development    In accordance with Statement of Position (SOP) 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," research and development costs include those labor costs incurred during the application development stage of internally developed software. In addition, research and development costs also include costs associated with licensing third-party software and other quality assurance costs.

              Sales and Marketing Expenses.    Sales and marketing expenses primarily consist of personnel and related costs for employees engaged in sales, business development and marketing, including salaries, commissions, and other variable compensation, travel expenses and costs associated with trade shows, advertising and other marketing efforts and bad debt expense. While the operating costs associated with our traditional radio and television relationships have remained relatively flat over the last year, we have incurred additional costs in connection with our business development efforts related to Internet advertising and product development. Since mid-2005, we have significantly increased our expenditure of funds for brand marketing and expect to continue or increase this spending for the foreseeable future. We currently expect to spend approximately $1.5 million on our brand marketing in the last three months of 2005 and to spend approximately $3.0 million to $4.0 million in 2006.

              General and Administrative Expenses.    General and administrative expenses consist of personnel and related costs of our management, finance, human resources, technology support and administrative personnel, professional fees and other corporate expenses. As we expand our business and incur additional expenses associated with being a public company, we believe that general and administrative expenses will also increase. While we cannot predict with certainty what the additional costs of being a public company will be, a review of comparable companies would suggest that additional costs could be between $1.5 million and $3.0 million annually.

              Legal Settlements.    Legal settlement expenses consist primarily of the settlement against us and our investor affiliate in the Santa Fe litigation. Although we are required, in accordance with the SEC Staff Accounting Bulletin Topic 5T, Accounting for Expense or Liabilities Paid by Principal Stockholder(s), to recognize the full amount of the settlement in our statement of operations, one-half of the settlement, which has been paid by our investor affiliate, is treated as a capital contribution to us. Legal settlement expenses also include the fair value of common stock and warrants issued to two investors in settlement of claims.

Results of Operations

              The following table sets forth the items in our historical statements of operations for the periods indicated as a percentage of total revenue:

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Revenue
Advertising	88.5%	96.4%	92.9%	93.8%	90.6%
Traffic data services	4.0%	1.6%	7.1%	6.2%	9.4%
License agreement	7.5%	2.0%	0.0%	0.0%	0.0%

	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	114.2%	82.9%	75.6%	77.8%	76.5%

Gross margin	(14.2)%	17.1%	24.4%	22.2%	23.5%
Operating expenses:
Research and development	8.8%	7.6%	8.6%	8.9%	8.1%
Sales and marketing	35.0%	37.7%	28.3%	30.0%	34.4%
General and administrative	22.3%	17.1%	17.0%	17.4%	19.1%
Legal settlements	—	—	—	—	57.6%

	66.1%	62.4%	53.9%	56.3%	119.2%

Loss from operations	(80.3)%	(45.3)%	(29.5)%	(34.1)%	(95.7)%
Interest income (expense), net	(18.6)%	(11.1)%	(8.1)%	(8.3)%	(13.2)%

Net loss	(98.9)%	(56.4)%	(37.6)%	(42.4)%	(108.9)%

Redemption and accretion of redeemable convertible preferred stock	(10.8)%	93.2%	(5.0)%	(5.1)%	(5.1)%

Net income (loss) attributable to common stockholders	(109.7)%	36.8%	(42.6)%	(47.5)%	(114.0)%

Comparison of the Nine Months Ended September 30, 2004 and 2005

  Revenue

              Revenue increased from $31.1 million for the nine months ended September 30, 2004 to $32.1 million for the nine months ended September 30, 2005, an 3.2% increase.

              Advertising.    Advertising revenue decreased slightly from $29.2 million for the nine months ended September 30, 2004 to $29.1 million for the nine months ended September 30, 2005; however, owned inventory revenue, which generates higher margins, increased from $22.0 million, or 75.3% of advertising revenue for the nine months ended September 30, 2004 to $24.8 million, or 85.2% of advertising revenue for the nine months ended September 30, 2005, a 12.7% increase. Our advertising revenue growth was impacted by our decision at the end of 2004 not to renew an agreement with a large network radio customer based on unacceptable terms proposed by the customer. Owned inventory revenue has steadily increased, both in absolute dollars and as a percentage of total advertising revenue, as the number of our radio and television customers has grown, due in part to the launch of Traffic Pulse NeXgen in the fourth quarter of 2004.

              Traffic data services.    Traffic data services revenue grew from $1.9 million for the nine months ended September 30, 2004 to $3.0 million for the nine months ended September 30, 2005, a 57.9% increase. The increase was primarily due to commencing revenue recognition with respect to two additional cities under the U.S. DOT contract. In addition, there was an increase in revenue generated from the XM Satellite Radio and NAVTEQ agreements and a new agreement with The Weather Channel for the use of our data on their cable stations, website and desktop application.

  Cost of revenue

              Cost of revenue increased from $24.2 million for the nine months ended September 30, 2004 to $24.5 million for the nine months ended September 30, 2005, a 1.2% increase. Cost of revenue as a percentage of revenue decreased from 77.8% for the nine months ended September 30, 2004 to 76.5% for the nine months ended September 30, 2005.

              Media Inventory.    Media inventory expenses decreased from $14.6 million for the nine months ended September 30, 2004 to $12.4 million for the nine months ended September 30, 2005, a 15.1% decrease. Our media inventory expenses decreased as a percentage of revenue from 46.7% for the nine months ended September 30, 2004 to 38.8% for the nine months ended September 30, 2005. The decrease in both absolute dollars and as a percentage of revenue was primarily due to our decision at the end of 2004 not to renew an agreement with a large network radio customer based on unacceptable terms, as well as the increase in owned inventory sales, which reduced the need for lower margin cash buys purchased on the open market.

              Traffic data collection.    Traffic data collection expenses increased from $9.0 million for the nine months ended September 30, 2004 to $11.2 million for the nine months ended September 30, 2005, a 24.4% increase. Our traffic data collection costs as a percentage of revenue increased from 29.1% for the nine months ended September 30, 2004 to 35.0% for the nine months ended September 30, 2005. The increase both in amount and as a percentage of revenue was primarily due to an increase in compensation and related costs, including on-air talent and production staff, of $1.9 million due to our increased number of radio and television customers and expansion in the number of markets being serviced from 19 at September 30, 2004 to 29 at September 30, 2005. In addition, depreciation expense increased $0.1 million as a result of commencing depreciation of our sensor network in two additional cities.

              Other technology expenses.    Other technology expenses increased from $0.6 million for the nine months ended September 30, 2004 to $0.9 million for the nine months ended September 30, 2005, a 50.0% increase. Other technology expenses increased as a percentage of revenue from 2.0% for the nine months ended September 30, 2004 to 2.7% for the nine months ended September 30, 2005. The increase both in amount and as a percentage of revenue was due mainly to an increase in depreciation expense for costs capitalized in the development of the enhanced website and consumer products launched in 2005. In addition, communications costs increased due to data transmission costs for an increased number of sensor sites in the sensor network and an increase in television customers.

  Operating expenses

              Research and development. Research and development expenses decreased from $2.8 million for the nine months ended September 30, 2004 to $2.6 million for the nine months ended September 30, 2005, a 7.1% decrease. Research and development expenses decreased as a percentage of revenue from 8.9% for the nine months ended September 30, 2004 to 8.1% for the nine months ended September 30, 2005. The decrease in both amount and as a percentage of revenue was due mainly to a decrease in compensation and related employee costs as a result of increased capitalization of product development efforts, specifically the enhanced website and consumer based products.

              Sales and marketing.    Sales and marketing expenses increased from $9.3 million for the nine months ended September 30, 2004 to $11.0 million for the nine months ended September 30, 2005, a 18.3% increase. Our sales and marketing expenses as a percentage of revenue increased from 30.0% for the nine months ended September 30, 2004 to 34.4% for the nine months ended September 30, 2005. The increase was primarily due to $0.8 million of additional marketing expenses for external product marketing and public relations and an expanded presence at trade shows. In addition, compensation and related expenses increased $0.5 million due to staff additions, specifically in business development and marketing personnel.

              General and administrative.    General and administrative expenses increased from $5.4 million for the nine months ended September 30, 2004 to $6.1 million for the nine months ended September 30, 2005, a 13.0% increase. Our general and administrative expenses as a percentage of revenue increased from 17.4% for the nine months ended September 30, 2004 to 19.1% for the nine months ended September 30, 2005. The increase in both amount and as a percentage of revenue was due mainly to an increase in legal expenses of $0.3 million, specifically for the Santa Fe matter which went to trial in 2005.

              Legal Settlements.    Legal settlement expenses were $18.5 million for the nine months ended September 30, 2005, which was 57.6% of revenue. These costs consisted of the entire settlement against us and our investor affiliate in the Santa Fe litigation of $14.25 million. Although we are required, in accordance with the SEC Staff Accounting Bulletin Topic 5T, Accounting for Expense or Liabilities Paid by Principal Stockholder(s), to recognize the full amount of the settlement in our statement of operations, one-half of the settlement ($7.125 million), which will be paid by our investor affiliate, is treated as a capital contribution to us. Legal settlement expenses also include the fair value of common stock and warrants issued to two investors in settlement of claims.

              Interest income (expense), net.    Net interest expense increased from $2.6 million for the nine months ended September 30, 2004 to $4.2 million for the nine months ended September 30, 2005, a 61.5% increase. Net interest expense was impacted in 2004 and 2005 by amendments to our senior secured credit facility in April of each year. The amendments, which included an interest rate reduction in 2004 and a two-year extension in 2005, were retroactive to the inception of the facility in April 2002 and required cumulative adjustments to interest expense through the date of each amendment. This reduced interest expense by $3.8 million in the nine months ended September 30, 2004 and increased interest expense by $0.7 million in the nine months ended September 30, 2005. Deferred financing fees amortized into interest expense in the nine months ended September 30, 2004 were $3.3 million and $0.4 million in the nine months ended September 30, 2005. The expense for the nine months ended September 30, 2004 included the write-off of previously deferred financing costs as a result of the 2004 amendment to our senior secured credit facility. Lastly, interest expense was $3.1 million for the nine months ended September 30, 2004 and $3.2 million for the nine months ended September 30, 2005.

Comparison of the Years Ended December 31, 2003 and 2004

  Revenue

              Revenue increased from $37.4 million in 2003 to $42.4 million in 2004, a 13.4% increase.

              Advertising.    Advertising revenue increased from $36.0 million in 2003 to $39.4 million in 2004, a 9.4% increase. The increase was due primarily to an increase in owned inventory revenue which grew from $26.0 million, or 72.2% of advertising revenue in 2003, to $30.3 million, or 76.9% of advertising revenue in 2004, a 16.5% increase. The increase in owned inventory revenue was due to an increase in the number of radio and television customers and continued an annual historical trend of owned inventory revenue growth.

              Traffic data services.    Traffic data services revenue increased from $0.6 million in 2003 to $3.0 million in 2004, a 400.0% increase. The increase was due to recognizing revenue for two additional cities under the U.S. DOT contract at various times during 2004, as well as revenue from our agreements with XM Satellite Radio and NAVTEQ entered into during 2004.

              License agreement.    Revenue recognized from our license agreement decreased from $0.8 million in 2003 to $0.0 in 2004 as a result of the repurchase of the licensed technology in April 2003.

  Cost of revenue

              Cost of revenue increased from $31.0 million in 2003 to $32.1 million in 2004, a 3.5% increase. Cost of revenue as a percentage of revenue decreased from 82.9% in 2003 to 75.6% in 2004.

              Media inventory.    Media inventory expenses decreased from $19.4 million in 2003 to $18.9 million in 2004, a 2.6% decrease. Our media inventory expenses decreased as a percentage of revenue from 51.8% in 2003 to 44.5% in 2004. These decreases were due to the increase in owned inventory revenue, which reduced the need for lower margin cash buys.

              Traffic data collection.    Traffic data collection expenses increased from $9.6 million in 2003 to $12.4 million in 2004, a 29.2% increase. Our traffic data collection costs as a percentage of revenue increased from 25.6% in 2003 to 29.1% in 2004. The increase in traffic data collection costs was due to additional costs resulting from growth in the number of our radio and television customers, an increase in markets being serviced from 17 in 2003 to 24 in 2004, and the expansion of coverage hours in 19 markets from 16 hours per day to 24 hours per day, seven days a week. The expansion of coverage hours was in support of certain data services agreements.

              Other technology expenses.    Other technology expenses decreased from $1.3 million in 2003 to $0.9 million in 2004, a 30.8% decrease. Other technology expenses decreased as a percentage of revenue from 3.5% in 2003 to 2.0% in 2004. The decrease both in amount and as a percentage of revenue was due mainly to a decrease in depreciation expense resulting from certain assets that were fully depreciated during the period.

              License Agreement.    Expenses from our license agreement decreased from $0.8 million in 2003 to $0 in 2004 as a result of the repurchase of the licensed technology in April 2003.

  Operating expenses

              Research and development. Research and development expenses increased from $2.8 million in 2003 to $3.6 million in 2004, a 28.6% increase. Research and development expenses increased as a percentage of revenue from 7.6% in 2003 to 8.6% in 2004. The increase both in amount and as a percentage of revenue was due mainly to an increase in compensation and related costs of $0.5 million and a $0.2 million increase in the computer equipment purchases relating to product development efforts.

              Sales and marketing.    Sales and marketing expenses decreased from $14.1 million in 2003 to $12.0 million in 2004, a 14.9% decrease. Our sales and marketing expenses as a percentage of revenue decreased from 37.7% in 2003 to 28.3% in 2004. This reduction was primarily due to reduced compensation and related costs of $1.6 million from sales staff reductions, resulting from a sales force reorganization. The staff reduction impacted travel and entertainment costs, which decreased by $0.3 million. In addition, bad debt expense was reduced by $0.2 million due primarily to the collection of a large advertising account that was previously reserved for in the allowance for doubtful accounts.

              General and administrative.    General and administrative expenses increased from $6.4 million in 2003 to $7.2 million in 2004, a 12.5% increase. Our general and administrative expenses decreased as a percentage of revenue from 17.1% in 2003 to 17.0% in 2004. The increase in absolute dollars was due to a $0.5 million increase in professional fees, specifically for legal costs and consulting.

              Interest income (expense), net.    Net interest expense decreased from $4.2 million in 2003 to $3.4 million in 2004, a 19.0% decrease. Net interest expense was impacted in 2003 and 2004 by amendments to our senior secured credit facility in April of each year. The amendments, which included interest rate reductions, were retroactive to the inception of the facility in April 2002 and required cumulative reductions of interest expense through the date of the amendment of $4.4 million in 2003 and $3.8 million in 2004. Deferred financing fees, including the write-off of previously deferred financing costs required as a result of the amendments, amortized into interest expense were $2.2 million in 2003 and $3.3 million in 2004. Interest expense was $6.5 million in 2003 and $3.9 million in 2004.

Comparison of the Years Ended December 31, 2002 and 2003

  Revenue

              Revenue increased from $27.2 million in 2002 to $37.4 million in 2003, a 37.5% increase.

              Advertising.    Advertising revenue increased from $24.1 million in 2002 to $36.0 million in 2003, a 49.4% increase. The increase was primarily due to owned inventory revenue growth, from $11.3 million, or 46.9% of advertising revenue in 2002, to $26.0 million, or 72.2% of advertising revenue in 2003, a 130.1% increase. The increase in owned inventory revenue was due to an increase in the number of our radio and television customers, specifically a large national radio customer, and continued an annual historical trend of owned inventory revenue growth. The Company had one customer, Star Systems Inc., in 2002 that accounted for 16.0% of its total revenue for 2002.

              Traffic data services.    Traffic data services revenue decreased from $1.1 million in 2002 to $0.6 million in 2003, a 45.5% decrease. The decrease was primarily due to a contract to provide traffic data to Clear Channel Communications that expired without renewal, as they elected to develop an in-house traffic product.

              License agreement.    License fee revenue recognized under our license agreement decreased from $2.1 million in 2002 to $0.8 million in 2003, a 61.9% decrease, as a result of the repurchase of the licensed technology in April 2003.

  Cost of revenue

              Cost of revenue decreased slightly from $31.1 million in 2002 to $31.0 million in 2003. Cost of revenue as a percentage of revenue decreased from 114.2% in 2002 to 82.9% in 2003.

              Media inventory.    Media inventory expenses increased from $17.8 million in 2002 to $19.4 million in 2003, a 9.0% increase. Our media inventory expenses decreased as a percentage of revenue from 65.6% in 2002 to 51.8% in 2003. The increase in absolute dollars was due to growth in our radio customers. The decrease in media inventory expense as a percentage of revenue was due to an increase in owned inventory sales, which reduced the need for lower margin cash buys.

              Traffic data collection.    Traffic data collection expenses increased slightly from $9.2 million in 2002 to $9.6 million in 2003, a 4.3% increase. Our traffic data collection expenses as a percentage of revenue decreased from 33.6% in 2002 to 25.6% in 2003. The increase in both amount and as a percentage of revenue was due to increases in compensation and related costs due mainly to support increased radio customers.

              Other technology expenses.    Other technology expenses decreased from $2.0 million in 2002 to $1.3 million in 2003, a 35.0% decrease. Other technology expenses decreased as a percentage of revenue from 7.4% in 2002 to 3.5% in 2003. The decrease both in amount and as a percentage of revenue was due to a $0.7 million reduction of depreciation expense as a result of certain assets becoming fully depreciated during the period.

              License Agreement.    Expenses from our license agreement decreased from $2.1 million in 2002 to $0.8 million in 2003, a 61.9% decrease, as a result of the repurchase of the licensed technology in April 2003.

  Operating expenses

              Research and development. Research and development expenses increased from $2.4 million in 2002 to $2.8 million in 2003, a 16.7% increase. Research and development expenses decreased as a percentage of revenue from 8.8% in 2002 to 7.6% in 2003. The increase in amount was due mainly to an increase in compensation and related costs of $0.3 million relating to product development efforts.

              Sales and marketing.    Sales and marketing expenses increased from $9.5 million in 2002 to $14.1 million in 2003, a 48.4% increase. Our sales and marketing expenses as a percentage of revenue increased from 35.0% in 2002 to 37.7% in 2003. Compensation and related expenses, including commissions, grew by $3.7 million, as a result of sales staff additions in support of the increase in radio customers during the year. Travel and entertainment expenses increased $0.5 million, also due to the sales staff growth. In addition, we engaged a consulting firm to develop a branding strategy in 2003 which resulted in additional marketing costs of $0.3 million. The expense increases were partially offset by a $0.3 million decrease in bad debt expense due to an improved risk profile of our accounts receivable portfolio and the need to specifically reserve for a large advertising customer in 2002.

              General and administrative.    General and administrative expenses increased from $6.1 million in 2002 to $6.4 million in 2003, a 4.9% increase. Our general and administrative expenses as a percentage of revenue decreased from 22.3% in 2002 to 17.1% in 2003. The increase in absolute dollars was primarily due to $0.2 million due to personnel additions, and the decrease as a percentage of revenue was due to revenue growth.

              Interest income (expense), net.    Net interest expense decreased from $5.1 million in 2002 to $4.2 million in 2003, a 17.6% decrease. The decrease was due to an amendment to the senior secured credit facility in April 2003 which reduced the applicable interest rate. The interest rate reduction was retroactive to the inception of the facility in April 2002 and resulted in a cumulative reduction to interest expense of $4.4 million in 2003, which was partially offset by an increase in the amortization of deferred financing fees into interest expense of $1.8 million, which included the write-off of previously deferred financing cost. Also, interest income decreased $0.2 million. Interest expense increased by $1.4 million due primarily to the facility being in effect for all of 2003, as compared to nine months in 2002.

Quarterly Results of Operations

              The following table presents our unaudited quarterly results of operations for the eleven quarters ended September 30, 2005. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and operating results for the quarters presented. This data should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results for any future period.

	Quarter Ended
	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005
	(in thousands, except per share amounts) (unaudited)
Revenue
Advertising	$6,151	$9,505	$8,717	$11,672	$8,492	$10,681	$9,977	$10,299	$8,330	$11,177	$9,564
Traffic data services	219	183	89	90	592	650	670	1,081	930	969	1,126
License agreement	750	—	—	—	—	—	—	—	—	—	—

	7,120	9,688	8,806	11,762	9,084	11,331	10,647	11,380	9,260	12,146	10,690
Cost of revenue	6,987	7,919	7,769	8,313	7,432	8,410	8,335	7,913	7,627	8,319	8,595

Gross margin	133	1,769	1,037	3,449	1,652	2,921	2,312	3,467	1,633	3,827	2,095
Operating expenses:
Research and development	703	698	697	730	767	960	1,025	895	807	797	983
Sales and marketing	3,989	3,947	3,301	2,849	3,099	3,105	3,100	2,728	3,783	3,529	3,733
General and administrative	1,736	1,588	1,537	1,541	1,832	1,976	1,583	1,838	1,697	2,495	1,945
Legal settlements	—	—	—	—	—	—	—	—	—	4,223	14,250

	6,428	6,233	5,535	5,120	5,698	6,041	5,708	5,461	6,287	11,044	20,911

Loss from operations	(6,295)	(4,464)	(4,498)	(1,671)	(4,046)	(3,120)	(3,396)	(1,994)	(4,654)	(7,217)	(18,816)
Interest income (expense), net	(1,854)	806	(1,525)	(1,578)	(1,678)	15	(910)	(855)	(1,127)	(1,686)	(1,416)

Net loss	$(8,149)	$(3,658)	$(6,023)	$(3,249)	$(5,724)	$(3,105)	$(4,306)	$(2,849)	$(5,781)	$(8,903)	$(20,232)

Redemption and accretion of redeemable convertible preferred stock	36,384	(520)	(520)	(520)	(520)	(536)	(536)	(536)	(536)	(553)	(554)

Net income (loss) attributable to common stockholders	$28,235	$(4,178)	$(6,543)	$(3,769)	$(6,244)	$(3,641)	$(4,842)	$(3,385)	$(6,317)	$(9,456)	$(20,786)

Net income (loss) attributable to common stockholders per share—basic	$15.07	$(1.43)	$(2.23)	$(1.28)	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)

Net income (loss) attributable to common stockholders per share—diluted	$4.40	$(1.43)	$(2.23)	$(1.28)	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)

              The following table presents our unaudited quarterly results of operations for the eleven quarters ended September 30, 2005 as a percentage of revenue.

	Quarter Ended
	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005
	(unaudited)
Revenue
Advertising	86.4%	98.1%	99.0%	99.2%	93.5%	94.3%	93.7%	90.5%	90.0%	92.0%	89.5%
Traffic data services	3.1%	1.9%	1.0%	0.8%	6.5%	5.7%	6.3%	9.5%	10.0%	8.0%	10.5%
License agreement	10.5%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	98.1%	81.7%	88.2%	70.7%	81.8%	74.2%	78.3%	69.5%	82.4%	68.5%	80.4%

Gross margin	1.9%	18.3%	11.8%	29.3%	18.2%	25.8%	21.7%	30.5%	17.6%	31.5%	19.6%
Operating expenses:
Research and development	9.9%	7.2%	7.9%	6.2%	8.4%	8.5%	9.6%	7.9%	8.7%	6.6%	9.2%
Sales and marketing	56.0%	40.7%	37.5%	24.2%	34.1%	27.4%	29.1%	24.0%	40.9%	29.1%	34.9%
General and administrative	24.4%	16.4%	17.5%	13.1%	20.2%	17.4%	14.9%	16.2%	18.3%	20.5%	18.2%

Legal settlements	—	—	—	—	—	—	—	—	—	34.8%	133.3%
	90.3%	64.3%	62.9%	43.5%	62.7%	53.3%	53.6%	48.1%	67.9%	91.0%	195.6%

Loss from operations	(88.4)%	(46.0)%	(51.1)%	(14.2)%	(44.5)%	(27.5)%	(31.9))%	(17.6)%	(50.3)%	(59.5)%	(176.0)%
Interest income (expense), net	(26.0)%	8.3%	(17.3)%	(13.4)%	(18.5)%	0.1%	(8.5)%	(7.5)%	(12.2)%	(13.9)%	(13.2)%

Net loss	(114.4)%	(37.7)%	(68.4)%	(27.6)%	(63.0)%	(27.4)%	(40.4)%	(25.1)%	(62.5)%	(73.4)%	(189.2)%

Redemption and accretion of redeemable convertible preferred stock	511.0%	(5.4)%	(5.9)%	(4.4)%	(5.7)%	(4.7)%	(5.0)%	(4.7)%	(5.8)%	(4.6)%	(5.2)%

Net income (loss) attributable to common stockholders	396.6%	(43.1)%	(74.3)%	(32.0)%	(68.7)%	(32.1)%	(45.4)%	(29.8)%	(68.3)%	(78.0)%	(194.4)%

Seasonality

              Due to the seasonal nature of broadcast advertising revenue and the percentage of our total revenue historically represented by these sources, we have typically experienced lower revenue during the first quarter, following the holiday season, and the third quarter, during the summer months. Our direct cost of media inventory has generally followed a similar pattern, with the highest cost levels in the second and fourth quarters.

Liquidity and Capital Resources

              Since inception, we have principally financed our operations through private sales of our preferred stock, internally generated funds, a secured credit facility, a revolving line of credit and our license agreement. At September 30, 2005, we had $17.4 million of cash and cash equivalents compared to $4.3 million at September 30, 2004 and $4.9 million at December 31, 2004. As of September 30, 2005, we had raised an aggregate of $101.9 million through our preferred stock financings. We invest our cash in highly liquid investments with a maturity of three months or less at the date of purchase. To date, inflation has not had a material effect on our business.

              Cash flows used in operating activities were $8.6 million in 2002 and $24.3 million in 2003. Cash flows provided by operating activities were $5.4 million in 2004. Cash flows used in operating activities for the nine months ended September 30, 2005 were $5.0 million. Cash flows used in operating activities in 2002 were primarily due to a net loss of $26.9 million, partially offset by adjustments for depreciation, accounts payable and accrued expenses, and our license agreement. We received funding of $11.0 million pursuant to our license agreement in 2002, of which $0.6 million was recognized as revenue. Cash flows used in operating activities in 2003 were primarily due to a net loss of $21.1 million and $10.0 million for the repayment of our license agreement funded in 2002, partially offset by adjustments for depreciation and amortization, accounts payable and accrued expenses, and deferred revenue. Cash flows provided by operating activities in 2004 were primarily due to the prepayment of future revenue under the NAVTEQ agreement of $9.0 million, of which $0.3 million was recognized as revenue, an increase in deferred revenue under our subcontract with the U.S. DOT, and adjustments for depreciation and amortization, which was partially offset by a net loss of $16.0 million. Cash flows used in operating activities for the nine months ended September 30, 2005 were primarily due to a net loss of $34.9 million and an increase in accounts receivable and U.S. DOT subcontract receivable, which were partially offset by the receipt of $0.9 million, representing the balance of the advance payment due under the NAVTEQ agreement; adjustments for accounts payable and accrued expenses, accrued legal settlements, and deferred revenue from U.S. DOT subcontract.

              Cash flows used in investing activities were $11.2 million in 2002. Cash flows provided by investing activities were $6.1 million in 2003. Cash flows used in investing activities were $6.3 million in 2004 and $6.8 million for the nine months ended September 30, 2005. Cash flows used in investing activities in 2002 were primarily due to the net purchase of marketable securities of $10.3 million and the purchases of fixed assets and an increase in restricted cash. Cash flows provided by investing activities in 2003 were primarily due to the net sale of marketable securities of $10.3 million, partially offset by the purchase of fixed assets. Cash flows used in investing activities in 2004 were due to the purchase of fixed assets. Cash flows used in investing activities for the nine months ended September 30, 2005 were due to the purchase of fixed assets offset by a decrease in restricted cash. Restricted cash represents cash and cash equivalents restricted for standby letters of credit supporting long-term facility leases and escrow arrangements.

              Cash flows provided by financing activities were $18.8 million in 2002, $21.5 million in 2003, and $24.3 million for the nine months ended September 30, 2005. Cash flows used in financing activities were $3.2 million in 2004. Cash flows provided by financing activities in 2002 were primarily due to borrowings under the senior secured credit facility which resulted in proceeds, after fees, of $18.8 million. Cash flows provided by financing activities in 2003 were primarily due to the sale of Series E convertible preferred stock, which resulted in proceeds of $27.5 million, and borrowing under our revolving line of credit of $4.0 million, partially offset by the repurchase of certain shares of Series D convertible preferred stock for $9.4 million. Cash flows used in financing activities in 2004 were primarily due to the repayment of $3.2 million under the revolving credit facility. Cash flows provided by financing activities for the nine months ended September 30, 2005 were primarily due to the closing of the sale of Series F convertible preferred stock which resulted in proceeds of $15.1 million, and additional borrowing under the senior secured credit facility of $9.7 million, after related fees.

              Our capital requirements depend on many factors, including our planned geographic expansion into new metropolitan areas. We currently expect to expand our traffic information coverage and service offerings to a total of 50 U.S. metropolitan areas by the end of 2006. We expect to incur capital expenditures of approximately $3.6 million during the last three months of 2005 and approximately $20.0 million in 2006. The majority of these expenditures relate to the construction of our sensor network in a number of new metropolitan areas, with approximately $3.0 million of these costs expected in the last three months of 2005 and $12 million to $15 million in 2006. These expenditures, however, are expected to be balanced by a comparable amount of receipts under our data services agreement with the U.S. DOT associated with these new metropolitan areas.

              Recently, we have focused on new revenue opportunities, including the enhancement of our website and the introduction of our in-vehicle and consumer wireless services, and have devoted increasing resources to developing and marketing these new services. Our ability to generate revenue from these services will have a material impact on our future cash needs. We expect to devote significant capital resources to continued product development, brand marketing, expansion of operational systems and other general corporate activities. Specifically, we expect to spend approximately $1.5 million in the last three months of 2005 on our branding initiative and $4.0 million to $6.0 million in 2006. We expect to spend approximately $1.0 million to $2.0 million on facilities, principally traffic operations centers, in the last three months of 2005 and in 2006. We expect to spend approximately $3.0 million to $4.0 million on technology development and infrastructure during the same periods.

              Based on our current operations and planned expansion, we expect that our available funds and proceeds from this offering will be sufficient to repay all outstanding borrowings under our senior secured credit facility and to meet our expected needs for working capital and capital expenditures through at least the next 18 months. Thereafter, if we do not have sufficient cash available to finance our operations, we may be required to obtain additional public or private debt or equity financing. We cannot be certain that additional financing will be available to us on favorable terms, if at all. If we are unable to raise sufficient funds, we may need to reduce our operations, delay our geographic expansion, and reduce our product development and marketing activities.

              In a lawsuit filed against us and others, including certain of our officers and directors and TL Ventures LLC, whose successor TL Ventures L.P., is affiliated with certain of our investors, in July 1999 by Santa Fe Technologies, Inc., or SFT, a jury verdict was returned against us and our investor affiliate in June 2005. Judgment was entered on this verdict in August 2005, finding us and the investor affiliate jointly and severally liable to plaintiff for $6.2 million in compensatory damages, assessing punitive damages against us and assessing punitive damages against the investor affiliate. In late September 2005, the district court rejected our motion to set aside the jury verdict. On October 13, 2005, final judgment was entered against us and the investor affiliate. On November 17, 2005, we, SFT and TL Ventures L.P. entered into a settlement agreement with respect to our litigation. Under this agreement, we and TL Ventures L.P. agreed to pay to SFT an aggregate of $14,250,000 in settlement of the litigation, one-half to be paid within 30 days of the date of the settlement agreement and the other half to be paid within 60 days of the date of the settlement agreement. Upon receipt of the full settlement amount, SFT has agreed to execute a general release of us and TL Ventures L.P. and all of our respective officers, directors, agents, employees, limited partners, general partners, members and affiliates and to vacate the judgment entered against us and TL Ventures L.P. Also on November 17, 2005, we entered into an agreement with TL Ventures L.P. specifying that each of us will pay one-half of the settlement amount, or $7,125,000. TL Ventures L.P. has made the first settlement payment to SFT and we agreed to make the second settlement payment to SFT. In accordance with the SEC Staff Accounting Bulletin Topic 5T, Accounting for Expense or Liabilities Paid by Principal Stockholder(s), we recognized the full amount of the settlement in our statement of operations. We recorded a reserve for the portion that we will pay, and the other half of the settlement, which will be paid by our investor affiliate, is treated as a capital contribution to us. We have sufficient cash on-hand to satisfy our payment obligations under the settlement agreement and will not use proceeds of this offering to pay our settlement obligations. Accordingly, the liability related to the settlement of this contingency recorded in our balance sheet at September 30, 2005, is the $7.125 million we are required to pay in the two subsequent installments discussed above. We refer you to "Business–Legal Proceedings" for additional information concerning this and other matters.

  Indebtedness

              We had a total of $23.7 million and $36.7 million in principal and accrued interest outstanding on our senior secured credit facility, which matures on March 31, 2008, as of December 31, 2004 and September 30, 2005, respectively. Columbia Partners, LLC Investment Management, one of our principal stockholders, acts as agent for this facility. The indebtedness under our senior secured credit facility is used to fund our general working capital needs and is secured by a first priority security interest in all of our property, except for broadcast advertising accounts receivable, for which the lender holds a second priority security interest. Our senior secured credit facility has a stated interest rate of 6.316%. Upon repayment of the entire principal amount of the borrowings or upon the maturity date or certain liquidity events, however, we are required to pay the lender an additional amount that would be sufficient to provide the lender with an internal rate of return of 15%. We are required to repay all of our indebtedness under our senior secured credit facility upon completion of this offering. Following repayment of our senior secured credit facility, we anticipate entering into a new credit facility, although we have not reached an agreement with any lender.

              Under our revolving credit facility, which matures in March 2006 and is secured by a first priority security interest on our media advertising accounts receivable and a second priority security interest in all of our other property, we currently have the right to borrow up to a maximum of $8.5 million, based on eligible accounts receivable, as defined. Our availability under the revolving credit facility will increase to $10.0 million if we achieve certain financial milestones. There were no outstanding borrowings under the revolving credit facility as of September 30, 2005.

              We are subject to financial and operational covenants under each credit facility, including covenants not to exceed specified monthly minimum net losses and covenants to maintain required levels of liquidity. In addition, under our senior secured credit facility, we must enter into written contracts to provide our sensor network in a specific number of cities as of March 31, 2006 and March 31, 2007. We determined that we were in default of our debt covenants at September 30, 2005 and December 31, 2004 and may have been in violation of our debt covenants for the other periods presented in the financial statements included in this prospectus. Our lenders under our senior secured credit facility and our revolving credit facility have granted waivers of any events of default resulting from violations of our covenants during these periods.

Contractual Obligations

              Contractual obligations at December 31, 2004 are as follows:

	Total	2005	2006–2007	2008–2009	After 2010
	(in thousands)
Long-term debt obligations(1)	$23,744	$—	$23,744	$—	$—
Operating lease obligations(2)	6,931	1,808	2,358	2,090	675
Payments to radio and television stations(3)	23,373	11,431	10,840	1,102	—

	$54,048	$13,239	$36,942	$3,192	$675

(1)
Under the terms of our senior secured credit facility, we would be required to repay the outstanding principal and interest under the facility upon the closing of this offering. Based on the amendment executed in April 2005, the repayment amount would be approximately $37.5 million on January 31, 2006. If held to maturity, principal and interest on March 31, 2008 would be approximately $47.9 million and, in addition, we would be required to make interest payments totaling $1.2 million in each of 2005, 2006 and 2007.

(2)
Operating lease obligations represent rent expense for office space under non-cancelable operating lease agreements. The leases generally provide for scheduled rent increases, which are reflected in the table above.

(3)
Payments to radio and television station customers consist of minimum contractual commitments with radio and television stations in exchange for advertising inventory.

Critical Accounting Policies and Estimates

              The discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. During the preparation of these financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including those related to stock based compensation, bad debts, long-lived assets and income taxes. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to our consolidated financial statements. Our critical accounting policies have been discussed with the audit committee of our board of directors. We believe that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

Stock-Based Compensation

  Accounting for Stock-Based Awards to Employees

              We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and comply with the disclosure provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, "Accounting for Stock-Based Compensation," as modified by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure,

an amendment of SFAS No. 123." Currently, we are not required to record stock-based compensation charges if the employee stock option exercise price or restricted stock purchase price equals or exceeds the deemed fair value of our common stock at the grant date.

              We typically have granted stock options at exercise prices equal to the value of the underlying stock as determined by our board of directors on the date of option grant. For purposes of financial accounting, we have applied hindsight within each year or quarter to arrive at reassessed values for the shares underlying these options. Prior to the filing of our registration statement, we utilized two measures of value of our common stock in accounting for equity compensation relating to our compensatory equity grants:

  •
  The "board-determined value," which is the per share value of our common stock determined by our board of directors at the time the board made an equity grant, taking into account several factors, including our operating performance, anticipated future operating results, the terms of redeemable convertible preferred stock issued by us, including the liquidation value and other preferences of our preferred stockholders, as well as the valuations of other companies.

  •
  The "reassessed value," which is the per share value of our common stock determined by us in hindsight solely for the purpose of financial accounting for employee stock- based compensation. We have used the Current-Value Method outlined in the American Institute of Certified Public Accountants' (AICPA) practice aid entitled "Valuation of Privately-Held Company Equity Securities Issued as Compensation" published in 2004 by AICPA in performing these valuations.

              We have recorded deferred stock-based compensation to the extent that the reassessed value of the stock at the date of grant exceeded the exercise price of the option.

              For the period from July 2003 through March 2005, our board of directors granted options at an exercise price of $0.75 per share. This determination was based on a number of factors that were detailed in an internal valuation carried out in July 2003. The valuation resulted in a common share value of $0.36, but our board decided at that time to use the higher exercise price of $0.75 in order to take a conservative position with respect to option pricing. In deriving the valuation, we used a multiple of 2.3 times our revenue derived from a review of peer companies. The resulting gross valuation for the invested capital was then netted against the value of our outstanding debt and the overall value of outstanding liquidation preferences to derive a net valuation for common equity, and the resulting valuation was divided by the outstanding common shares. We did not obtain a contemporaneous valuation by an unrelated valuation specialist as our board of directors believed that, because of the early stage of our business, traditional valuation approaches used by independent valuation firms, such as an income approach, would not be relevant and would not be worth the cost. In addition, because we had not achieved profitability and did not have a high level of liquidity, we desired to preserve cash resources and focus our limited resources on building our business.

              Unlike our business today, which has significantly higher revenues, several revenue streams, contracts with a number of large customers, and products that support Internet and wireless initiatives, during the period from July 2003 through March 2005, we relied almost completely on our radio and TV advertising business and, towards the end of 2004, had a growing liquidity problem.

              Between July 2003 and March 2005, we continued to review the valuation of our company using these same metrics. During this time, however, we did not achieve the revenues we had anticipated, and determined that, given its own internal valuation of our company which yielded a $0.36 common share value, the exercise price of new option grants should be no more than the $0.75 per share valuation we had assessed in July of 2003. Towards the end of 2004 and as we entered 2005, it was clear that we had a limited level of liquidity, and prior to the renegotiation of our senior secured credit facility in April 2005, we determined that there was no basis to increase the valuation of our company for common stock valuation purposes. In light of our decreasing liquidity, in order to induce our lender to extend an additional $10.0 million under our senior secured credit facility, certain of our stockholders agreed to enter into a guarantee agreement, under which they each severally agreed to guarantee repayment of the credit line up to an aggregate of $10.0 million under certain circumstances. As a further condition to the extension of the additional $10.0 million in credit, the guarantors entered into an equity commitment letter with us, whereby they agreed to purchase up to an aggregate of $10.0 million of our Series F convertible preferred stock if we failed to comply with certain financial covenants in the senior secured credit facility. The negotiation of these transactions with our lender and the guarantors took several months to complete.

              In May and June 2005, our board of directors granted options to purchase a total of 169,956 shares of common stock at an exercise price of $0.75 per share. We did not obtain a contemporaneous valuation of the common stock underlying the options granted in this period, relying on the continued standard practice we had employed from March 2003, but it was agreed in June 2005 to carry out a detailed valuation of the business and of common stock options. As a result, early in the third quarter 2005, we reassessed the value of our common stock as of May 31, 2005 using a discounted cash flow analysis as the income-based methodology to determine the fair value of our invested capital as of that date, defined as the sum of our common stock plus senior securities, less cash and cash equivalents. Based upon our calculations, we derived a weighted average cost of capital of 28%, thereby deriving a market value of invested capital, and subsequently a market value of our common stock. A discount related to the lack of marketability of 22.6% was estimated based on the theoretical cost of utilizing a series of put options to "lock in" the price of our common stock during an estimated holding period. This was completed by applying a Black-Scholes option pricing model. These calculations resulted in a fair value of our common stock of $4.92 per share, as of April 22, 2005, the date on which our renegotiated senior secured credit facility and $10.0 million equity guarantee were completed. This valuation was used through the end of the second quarter of 2005 and into the third quarter.

              Also early in the third quarter 2005, we reviewed and reconfirmed that the stock value was $0.36 for the purposes of recording a weighted average reassessed value of underlying stock for those options granted between July 2003 and March 2005.

              Subsequent to June of 2005 we continued to achieve key milestones:

  •
  In July 2005, we introduced our new website, which provides a means to derive revenue from Internet and consumer wireless advertising as well as a means to market our brand. We also agreed to proceed with a public offering process and engaged WR Hambrecht as the lead underwriter. In addition, we signed a contract with Comcast Cable to provide our traffic incident, event and flow data to Comcast for use on its website;

  •
  In August 2005, legislation became effective that reauthorized our federal contract, ensuring that we have the continuing ability to build out our sensor networks in order to collect traffic data in an aggregate of 27 metropolitan areas. In addition we obtained irrevocable, binding commitments from investors to complete our Series F convertible preferred stock financing for $15.1 million;

  •
  In September 2005, we launched our brand marketing campaign in four of the largest cities in the United States, signed contracts with three advertising networks targeted at Internet advertising, hired our first three dedicated sales people for our Internet advertising business, saw strong growth in visitors to our website, and closed our Series F convertible preferred stock financing.

              Due to this continued development of our business, we again reassessed the value of our common stock in August 2005, using the same discounted cash flow model that we had used as of May 31, 2005, but updating it to reflect the achievements and growth of our business. In particular, we recalculated the weighted average cost of capital to 25% from 28%, and adjusted the discount rate related to the lack of marketability to 19.6% from 22.6%. These changes resulted in an adjustment in the fair value of our common stock to be the mid-point of the estimated price range for this offering.

              In October 2005, based on our reassessment of the value of our common stock, we offered to the employees who were granted options in May and June 2005 the ability to amend the terms of their options to increase the exercise price from $0.75 to $4.92 per share. All of the Company's employees who received options at this time have now chosen to amend their stock options to a higher exercise price in order to avoid adverse income tax consequences under recently-adopted Section 409A of the Internal Revenue Code, which was effective January 1, 2005.

              In relation to these amended options, we will record unearned compensation in the fourth quarter of 2005 equal to the difference between the amended $4.92 exercise price per share and $11.50 per share, the mid-point of the estimated price range for this offering in which these financial statements are included. The unearned compensation will be amortized into compensation expense over the options' remaining vesting period.

              The table below shows the computation of deferred stock-based compensation amounts arising from unvested stock options granted to employees for each of the three month periods set forth below:

	Three Months Ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005
	(unaudited)
Options granted to employees	44,321	43,829	26,297	169,956	—
Weighted average exercise price	$0.75	$0.75	$0.75	$0.75	n/a
Weighted average reassessed value of underlying stock per option granted	$0.36	$0.36	$0.36	$4.92	n/a
Weighted average reassessed deferred stock-based compensation per option granted	$—	$—	$—	$4.17	n/a
Deferred stock-based compensation	$—	$—	$—	$709,000	—

              We recognize compensation expense as we amortize the deferred stock-based compensation amounts on a straight line basis over the related vesting periods. Reassessed values are inherently uncertain and highly subjective. If we had made different assumptions, our deferred stock-based compensation amount, stock-based compensation expense, net loss and net loss per share amounts could have been significantly different.

              The Minimum Value option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. The weighted average fair value of options granted during 2002, 2003 and 2004 was $4.41, $0.42 and $0.18 per share, respectively, and $0.24 and $3.78 per share for options granted during the nine month periods ended September 30, 2004 and 2005.

  Accounting for Stock-Based Awards to Non-Employees

              We measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned, at which time we recognize a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the reassessed value of the underlying stock, the risk-free interest rate and the dividend yield. As discussed above, the reassessed value of the underlying stock were based on assumptions of matters that are inherently highly uncertain and subjective. As there has been no public market for our stock for all periods presented, our assumptions about stock-price volatility are based on the volatility rates of comparable publicly-held companies. These rates may or may not reflect our stock-price volatility after we have been a publicly-held company for a meaningful period of time. If we had made different assumptions about the reassessed value of our stock or stock-price volatility rates, the related stock-based compensation expense and our net income and net income per share amounts could have been significantly different.

  Intrinsic Value of Outstanding Options

              The following table shows the intrinsic value of our outstanding vested and unvested options as of September 30, 2005 based upon a $11.50 per share common stock price, which is the mid-point of the estimated price range for this offering in which these financial statements are included:

	Number of Shares Underlying Options	Intrinsic Value
		(In thousands)
Total Vested Options Outstanding	1,163,457	$10,297
Total Unvested Options Outstanding	879,325	8,997

Total Options Outstanding	2,042,782	19,294

Long-Lived Assets

              We record our property and equipment at cost. We review the carrying value of our property and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We evaluate these assets by examining estimated future cash flows to determine if their current recorded value is impaired. We evaluate these cash flows by using weighted probability techniques as well as comparisons of past performance against projections. Assets may also be evaluated by identifying independent market values. If we determine that an asset's carrying value is impaired, we will record a write-down of the carrying value of the identified asset and charge the impairment as an operating expense in the period in which the determination is made. Although we believe that the carrying values of our long-lived assets are appropriately stated, changes in strategy or market conditions or significant technological developments could significantly impact these judgments and require adjustments to recorded asset balances.

              In connection with our U.S. DOT contract and related state contracts related to our sensor networks throughout various cities in the United States, we may be required under certain circumstances to remove the sensor network assets residing on governmental property. In accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations, we recognize the fair value of a liability for an asset retirement obligation (ARO) for each city in the period in which the related asset is placed in service. We capitalize that cost as part of the carrying amount of the sensor network, which is depreciated on a straight-line basis over the useful life of the corresponding asset of 15 years. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at our credit-adjusted risk-free interest rate. Changes in the estimated fair value of the ARO are recorded in the period in which they are identified. At September 30, 2005, we had an asset retirement obligation classified in long-term liabilities and a related capitalized asset of $0.3 million.

              We capitalize software development and acquisition costs in accordance with Statement of Position, or SOP, No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The costs of internally developed software are expensed unless incurred during the application development stage. Software development costs capitalized during the application development stage are included in property and equipment and depreciated on a straight-line basis over three years, which is the estimated useful life.

Income Taxes

              We account for income taxes under the liability method, which requires the establishment of a deferred tax asset or liability to reflect the net tax effects of temporary differences between tax carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. As of December 31, 2004, we had a valuation allowance of $37.0 million to reduce our deferred tax assets. The valuation allowance primarily relates to deferred tax assets arising from net operating loss carryforwards which, if not used, will expire between 2018 and 2024. Should we generate taxable income in the future, we may be able to realize all or part of the operating loss carryforwards against which we have applied the valuation allowance. In that event, our current income tax expense would be reduced or our income tax benefits would be increased, resulting in an increase in net income or a reduction in net loss. We exercise significant judgment in assessing our ability to utilize any future tax benefit from our deferred tax assets.

Revenue Recognition Pursuant to the U.S. DOT Contract

              During installation of our sensor network and upon completion of specified milestones, our prime contractor pays us 95%, or $1.9 million, of $2.0 million paid to it in each metropolitan area in exchange for our providing data to the various federal and state agencies for non-commercial purposes such as research, planning, and congestion management. The majority of all funds under this subcontract are received on or before complete installation of the system and system acceptance. All amounts invoiced by us are initially recorded as deferred revenue. We commence recognition of revenue when we obtain formal system acceptance. Deferred revenue is amortized into revenue over the estimated service period of the contract of 15 years. The estimated service period was determined based on our expectation that we will continue to provide data to the government agencies for 15 years. This estimate was predicated in part on the fact that the local government agencies have been collecting traffic data from their own sensors for a similarly long period of time. Further, the estimate is consistent with the estimated economic useful life of the related assets. However, given the pace of technological change, it is possible that other technology approaches may become as important or useful as sensor networks. Revenue recognized from this subcontract was $0.3 million, $0.3 million, and $0.4 million for 2002, 2003, and 2004, respectively, and $0.3 million and $0.6 million for the nine months ended September 30, 2004 and 2005, respectively.

Inflation

              We do not believe that inflation had a material impact on our earnings from operations.

Off-Balance Sheet Arrangements

              At September 30, 2005 and December 31, 2004 and 2003, we did not have any relationships with unconsolidated entities or financial partnerships which would have been established for the purposes of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

              We have exposure to interest rate risk from short-term and long-term debt. In general, the interest rate on our senior secured credit facility is fixed (with a required internal rate of return to the lender on repayment of 15%) and the rate on our revolving credit facility is variable. The fair value of our senior secured credit facility may be adversely affected due to a decrease in the prevailing interest rate, while the revolving credit facility may produce higher income if interest rates fall. See Note 6 to the Consolidated Financial Statements included in this prospectus for components of our long-term debt. Changes in the fair value of our fixed rate debt have no impact on our cash flows or consolidated financial statements.

Recent Accounting Pronouncements

              In November 2002, the Emerging Issues Task Force of the Financial Accounting Standards Board, or FASB, reached a consensus on Issue 00-21, "Accounting for Multiple Element Revenue Arrangements," addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The guidance in Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have an impact on our financial statements.

              In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack specified characteristics. We do not have any variable interest entities.

              In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires that an issuer classify certain financial instruments as a liability because they embody an obligation of the issuer. The remaining provisions of SFAS No. 150 revise the definition of a liability to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. The provisions of this statement require that any financial instruments that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. Our convertible preferred stock may be converted into common stock at the option of the stockholder, and therefore, it is not classified as a liability under the provisions of SFAS No. 150.

              In December 2004, the Financial Accounting Standards Board, or FASB, issued statement No. 123 (revised 2004), "Share-Based Payment" (SFAS 123(R)), which is a revision of Statement No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and amends FASB Statement No. 95, "Statement of Cash Flows".

              SFAS 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123(R), pro forma disclosure is no longer an alternative to financial statement recognition for stock option awards made after the Company's adoption of SFAS 123(R). The Company will adopt SFAS 123(R) on January 1, 2006.

              Prior to August 30, 2005, (the date that the Company filed a Form S-1 with the Securities and Exchange Commission), the Company used the minimum value method to calculate the pro forma disclosure required by SFAS 123. When the Company adopts SFAS 123(R) on January 1, 2006, the Company will continue to account for the portion of awards outstanding prior to August 30, 2005 using the provision of APB Opinion No. 25 and its related interpretative guidance.

              For awards issued on or after August 30, 2005, and for awards modified, repurchased or cancelled on or after that date, the Company will use an option pricing model other than the minimum value method to calculate the pro forma disclosures required by SFAS 123. When the Company adopts SFAS 123(R) on January 1, 2006, the Company will begin recognizing the expense associated with these awards in the income statement over the award's vesting period using the modified prospective method. Because the amount, terms and fair values of awards to be issued in the future are uncertain, the impact of the adoption of SFAS 123(R) on the Company's financial statements is not known at this time.

BUSINESS

Company Overview

              We believe that we are a leading provider of accurate, real-time traffic information in the United States, based on the quality of our traffic data and the extent our geographic coverage. All of our traffic information can be formatted to meet the personal or unique needs of our customers and delivered across multiple platforms, including radio, television, the Internet, wireless devices, and in-vehicle navigation systems. Currently, we provide traffic information for 29 of the largest metropolitan areas in the United States, covering approximately 64 million commuters, in such cities as Boston, Chicago, Houston, Los Angeles, New York, Philadelphia, San Diego and San Francisco. By the end of 2005, we expect to provide traffic information for 35 metropolitan areas.

              Our business model to date has been the syndicated content model traditionally used in the radio and television industries. Under this model, we provide our traffic information to radio and television stations in exchange for the right to sell a specified amount of advertising time, generally adjacent to these stations' traffic reports. We then sell this advertising time to national, regional and local advertisers and retain the revenue from these sales. In anticipation of expanding our business into Internet-based and other interactive services, we have developed our technology to easily handle expansion into these services with minimal development effort. In July 2005, we expanded our business model to include revenue generation from three additional sources: providing our traffic data to third parties for use in their products and services; selling Internet advertising on our www.traffic.com website and on our customers' websites; and offering consumer wireless services through our and our customers' websites.

Our Response to Significant Trends

              We are at the intersection of three significant trends:

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  Traffic is bad and getting worse, costing people more in both time and money.

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  Advances in new interactive technology give consumers many choices for the delivery of highly personalized, on-demand traffic information over a number of devices including cell phones, personal digital assistants, or PDAs, handheld and in-vehicle navigation devices, and satellite radio receivers.

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  Rapid growth in advertising on the Internet has been driven by advertisers' desire to gain broader exposure in their media campaigns than has been traditionally possible through only radio and television.

              We believe that we are in a unique position to capitalize on these three trends with our technology-driven approach to traffic data collection and our ability to attach targeted advertising messages to our traffic reports and deliver them across multiple platforms. We have addressed the traffic problem by applying advanced sensor technology, coupled with proprietary incident collection methods, to provide highly accurate, actionable traffic information. As a result, drivers can base their traffic-related decisions on facts such as travel times and speeds rather than subjective descriptions like "slow" or "jammed." We have built a sophisticated data management system that allows us to process information in real time and deliver customized reports simultaneously through radio, television, Internet, wireless, and in-vehicle navigation devices. We believe that having a broad cross-media delivery capability, combined with the fact that our users can be targeted based on the nature and times of their travel patterns, makes our suite of traffic services attractive to advertisers. Our ability to deliver traffic information over a broad range of devices, delivery applications and services enables advertisers to connect with their potential customers through radio and television at home, by means of varied media formats over radio and wireless services in their cars, and via Internet and e-mail alerting services at work.

              Increased Traffic Problems:    Over the last 20 years, traffic congestion has grown at a rapid rate as a result of many factors, including economic growth, increased suburban sprawl and insufficient roadway expansion. According to a U.S. Federal Highway Administration report, the number of vehicle miles traveled in the United States grew 70% from 1980 to 2000, while growth in roadway lane miles remained relatively flat at 0.3% per year in the 1990s. To keep traffic congestion from increasing further, the United States would need to build approximately 5,000 lane miles of roadways in major cities, more than doubling its current spending on road development. Even if the financing were available for this expansion, geographic constraints and citizen opposition would prevent adequate roadway expansion.

              According to a 2005 report by the Texas Transportation Institute, out of 85 U.S. urban areas, only five of these areas experienced annual delays per person during peak travel times of greater than 20 hours in 1982. By 2003, there were more than 50 such urban areas. Additionally, the average annual delay per traveler during peak travel times in the urban areas studied almost tripled from 16 hours in 1982 to 47 hours in 2003, amounting to more than an entire work week wasted in congested traffic. The economic impact of traffic congestion, measured in terms of wasted time and fuel, increased from $12.5 billion in 1982 to $63.1 billion in 2003, an increase of over 400% in the urban areas studied.

              We believe that better traffic information would provide for more efficient utilization of the existing infrastructure. Until recently, the principal sources of publicly-available traffic information have been traditional collection methods used for radio and television traffic reporting. These methods result in limited and often inaccurate traffic flow information and an inability to provide real-time, personalized traffic information. A secondary source of traffic information consists of traffic flow monitoring systems established by state and local departments of transportation. These systems were built, however, principally for infrastructure planning and road safety. They often have significant gaps in coverage, are not always well maintained, and often are not integrated with each other.

              Advances in Consumer-Oriented Technology:    Recent advancements in consumer-oriented technology are enabling rich content to be delivered economically and efficiently through multiple devices. The rise in broadband adoption, the increase in cell phone functionality and the proliferation of a myriad of wireless devices are changing consumer behavior. Consumers can now get information they want through the media formats of their choice exactly when they want it.

              In addition to radio and television, today's driver likely has one or more wireless devices capable of receiving timely traffic information such as cell phones, personal digital assistants, or PDAs, handheld navigation devices, in-vehicle navigation systems and satellite radio receivers. These new delivery channels are particularly well-suited to enable drivers to make more intelligent and efficient driving decisions. We believe that these technologies present a promising business opportunity for us, given our ability to disseminate our traffic information through these channels, due to the projected growth of the adoption of these new technologies. For example, a report by Jupiter Research projects that there will be 212 million wireless subscribers by 2009, up from 172 million in 2004. The Telematics Research Group projects that there will be 75 million in-vehicle and portable navigation devices, or PNDs by 2011, up from 4 million in 2004. In addition, Forrester Research projects that there will be approximately 20 million households with satellite radio by 2010, up from 2.0 million in 2003, and 9.7 million households with high definition radio by 2010, up from 0.1 million in 2005.

              Advertisers Seek Value in New Media:    Advertisers are adjusting their campaigns to include broader exposure than is available through traditional media buys. According to Forrester Research, the market for online advertising is growing at more than double the rate of the traditional advertising market. The total U.S. advertising market was $243.5 billion in 2004 and is projected to reach $306.3 billion by 2008, for a compound annual growth rate of 6%. However, the U.S. online advertising market was $12.0 billion in 2004 and is expected to grow to $22.0 billion in 2008, for a compound annual growth rate of 17%.

              Traffic reports, regardless of delivery medium, are an attractive way for advertisers seeking to reach consumers for several reasons. First, consumers pay close attention to traffic reports because of the relevance and the succinct and timely nature of the information. In addition, traffic is inherently local content and many advertisers believe that advertisements associated with local content can be more specifically targeted to a particular market or market segment. Further, because traffic conditions change constantly, many consumers access traffic information multiple times per day. For these reasons, advertising connected to traffic content generally commands a premium among radio and television advertisers. We believe that advertising messages coupled to traffic reports across new media platforms, such as the web and wireless devices, will garner a premium for similar reasons.

Our Solution

              We deliver accurate, real-time, customizable traffic flow and incident information across multiple delivery media formats in major metropolitan areas in the United States. Our traffic flow information includes vehicle speeds, travel times and delay times, which is data that has been largely unavailable up to now. By combining incident and flow data, our solution is designed to enable drivers to make informed decisions as to route selection and departure times.

              We collect traffic flow data using our own sensor network as well as government-owned sensors. We have aggregated multiple sensor network systems to create what we believe to be the largest network of real-time traffic sensors in the United States, covering approximately 23,000 lane miles of roadway. We complement our sensor data with incident and event information gathered using traditional collection methods, such as aircraft, video feeds and emergency frequency scanners. According to U.S. census data, in 2000 there were approximately 64 million commuters in the metropolitan areas that we cover.

              The key strength that differentiates our solution is our Traffic Information Management System (TIMS). TIMS allows us to collect and analyze traffic information on a real-time basis and to deliver this information across multiple media formats. These media formats include terrestrial and satellite radio, television, the Internet, wireless devices such as cell phones and PDAs and in-vehicle navigation systems.

Traffic.com flow data
Government flow data
Traffic.com incident & event data
TIMS
Radio
Television
Internet
Wireless
In-vehicle
Other Data Services
Advertising Revenue
Subscription/ Fee Revenue
Collection
Processing
Delivery

              Automated Collection of Diverse Traffic Data.    We collect traffic data from a variety of sources for input into TIMS including:

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  Our Sensor Network.    As of November 30, 2005, we are under contract to build, own and operate our automated sensor network in 16 metropolitan areas. We have completed our network in eight of these metropolitan areas: Boston, Chicago, Philadelphia, Pittsburgh, Providence, San Diego, St. Louis and Tampa. In addition, as of November 30, 2005, we are collecting data from our sensor network under construction in five additional metropolitan areas: Los Angeles, Oklahoma City, Phoenix, San Francisco and Washington, DC. As of November 30, 2005, we are in the pre-construction phase for our sensor network in three additional metropolitan areas: Baltimore, Detroit and Seattle. In addition, on November 1, 2005, we executed an agreement with the Utah Department of Transportation to integrate data from its traffic sensors and cell phone probe data into TIMS. Our solar-powered, roadside sensors continuously collect information on up to eight lanes of traffic, including lane-by-lane speed, volume, density of vehicles and vehicle classification. Each sensor then wirelessly communicates this data every 60 seconds to TIMS. The majority of the equipment used in our sensor sites is commercially available, off-the-shelf components.

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  Government Flow Data Sensor Systems.    We collect flow data from government sensor systems in 14 metropolitan areas that have deployed their own traffic sensor systems: Atlanta, Chicago, Detroit, Houston, Los Angeles, Milwaukee, Minneapolis, New York, Phoenix, Sacramento, San Diego, San Francisco, Seattle and Washington, DC. We will continue to integrate government flow data sensor systems in additional metropolitan areas over time. Unlike our own sensor network, these government sensor systems were designed principally for infrastructure and emergency planning and road safety and generally do not, on their own, achieve the level of coverage, performance and reliability that we believe is needed to provide quality traffic information to consumers. TIMS allows us to verify data quality from these government sensors to provide reliable and accurate information to consumers.

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  Incident Data.    We have established traffic operations centers in 23 cities and a national traffic operations center in Wayne, Pennsylvania. Through these centers, we collect accident, construction and congestion data in a highly efficient manner. We collect this data from aircraft, video feeds, emergency frequency scanners, mobile units and reports from drivers. This information is entered into our system in a specific format that allows all incident information to be easily standardized, analyzed and archived. This standardization process also enables us to easily distribute traffic information in customizable formats through various delivery applications and services.

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  Event Data.    In our traffic operations centers, we also collect information on local events that affect traffic flow, such as parades, scheduled construction, notable recreation events, sporting events and conventions. Our event data provides drivers with advance notice of events that could affect traffic on particular roadways at particular times.

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  Probe Data.    We believe that probe data systems, which use the vehicle or a cell phone as a sensor, will, over time, become a useful source of traffic information and supplement the information from roadway sensors. We have begun the process of collecting probe-based information through Global Positioning System (GPS) radio-navigation technology devices in some of our own data collection vehicles. Additionally, through our government relationships, we collect traffic information from toll tag readers in Houston, San Francisco and in the New York City metropolitan area. TIMS can easily integrate these probe data sources with the other traffic information collected from our flow data sensor network. Under our recently executed agreement with the Utah Department of Transportation, we will integrate probe data for Salt Lake City into TIMS.

              Data Aggregation, Standardization and Analysis.    We receive traffic data from our sources in a variety of different forms, which is then entered into TIMS. TIMS converts the traffic data from our sources into a standard form and processes the data without disruption, both for real-time delivery and for archiving. TIMS collects and processes over 25 million traffic flow records (including every 60 seconds from our flow data sensors) and roughly 25,000 incident description records daily. TIMS is a geospatially-correct database comprised of map data from industry-standard mapping providers, traffic flow information and traffic incident information. TIMS has been built on a multi-layered architecture in order to handle high transaction volumes required for the real-time collection and distribution of traffic information, such as Internet, in-vehicle and wireless applications and services. TIMS utilizes a component-based architecture that we believe permits quicker time-to-market for new products and services, as well as improved reliability, redundancy and flexibility.

              TIMS enables information to be automatically distributed in a variety of customized media formats. TIMS converts all of our collected data into a standard digital format, which can be published and distributed through radio, television, the Internet, wireless devices and in-vehicle navigation systems or other means. We provide traffic content to terrestrial and satellite radio stations and television stations. Additionally, we provide personalized traffic information to consumers via Traffic.com and diverse Internet, in-vehicle, wireless and desktop applications. Finally, we make our traffic information available to third parties for use in their own products.

Delivery Applications and Services

Radio

              Through our Traffic Pulse Broadcaster application, we provide traffic information to radio stations, including travel times, speeds and incident information, by means of a user interface that is easily customized by the traffic announcer. We believe that Traffic Pulse Broadcaster is the only traffic radio product that allows each announcer to prioritize incidents, select the items for broadcast and create custom reports just prior to going on air. Delivered via a standard web browser, Traffic Pulse Broadcaster requires no special equipment or wiring. As a result of TIMS' ability to standardize data, we believe that our information can be delivered in other languages with minimal development effort. For example, we are currently developing the capability to present Traffic Pulse Broadcaster's information in Spanish.

              If requested by our radio station customers and for an additional charge, we provide our own broadcast talent for that station's reporting and off-site broadcast studios. In addition, as of September 30, 2005, we provided to 34 of our radio station customers our affiliate web offering, a Traffic.com-hosted web page designed and maintained by us to fit with the overall look and feel of the radio station's own website. These affiliated websites provide our customers' radio listeners the same traffic information on their website, as well as our personalized traffic information services.

              As of September 30, 2005, we provided traffic information services to 109 radio station customers and had contractual relationships to purchase advertising time for cash from an additional 267 radio stations. Generally, the purchased advertising time is adjacent to informational programming elements such as news, weather, sports, entertainment or traffic reports. Our radio station customers include large radio groups, as well as smaller, locally owned stations. In January 2004, we entered into an agreement to provide traffic information from our Traffic Pulse Broadcaster application to XM Satellite Radio, one of two providers of satellite radio services in the United States, currently for 21 major metropolitan markets on a 24/7 basis. In anticipation of high definition (HD) radio becoming more commonplace, we have developed the capability to broadcast into HD-capable devices, including specialized radio devices, in-vehicle navigation systems and PNDs.

Television

              We provide television stations with traffic information, including travel times and speeds and incident information. As of September 30, 2005, we provided traffic information services to 35 television station customers, including large broadcast and cable companies, and were scheduled to launch traffic information services under contracts with an additional 11 television stations by the end of the first quarter of 2006. In October 2004, we launched our second-generation television product, Traffic Pulse NeXgen, which we refer to as NeXgen. NeXgen simulates current traffic conditions using animated, aerial views of actual roadways and surrounding buildings, with colored maps and graphics showing travel times and speeds. With no rendering time required, NeXgen's maps and graphics are created instantly with all traffic data pre-loaded and properly positioned. NeXgen's ability to display information spanning a broader geographic area as well as to show instantaneous changes in traffic patterns and incidents facilitates longer and more detailed traffic reports.

              We believe that NeXgen will significantly increase traffic coverage in morning television news programming. In May 2005, we launched our first four-hour traffic-focused television news program, which is broadcast during the morning commuting hours on a Viacom-owned UPN station in Philadelphia. This program is essentially an inverted morning news show, focusing first on traffic, which constitutes approximately 40% of airtime, then approximately 40% on weather and the balance on news. We produce and broadcast this program from our own studio facility in our Wayne, Pennsylvania offices. We expect to introduce this program in other markets in the near future.

              In April 2005, we entered into an agreement with Viacom pursuant to which we will provide traffic flow data using our NeXgen product on Viacom television stations in 12 markets. Additionally, in January 2005, we entered into a three-year agreement with The Weather Channel under which we provide traffic information for broadcast on its national cable channel's "Local on the 8s" segments and on its local Weatherscan channels.

Traffic.com-Branded Website

              In response to consumer demand for increased Internet services, we are focusing our growth efforts on our Internet and other interactive technologies. As a result, in July 2005, we launched an enhanced website that provides an interactive source for users to obtain personalized traffic flow, incident and event information. In November 2005, our servers reported approximately 940,000 unique visitors to our website, which represented a 74% increase from September 2005. As of November 30, 2005, we had approximately 83,000 registered users for our website, which represented a 53% increase from September 30, 2005. Our website provides the following services to users:

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  my Traffic.com — my Traffic.com allows users to personalize and automatically receive real-time traffic information for their desired cities and routes. Our flow data enables many of the customized my Traffic.com reports to contain speeds, travel times and delay times, including the slowest speeds on the route. Once registered for my Traffic.com services, users can arrange to receive timely e-mail alerts of current traffic conditions on personalized routes.

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  Jam Factor — Jam Factor is a unique feature that provides an overall measure of traffic conditions on a section of roadway. This measure is calculated using our data and proprietary algorithms. Jam Factor is designed to provide users with a quick but comprehensive picture of traffic conditions and measures them on a scale of 0 to 10, with 10 being the worst. Jam Factor also provides commuters with predictive trending information, such as seasonal influences and rush hours, as well as the unpredictable, immediate factors such as traffic incidents and unexpected delays. We will seek to establish Jam Factor as a widely accepted traffic measuring standard, equivalent to other industry standards, such as the Richter Scale for earthquakes.

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  City Pages — Our website currently provides traffic information for major roadways in 24 cities in the United States, which enables users to receive and view traffic information on interactive road maps.

Consumer Wireless Services

              We deliver our customized traffic information to PDA devices and cell phones.

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  TrafficInform — In June 2005, we launched our TrafficInform subscription service. TrafficInform provides subscribers with outgoing e-mail or voice traffic alerts and condition updates for chosen roadways. Subscribers can receive reports via their PDA devices or cell phones during their pre-specified time periods when the traffic situation meets or exceeds their pre-specified conditions.

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  TrafficMax — In September 2005, we launched our TrafficMax service. In addition to providing outgoing services, TrafficMax will answer on-the-fly voice queries from subscribers regarding traffic conditions on any covered roadway or combination of roadways on a 24/7 basis.

              We currently have only a minimal number of subscribers to our recently launched subscription services. Based on our belief that there is growing interest among advertisers in delivering advertising through wireless devices, we plan to make most of these wireless services ad-supported in the future, and we may offer these services free of charge to consumers.

In-Vehicle Traffic Data Services

              We provide traffic flow and incident information for use and display in in-vehicle navigation systems and in PNDs. These systems provide drivers with real-time traffic information, which is displayed on digital maps. We believe that in-vehicle navigation systems will quickly become a widely used source for traffic information as drivers seek to take advantage of the convenient, new technology offered by these systems. In-vehicle navigation systems can be installed as standard or optional features in new vehicles or purchased and installed separately in the aftermarket. These systems display traffic flow, incidents and events, and suggestions for alternative routes. We provide our traffic data to NAVTEQ, a leading provider of digital mapping solutions, which sends our data for distribution to in-vehicle navigation systems via XM Satellite Radio and Sirius Satellite Radio Inc. Our traffic data is used for navigation systems in the Acura RL and the Cadillac CTS and in aftermarket navigation systems such as the Pioneer AVIC-N2 and the Garmin StreetPilot 2730. We also provide traffic data to Motorola for use in its VIAMOTO navigation solution. The Avis Assist service, launched this year, uses the VIAMOTO service.

Other Data Services

              We deliver our data through electronic feeds directly to customers for use in their websites and other products and services. For example, we currently license our traffic data to The Weather Channel for use on its website, www.weather.com. In addition, starting in the first quarter of 2006, we will provide our traffic data to Comcast Cable Communications Management, LLC for use on its website, www.comcast.net. Our arrangements with The Weather Channel and Comcast require the use of our logos and links to our www.traffic.com website.

              We provide traffic data feeds to the Florida Department of Transportation for use in its 511 information service in the Tampa Bay area. The 511 service allows Tampa Bay travelers to access free, 24/7, traffic and road condition updates on select road segments and responds to voice commands to provide information for a specific route. We will seek to expand our provision of data services and seek additional commercial and government partners in the future.

Our Strategy

              Our objective is to become recognized internationally, through our services and Traffic.com brand, as the leading provider of timely, high quality traffic information. We intend to achieve our objective through executing the following key business strategies:

              Provide superior traffic information:    We seek to provide the highest quality, real-time traffic information and to distribute this information through a wide range of delivery applications and services. Our ability to collect and distribute this information is based principally on our efforts, over a number of years, to develop and enhance TIMS, our traffic information system that utilizes our proprietary analytic technology. We will continue to enhance our existing technologies and introduce compelling new features, products and services to meet the needs of drivers and of our media, data and advertising customers.

              Grow our Traffic.com brand and our Internet presence:    We seek to make Traffic.com the most widely recognized and used brand for traffic information. We believe that advertisers' and customers' decisions are influenced by brand recognition and we are seeking to build this recognition and increase the number of our www.traffic.com users by providing high-quality services and through co-branding efforts with our media and data customers. In addition, we intend to enhance our brand recognition through advertising campaigns, public relations and other marketing efforts.

              Promote an integrated advertising approach through our multiple media channels:    Our multiple media formats are well positioned to attract advertisers with a one-stop, cross-media campaign opportunity. For example, our advertisers can reach their customers via the radio and television in the morning while they are at home, radio, cell phones, PDAs and wireless devices while they are in their cars, and Internet and e-mail services in the office. We believe advertisers are looking for more effective means of reaching consumers and can benefit from the direct association with traffic information, regardless of the delivery medium. Additionally, we believe that our content is particularly attractive to advertisers because of its local nature and because our users are on the move. Given the nature of our services, advertisers can geographically target users based on the nature and times of their travel patterns.

              Expand our data services and strategic relationships:    We seek to deliver our traffic information services through multiple third-party providers. By entering into arrangements with other web content providers, we believe that we can drive more unique visitors to our website. This, in turn, will increase our volume of advertising space and enable our advertisers to reach a more focused audience through advertisements closely aligned with content. We also plan to enter into more arrangements with major automotive brands, in-vehicle navigation services and wireless device companies to provide our traffic data to their buyers and users.

              Expand geographically:    We plan to expand our traffic information coverage and service offerings in a number of additional U.S. cities, with a focus on reaching a total of 50 metropolitan areas by the end of 2006, thereby enabling us to serve a larger percentage of the traffic-affected population and appeal to more advertisers. We are exploring the expansion of our services to countries in Asia and we may consider expanding our services to other countries to take advantage of our processing and distribution capabilities. Any expansion outside the United States will be undertaken only where there is a demonstrated market need for accurate traffic data, infrastructure in place to readily access traffic data, and opportunities for relationships with strategic business partners.

Customers

              We provide traffic information to a variety of customers in a number of market sectors. Our customer base includes the radio and television stations from which we obtain advertising inventory in exchange for our traffic information, cash and services; traffic data services customers to whom we provide our traffic data for use in their products and services; and advertisers who buy our advertising time. Our single largest customer for traffic data is the U.S. DOT. No customer accounted for 10% or more of our total revenue for 2003, 2004, or the nine months ended September 30, 2005. In 2002, one customer accounted for approximately 16% of total revenue. The customers listed below represented $11.9 million, or 28.1% of our total revenue, for 2004 and $14.5 million, or 45.2% of our total revenue, for the nine months ended September 30, 2005. Substantially all of our revenue is generated from our advertising customers and data services customers, given that our radio and television relationships are almost entirely in exchange for advertising inventory.

  Advertising Customers

              In the first nine months of 2005, we had over 460 advertising customers. These customers pay us to have their advertisements displayed in one or more of our media channels. To date, substantially all of our revenue from these customers has been generated from radio and television advertisements. We expect that Internet and wireless advertising will constitute a larger percentage of revenue from this customer base as we move forward. The following lists our 20 largest advertising customers for the first nine months of 2005, which accounted for approximately $12.7 million, or 39.6%, of our revenue during this period:

7-Eleven, Inc. c/o Camelot Communications Inc.
Albertson's, Inc.
Auto Zone, Inc.
BP p.l.c.
CSK Auto, Inc.
Doctor's Associates, Inc. (Subway Restaurants)
The Goodyear Tire & Rubber Company
The Home Depot, Inc.
Interline Furniture, Inc.
JC Penney Company, Inc.	Lending Tree, LLC
Mattress Giant
McDonald's Corporation
National Automotive Parts Association
Nationwide Mutual Insurance Company
Pier 1 Imports, Inc.
Texas Lottery Commission
Toyota Motor Corporation, USA
Valero Energy Corp.
XM Satellite Radio Holdings, Inc.

  Data Services Customers

              We have agreements with a number of businesses pursuant to which we provide our traffic data feeds for use in their own Internet, wireless and in-vehicle products and services. The data services agreements described below account for approximately $1.4 million, or 3.3% of our total revenue, in 2004 and $1.7 million, or 5.3% of our total revenue, for the nine months ended September 30, 2005.

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  XM Satellite Radio Holdings Inc.    XM Satellite Radio, or XM, is one of two providers of satellite radio services in the United States. We provide to XM real-time traffic information from our Traffic Pulse Broadcaster application on a 24/7 basis, currently for 21 major metropolitan markets. Based on publicly available information, XM has more than 5 million total subscribers.

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  NAVTEQ Corporation.    NAVTEQ is a leading provider of digital mapping solutions. We provide to NAVTEQ our data feed for use in its in-vehicle traffic information service, which it distributes via XM Satellite Radio and Sirius Satellite Radio. Our traffic information, together with NAVTEQ's mapping data, has recently been introduced as a standard feature in the Acura RL and as an optional feature in the Cadillac CTS navigation systems. We provide our traffic information to these systems in all of our geographic coverage areas.

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  Motorola, Inc.    Motorola is a global mobile and wireless communications company. We provide to Motorola traffic flow data from our data feed for use in VIAMOTO solutions, a suite of location software for data-capable cell phones and in-vehicle navigation systems. A cell-phone based navigation system, powered by VIAMOTO and containing our traffic data, has been recently introduced in Avis rental cars.

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  The Weather Channel, Inc.    The Weather Channel provides national and local weather information through a number of channels. In addition to providing traffic information for broadcast on The Weather Channel's national cable and local programming, we provide traffic information for use on its website (www.weather.com) and on a free desktop computer application. Based on publicly available information, the Weather Channel reaches more than 89 million households, local programming reaches 22 million households and www.weather.com has 20 million unique visitors per month.

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  Comcast Cable Communications Management LLC.    Comcast is a leading provider of cable, entertainment and communications products and services. Starting in the first quarter of 2006, we will provide our traffic incident, event and flow data to Comcast for use on its website, www.comcast.net. Based on publicly available information, Comcast has 7.7 million broadband customers.

Radio and Television Customers

              We have entered into agreements with the parent companies and ownership groups for radio and television stations, or individual stations owned by these groups, pursuant to which we provide traffic information, cash or a combination of traffic information, cash and services to all or some of their stations, as well as the websites of certain stations. As compensation, we receive commercial airtime, which we subsequently sell to advertisers. No revenue is recognized on the exchange of traffic data services for advertising time as neither the fair value of the advertising time received nor the traffic data services provided can be determined within reasonable limits. Rather, revenue is recognized when advertisements are aired on the acquired advertising time. The following lists a number of our current customers in these sectors:

  Radio

ABC-Disney Radio Group
Continental Broadcasting Corporation
Cox Radio Inc.
Crawford Broadcasting Company
Emmis Communications Corporation
Gross Communications Corporation
Hubbard Broadcasting Inc.
Inner City Broadcasting Corporation
Jacobs Media Corporation
Metropolitan Radio Group, Inc.	NewsWeb Corporation
Nova Broadcasting Company
Radio One Inc.
Rose City Radio Corporation
Salem Communications Corporation
Spanish Broadcasting System, Inc.
Susquehanna Radio Corporation
Twin Towers Broadcasting, Inc.
United Broadcasting Company Inc.
XM Satellite Radio Holdings, Inc.

  Television

Belo Corporation Cox Broadcasting, Inc. Fox Broadcasting Company Gannett Co., Inc. Hearst-Argyle Television Inc. Hubbard Broadcasting Inc. NBC Universal Television Stations division	Post Newsweek Stations, Inc. Sunbeam Television Corp. The E.W. Scripps Company The McGraw Hill Companies Tribune Company Viacom Television Stations Group

Sales and Marketing

              We focus on sales and marketing at the highest levels of our company. In addition to our dedicated sales and marketing personnel, the senior officers of our company, including our chief executive officer, chief operating officer and chief information officer, devote significant time to developing and enhancing relationships with senior management of major media companies, advertisers and existing and prospective strategic business partners.

              Media Affiliation Sales.    Our media affiliation sales force, consisting of nine people as of September 30, 2005, focuses solely on developing and expanding relationships with radio and television customers. The media affiliation sales force maintains frequent contact with radio and television station owners, capitalizes on strong customer referrals, participates in key trade shows, advertises in trade publications and distributes collateral materials to effect its sales. Our Senior Vice President of Media Affiliation, Peter Doyle, is a member of the board of directors of the leading radio advertising trade group, the Radio Advertising Bureau.

              Advertising Sales.    Our advertising sales force, consisting of 37 people as of September 30, 2005, sells our advertising inventory, including radio, television, Internet and wireless advertising time, to our advertising customers. As we have recently expanded our Internet and wireless services, we have begun to expand our sales and marketing efforts to target existing and potential advertising customers for our interactive advertising. Some of our advertising sales personnel are dedicated to attracting advertisers for our website and interactive wireless services. Our advertising sales force is organized into five regions, each under a regional sales manager. Our advertising sales force utilizes strong contacts within the advertising community, attendance at trade shows, and the distribution of collateral materials to reach advertising agencies and advertisers.

              Business Development.    Our business development team is responsible for new business development as well as product development and product management. On the business development side, the team focuses on identifying and establishing new avenues of distribution for our existing products. This is accomplished through market analysis, partner identification and contract negotiation. On the product management side, the team focuses on satisfying new market opportunities through product development and management. Our team conducts market analysis and focus group testing to identify the proper products, their features, and marketing strategies. Product specifications are delivered to the engineering department in an ongoing, collaborative process, with the goal of ensuring that products that meet market demands are developed.

              Advertising/Marketing.    We employ a number of methods to promote our Traffic.com brand and the usage of our products. We believe that a principal means of increasing our Internet presence is through the establishment of links to our website on the websites of our Internet, radio and television customers, such as www.weather.com. Many of these websites are co-branded with one or more of our and our customers' brands. We also utilize unsold 10-second radio and television advertising time, where appropriate, to promote brand awareness of Traffic.com.

Additionally, we have secured 30-second television advertisements in Philadelphia and are testing the use of longer television advertisements for brand development. We encourage each of our radio and television customers to promote the unique aspects of our services to their audiences, providing no cost promotion of our services. We also utilize search engine optimization and marketing, radio and television advertising, billboards, cinema advertising and online advertising. Our TrafficMagnet application, which can be downloaded without charge from our www.traffic.com website, enables individuals and businesses to add basic traffic information on their websites for use by their employees, customers and visitors. The TrafficMagnet directs users back to our www.traffic.com website for more information, increasing the number of visitors. By attracting users to our website with free, personalized traffic information, we believe that we will encourage these users to utilize our wireless consumer services.

Competition

              The traffic information services market is highly competitive. Our primary competition comes from Westwood One and Clear Channel Communications, which are traditional traffic information providers. These competitors have more employees and possess significantly greater financial, sales and marketing, and managerial resources than we do, and can engage in more extensive promotional activities than we can, which could put us at a competitive disadvantage. These competitors also have broader geographic coverage for their products and services. Additionally, these competitors have longer operating histories and more established relationships with advertisers. We are experiencing and expect to continue to experience increased price competition from these and other competitors.

              In addition, we face competition from smaller companies with substantially less revenue, such as Metrocommute and SigAlert. In general, these smaller companies make use of publicly available traffic data from government sources. Further, we face competition from several companies that are developing technologies to predict traffic conditions using available traffic data. Also, there are application developers, such as Palm and TomTom, which are providing traffic products and services using data from our competitors just as, for example, Motorola is using our data. As demand for traffic information services and technologies has increased, we expect that additional new competitors may enter the market in the future.

              Certain governmental agencies, including some state and local departments of transportation, also generate selected traffic flow data, which can be used by our competitors and accessed by consumers. Most of these systems, however, were built for purposes such as infrastructure planning, road operation and road safety and were not designed to provide real-time traffic flow information to consumers.

              511 services, which are administered by local or state agencies, make available to the public, free of charge, traffic information for a given jurisdiction by dialing 511. The traffic information that 511 services provide is limited by the jurisdiction of the state or local public agency. More specifically, if a particular metropolitan area crosses state lines, then the 511 service will typically provide traffic information only for that portion of the metropolitan area that is within the jurisdiction of the applicable public agency. State and local budgetary constraints also limit regional 511 services, which are expensive to build and operate. As a result, more than five years after the Federal Communication Commission designed 511, fewer than half of the states currently have operating 511 systems, and the level of traveler information provided varies widely across states. For these reasons, we believe that 511 services will not meet all of the traffic information needs of many travelers.

              We compete on a number of bases, including quality, reliability and timeliness of traffic information, extent of geographical coverage, price, available advertising inventory and other factors. We believe that our principal competitive advantage is our ability to use our TIMS technology to capture, standardize and distribute traffic information. Our TIMS technology allows us to efficiently aggregate traffic data from multiple sources in a centralized database and to format and distribute that data through multiple means. Unlike our competitors, we are authorized by the U.S. DOT to own and operate our sensor network in metropolitan areas. In addition, in contrast to our competitors that utilize government data, TIMS is designed to analyze and verify this data and to identify errors in data as well as malfunctioning government sensors. This capability allows us to provide more accurate and reliable data than our competitors who do not conduct this analysis. We believe that we are currently the only company in the United States that combines its own proprietary sensor and incident data with government traffic data and distributes it through a wide variety of delivery channels.

              Our primary competitors collect most of their traffic information through traditional means such as helicopters, video cameras, mobile units and emergency scanners, and generally do not deliver aggregated traffic flow, volume and speed data on a real-time basis. Even though we also utilize these methods, and in some metropolitan areas this is currently our sole means of collecting traffic data, we differ from our competitors in the structured format in which we enter this information and digitize it. This input structure allows us to check for inconsistent or stale data and to distribute this information more quickly across multiple media.

              We believe that we have significant advantages over our competitors in our ability to provide timely, accurate and actionable traffic information to a broad set of traffic data customers through multiple media channels, particularly the Internet and other interactive technologies.

Government Contracts

              We have agreements with the U.S. government and with 18 state and local agencies.

U.S. Government

              On April 21, 1999, under our former name, Argus Networks Inc., we were the principal subcontractor awarded a competitively bid U.S. DOT contract under the federal 1998 Transportation Equity Act for the 21st Century (TEA 21). TEA 21 authorized for the first time the use of federal funds to create an intelligent transportation infrastructure system to collect, integrate, and distribute real-time traffic data in more than 40 metropolitan areas.

              TEA 21 allocated up to $2.0 million of federal funds per metropolitan area, conditioned on $0.5 million of non-federal matching funds in each metropolitan area and an 80/20 federal to non-federal funding match overall. The first task order that we were awarded allocated $4.0 million to begin the creation of a digital sensor network in two metropolitan areas, Pittsburgh and Philadelphia. Following the deployment of the Pittsburgh and Philadelphia systems, the contract was amended and a second task order provided an additional $50.0 million to continue the deployment of our network in 25 additional metropolitan areas. Under the second task order, we must propose projects to state and local government agencies that will enhance the data that is available for their transportation operations, planning, analysis and maintenance. Once a government agency accepts our proposal and enters into a contract with us, we are required to meet certain milestones, including federal acceptance of our plans, designs and architecture. The subcontract terminates on January 1, 2012. Due to our ownership of our sensor network and our exclusive right, for commercial purposes, to the data that it produces, our ownership of the network and right to this data continues as long as we continue to provide our traffic data to government agencies. Recent federal legislation reauthorized the program (SAFETEA-LU) and makes additional cities eligible for the program.

              TEA 21 also allowed the creation of a data repository of new and existing real-time traveler and related information for dissemination to the traveling public through a variety of delivery mechanisms, including support for a 511-based telephone service, provision of free basic traveler information to the public for personal use, and commercial traveler information services. 511 is the single traffic information telephone number designated by the Federal Communication Commission for use by states and local jurisdictions. 511 services allow the public to access traffic information for a given jurisdiction for free by dialing 511. In connection with the adoption of SAFETEA-LU, however, Congress specifically rejected dedicated funding to create a national 511 service. We operate a 511 service in Tampa Bay and, although we do not expect 511 services to become a material part of our business, we will seek to provide these services in other metropolitan areas where providing these services is complementary to our business strategy.

State and Local Governments

              We currently have contracts with 18 state and local government agencies to provide traffic sensor data services. As part of these contracts, we provide data to the various federal, state and local agencies for non-commercial purposes such as research, planning, operations and congestion management. We retain the exclusive right to market our traffic flow data for commercial purposes and have committed to share up to 10% of the related revenue with state or local government agencies or reinvest an equivalent amount in technology systems. The state and local government agencies must, in general, use their share of this revenue to reinvest and enhance our sensor network. We are responsible for deploying, operating and maintaining our sensor network without future government funding beyond the initial payments received for each metropolitan area.

Intellectual Property

              Our intellectual property is an essential element of our business. We protect our intellectual property by using a combination of trademark, patent and trade secrets laws, licensing and nondisclosure agreements and other security measures. Our key intellectual property relates to TIMS and applications that leverage that technology. We have one pending patent application with the U.S. Patent & Trademark Office covering the various aspects of TIMS. We have two pending patent applications covering our three-dimensional television traffic and Traffic Pulse NeXgen television traffic systems and associated features and one pending patent application for our process of rendering real-time traffic flow data into an animated video format. In addition, we also have one pending patent application for the system that we use to collect incident and event information using remotely-located scanners. On December 22, 2005, we entered into an agreement to purchase certain assets of MyTrafficNews.com, Inc., including a patent for both automated and direct input of information related to traffic and transit into a database and electronic distribution of information specific to an individual from that database. We cannot assure you that the continued prosecution of any of our patent applications will lead to the issuance of U.S. patents. We do not own any copyrights registered with the U.S. Copyright Office.

              We currently are in a dispute with WSI Corporation over ownership of one of the pending patent applications for television products. We believe that WSI Corporation's claim of being a joint inventor for this patent application, and thus a joint owner, is without merit.

              We are the owner of 13 trademarks registered with the U.S. Patent and Trademark Office, including the names "Traffic.com" and "Traffic Pulse," and have ten trademark applications pending with the U.S. Patent and Trademark Office. Registrations of our U.S. trademarks are renewable every ten years.

              In the normal course of business, we only provide our intellectual property to third parties through standard licensing agreements. The purposes of these agreements are to provide for our continued ownership in any intellectual property and data furnished and to define the extent and duration of any third party usage rights. Our employees and independent contractors are required to sign agreements acknowledging that all inventions, developments and other intellectual property created by them on our behalf are our property. The agreements require employees to assign to us any ownership that they may claim in the inventions and intellectual property.

              Our task orders with the federal government and our agreements with the state and local government agencies provide that the data aggregated by us and made available to the federal, state and local governments may be made available to and used by the government agencies for their own internal government purposes and that basic traveler information (red, yellow or green descriptions of traffic conditions) may be distributed by the agencies to the public for personal, non-commercial use. The U.S. DOT may share aggregated data with third parties that are specifically fulfilling non-commercial government agency functions. The state and local government agencies may not market, distribute or donate the privately collected real-time detailed data to non-governmental entities. The federal, state and local government agencies may not provide the aggregated data to third parties for commercial purposes.

              We retain title to all data and computer software, and license the data and software applications to the U.S. DOT and to other government agencies as described above.

Legal Proceedings

              We are currently involved in certain material legal proceedings.

Santa Fe Technologies, Inc. v. Argus Networks, Inc.

              On July 28, 1999, Santa Fe Technologies, Inc., or SFT, filed a complaint in a New Mexico state court against us and others, including certain of our officers and directors and TL Ventures LLC, whose successor, TL Ventures L.P., is affiliated with certain of our investors. The complaint sought compensatory and punitive damages. The complaint related to a proposed merger between SFT and us which had been proposed in contemplation of our participation as a subcontractor in a team proposal in response to a federal contract solicitation for an "intelligent" transportation infrastructure system. In November 1998, we had entered into a merger agreement with SFT, which was subject to our satisfactory completion of financial, technical, operational and other due diligence. We terminated the merger agreement in February 1999, based on the results of our due diligence. Shortly thereafter, we acquired another sensor company to participate in the bid proposal. In its complaint, SFT alleged that we and the other defendants conspired to and did misappropriate or misuse SFT's "corporate opportunity," confidential information and work product, and committed conversion of SFT's intellectual property and contributions in order to win the award of the federal contract.

              During the pre-trial phase of the case and the course of the trial, except for three causes of action against us and two causes of action against the investor affiliate, all of the causes of action against all of the defendants were dismissed. The remaining claims consisted of a claim against us for breach of a claimed fiduciary duty not to use information or "work product" shared in confidence, a related civil conspiracy claim against us and the investor affiliate and a claim against us and the investor affiliate for unjust enrichment. The district court submitted the fiduciary duty claim (and the related conspiracy claim) to the jury for determination and decided the unjust enrichment claim itself. In June 2005, the fiduciary duty and conspiracy claims were tried before a jury. In late June 2005, the jury returned a verdict against us on the breach of fiduciary duty claim and the related conspiracy claim and against the investor affiliate on the conspiracy claim finding, that we and the investor affiliate are jointly and severally liable to plaintiff for $6.2 million in compensatory damages, assessing $5.0 million in punitive damages against us and assessing punitive damages against the investor affiliate. The district court subsequently rejected the plaintiff's unjust enrichment claim. On August 19, 2005, the district court entered judgment against us on the breach of fiduciary duty and conspiracy claims and against the investor affiliate on the conspiracy claim. In late September 2005, the district court rejected our motion to set aside the jury verdict. On October 13, 2005, final judgment was entered against us and the investor affiliate. On November 17, 2005, we, SFT and TL Ventures L.P. entered into a settlement agreement with respect to our litigation. Under this agreement, we and TL Ventures L.P. agreed to pay to SFT an aggregate of $14,250,000 in settlement of the litigation, one-half to be paid within 30 days of the date of the settlement agreement and the other half to be paid within 60 days of the date of the settlement agreement. Upon receipt of the full settlement amount, SFT has agreed to execute a general release of us and TL Ventures L.P. and all of our respective officers, directors, agents, employees, limited partners, general partners, members and affiliates and to dismiss the litigation. Also on November 17, 2005, we entered into an agreement with TL Ventures L.P. specifying that each of us will pay one-half of the settlement amount, or $7,125,000. TL Ventures L.P. has made the first settlement payment to SFT and we agreed to make the second settlement payment to SFT. We expect to pay this amount from cash on-hand and will not be using any proceeds of this offering to pay this settlement.

Traffic.com, Inc. v. Internet Capital Group, Inc. et al.

              On June 29, 2005, we filed a complaint in the Chester County Pennsylvania Court of Common Pleas seeking a declaratory judgment against Internet Capital Group, Inc., ICG Holdings, Inc. and related entities, or ICG, that the conversion of ICG's Series B convertible preferred stock to common stock on a one-for-five basis (from approximately 5 million shares of Series B preferred stock to approximately 1 million shares of common stock), in connection with our Series E preferred stock financing in March 2003, is valid and that ICG is not entitled to any additional ownership stake in the Company or any other payments or damages in connection with the Series E preferred stock financing or related matters. On July 26, 2005, ICG filed preliminary objections to our complaint for declaratory judgment which, under Pennsylvania practice, is equivalent to a motion to dismiss our complaint. On October 28, 2005, we and ICG entered into a settlement agreement with respect to our litigation. Under this agreement, in exchange for mutual releases and an agreement to dismiss the litigation, we issued to ICG 300,562 shares of our common stock, at a fair value of $3.5 million, and agreed to permit ICG to grant to the underwriters in this offering the right to purchase up to 66,666 shares of our common stock owned by ICG, within 30 days after the date of this prospectus, to cover any over-allotments.

Richard P. Ramirez v. Mobility Technologies, Inc. et al.

              On March 22, 2002, Richard Ramirez, our Chief Executive Officer from 2000 to mid-2001, filed a Writ of Summons in the Pennsylvania Court of Common Pleas, Chester County, against us and others, including certain of our officers, directors and investors. On July 16, 2002, we filed a petition with the court to compel arbitration, which the court granted on August 22, 2002. On January 6, 2003, Mr. Ramirez filed his Demand for Arbitration with the American Arbitration Association (AAA), in which he alleged, among other things, that the defendants intentionally and negligently made factual misrepresentations and fraudulently and negligently induced him to accept employment with us. Mr. Ramirez is seeking approximately $1.2 million in damages and the potential equity lost from rescission of shares allegedly earned while he was an employee. On June 11, 2003, we filed a counterclaim with AAA seeking the repayment of a $33,975 loan (plus interest) that we made to Mr. Ramirez while he was employed with us. We have completed interrogatories and document discovery and expect to begin deposition discovery in the near future. We believe Mr. Ramirez's claims against us are baseless and we intend to defend against them vigorously.

Employees

              As of September 30, 2005 we had 313 full-time employees and 218 part-time employees, all located in the United States, including 367 in traffic incident information gathering, 50 in technology,

86 in sales and marketing and 28 in general administration. We have never had a work stoppage and none of our employees is represented by a labor organization or under any collective bargaining arrangements. We consider our employee relations to be good.

Facilities

              Our principal executive offices are located in Wayne, Pennsylvania, where we lease approximately 34,600 square feet under a lease that expires in October 31, 2010. These offices are used for sales and marketing, back office processing, business development, storage of our equipment and technology, radio and television production and general corporate and finance activities. Our TIMS system, including computer equipment and database storage facilities, is located in a facility in Philadelphia, Pennsylvania under an agreement with Level 3 Communications. In addition, we lease operation/surveillance centers, broadcast studios and marketing and administrative offices in 21 locations across the United States consisting of over 44,500 square feet in the aggregate, pursuant to the terms of various lease agreements. We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

MANAGEMENT

              Set forth below is certain information regarding our directors and executive officers.

Name	Age	Position
Robert N. Verratti	62	Chief Executive Officer and Director
David L. Jannetta	53	President and Director
Christopher M. Rothey	35	Chief Operating Officer
Andrew Maunder	49	Chief Financial Officer
Joseph A. Reed	41	Chief Information Officer
Mark J. DeNino	52	Chairman of the Board
John H. Josephson	44	Director
George MacKenzie	56	Director
Samuel A. Plum	61	Director

              Set forth below is certain information regarding certain of our key employees.

Name	Age	Position
Michael Nappi	51	Senior Vice President, Business Development
William Powers	38	Senior Vice President, Sales
Peter Doyle	56	Senior Vice President, Media Affiliation
Brian Smyth	38	Senior Vice President, Software Development
Peter Menninger	44	Senior Vice President, Operations and Systems Architecture

              Provided below are biographies for each of our executive officers, directors and key employees listed in the tables above.

              Robert N. Verratti has served as our Chief Executive Officer and a director since October 2003. In 1998, Mr. Verratti joined TL Ventures, a national venture capital firm that invests in software, information technology infrastructure and services, communications, semiconductor and biotechnology industries where he was a Venture Partner from 1998 to July 2000 and Managing Director from July 2000 to October 2003. He has served as Chief Executive Officer of e4L, Inc, a New York Stock Exchange listed infomercial company and a TL portfolio company; Total Care Systems, a group care living facilities provider; Great Western Cities, a land development subsidiary of Hunt International Resources; and Globe Ticket, a specialty printing company. He also serves on the boards of OE Waves, Inc., an oscillator technology company and eNom, Inc., a domain name registration company. He holds a B.S. in engineering from the United States Naval Academy and served as a nuclear-trained submarine officer in the U.S. Navy.

              David L. Jannetta is one of our co-founders and has served as our President and as one of our directors since inception. Prior to co-founding our company, he was a principal of The Jannetta Company, a consultant group and developer of government and private sector projects. He also served as Secretary of General Services for the Commonwealth of Pennsylvania with responsibilities in construction, central purchasing, real estate and maintenance programs. He currently serves on the board of directors of the Intelligent Transportation Society of America and is a member of the Congressional ITS Caucus Advisory Committee. He holds a B.S. in engineering from the U.S. Air Force Academy, an M.A.P. in Public Administration from Webster College, and an M.S. in Operations Management from the University of Arkansas.

              Christopher M. Rothey has served as our Chief Operating Officer since October 2003, previously serving as Product Marketing Director from May 2000 to September 2001, Vice President, Product Marketing from September 2001 to September 2002, and Senior Vice President, Strategy & Development from September 2002 to October 2003. Prior to joining us, Mr. Rothey served as a nuclear-trained submarine officer in the U.S. Navy. While a student at the University of Pennsylvania, Mr. Rothey and Michael D. Burns, another of our founders, designed a wireless traffic sensor system which evolved into the basis for our company. Mr. Rothey holds a B.S.E. in Finance from the Wharton School of the University of Pennsylvania and a B.S. in Electrical Engineering as well as a Masters in Electrical Engineering from the University of Pennsylvania.

              Andrew Maunder has served as our Chief Financial Officer since April 2005. Prior to joining us, in January 2003, he co-founded Kayak Interactive Corporation, a publisher of mobile games and a spinout of Valaran Corporation, a New Jersey-based software company. Mr. Maunder served as Chief Executive Officer of Kayak Interactive Corporation from January 2003 to August 2004, and as Chief Financial Officer from September 2004 until March 2005. He served as Chief Executive Officer of Valaran Corporation from May 2000 to October 2003. From September 1994 to December 1999, Mr. Maunder served as President and Chief Executive Officer of Telesciences Inc., a New Jersey-based telecommunications software company. Mr. Maunder currently is a member of the board of directors of Valaran Corporation. Mr. Maunder qualified as an accountant with the Chartered Institute of Management Accountants, studying at Thames Valley University, Slough, Bucks, England.

              Joseph A. Reed has served as our Chief Information Officer since January 2000 and is responsible for all of our information technology initiatives and operations and the deployment of our proprietary sensor network across the United States. He also is responsible for our traffic data gathering operations, which include radio and television studios, producers and talent. He brings us thirteen years of IT and operations experience. Prior to joining us, he was Principal Equivalent, Director of Internet Development at Towers Perrin, a global consulting firm and Senior Vice President, Electronic Brokerage at Reuters responsible for developing retail trading and information systems for large financial institutions. Mr. Reed holds a B.A. in Computer Science from Temple University.

              Mark J. DeNino has served as one of our directors since October 1998 and is the chairman of our board. In 1994, Mr. DeNino joined TL Ventures, a national venture capital firm that invests in software, information technology infrastructure and services, communications, semiconductor and biotechnology industries, as a Managing Director. During his tenure, Mr. DeNino has been extensively involved in the creation, incubation, development and consolidation of a number of information technology and communications companies. He is also the co-founder of, and senior advisor to, EnerTech Capital, a venture capital firm specializing in investment opportunities emerging from the reshaping and convergence of the energy, utility and telecommunications industries. Mr. DeNino is on the board of directors of a number of TL portfolio companies. Mr. DeNino has a B.S. degree in Finance and Accounting from Boston College and an M.B.A. from the Harvard Graduate School of Business Administration.

              John H. Josephson has served as one of our directors since September 2004. He has been employed since August 1987 by Allen & Company LLC, an investment bank, and its predecessor, presently as Managing Director. He is also a member of the board of directors of Sesac Holdings, Inc., an organization that licenses performance rights to copyrighted musical compositions to establishments such as cable and broadcast television networks and radio stations. He holds an A.B. in Economic History from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

              George MacKenzie has served as one of our directors since December 2005. He served as interim chief executive officer of C&D Technologies, Inc., a New York Stock Exchange-listed producer and marketer of electrical power storage and conversion products, between March 2005 and September 2005. He also served as executive vice president and chief financial officer of Glatfelter, a New York Stock Exchange-listed producer and global supplier of specialty papers, between September 2001 and June 2002, and served in various capacities at Hercules, Inc., a global manufacturer of chemical specialties, between May 1979 and June 2001, including vice chairman and chief financial officer, the latter position which he held since 1995. He is currently a member of the board of directors of C&D Technologies; Safeguard Scientifics, Inc., a New York Stock Exchange-listed operating company of technology; Central Vermont Public Corp., a New York Stock Exchange-listed public utility and energy provider; and American Water, a water resource company and subsidiary of RWE group, a multi-utility company based in Germany. He holds a B.S. in Business-Finance and Economics from the University of Delaware and an M.B.A. from the University of Chicago.

              Samuel A. Plum has served as one of our directors since September 2004. Since 1996, he has served as General Partner of SCP Private Equity Partners, a private equity fund manager. From 1989 to 1993, he served as the president and chief executive officer of Charterhouse, Inc. and Charterhouse North American Securities, Inc., the U.S. based investment banking and brokerage firms of Charterhouse PLC, a London based merchant banking firm. From 1973 to 1989, he served in various capacities, including managing director and partner, in, respectively, PaineWebber, Inc. and its predecessor firm, Blyth Eastman Dillon & Co. Inc. He is currently a member of the board of directors of Index Stock Imagery, Inc., a provider of visual imagery to businesses and consumers; Metallurg Holdings Inc., a holding company for Metallurg, Inc.; a leading international producer and seller of high quality metal alloys; Pentech Financial Services, Inc., an equipment financing company; Pac-West Telecomm, Inc., a telecommunications company and the Philadelphia Zoological Society. He holds a B.A. in American History from Harvard University and a M.B.A. from the Harvard Graduate School of Business Administration.

              Michael Nappi has served as our Senior Vice President of Business Development since September 2004. Prior to joining us, from November 2002 to January 2004, he was the Senior Vice President of Worldwide Sales & Business Development at Webraska, Inc., a worldwide provider of navigation solutions for wireless carriers and service providers. From May 1992 to February 2002, he was Vice President and General Manager of MapQuest.com, a worldwide provider of map and travel information. He holds both a B.S. in Biology and a B.A. in Geology from Kent State University.

              William Powers joined us in 1999 and has served as Senior Vice President of Sales since October 2003. Prior to joining us, from 1997 to 1999, he served as an account executive with Westwood One, Inc., a provider of news and entertainment programs to radio stations, in its Shadow Traffic Boston office. He also served as an account executive with American Radio Sports from 1996 to 1997.

              Peter Doyle has served as Senior Vice President, Media Affiliation, since March 2004. From February 1999 to February 2003 Mr. Doyle was President of Interep/Independents, an advertising sales and marketing company specializing in radio, the Internet and complementary media. From 1987 to 1998, he served as President of McGavren-Guild, the largest of the independent representative firms within Interep. He holds a B.A. in Political Science from Princeton University.

              Brian Smyth has served as our Senior Vice President of Software Development since January 2005 and is responsible for all software development initiatives. From March 2000 through January 2005, he was our Vice President of Software Development. From April 1998 through March 2000, he was Vice President, Component Development Manager of Bank One, leading a development team for Bank One's credit card middleware systems. From October 1994 through April 1998, Mr. Smyth was Senior Project Lead at Reuters Group Plc where he led development for Internet trading applications for large financial institutions. Other previous experience includes GE Aerospace/Martin Marietta and International Business Machines. He holds a B.S. in computer science from Pennsylvania State University.

              Peter Menninger has served as our Senior Vice President of Operations and Systems Architecture since January 2005 and is responsible for system design, network communications,

broadcast engineering and daily operation of our production services. From March 2000 through January 2005, he was our Vice President of Operations and Systems Architecture. He brings us 17 years of systems operation and design experience. For the seven years prior to joining us, he was Vice President of Operations and System Architecture at Reuters Group Plc where he developed trading systems architectures for large financial institutions. Other previous experience includes the Philadelphia Stock Exchange, Unisys, CA Electronics, and XRT Inc. He holds a B.S. in computer information sciences from the University of Delaware.

Board of Directors

              Our board of directors currently consists of six members, elected pursuant to the terms of our certificate of incorporation and the Third Amended and Restated Stockholders' Agreement among us and certain of our stockholders. The terms of our stockholders agreement governing the election of directors terminate upon completion of this offering. We have three directors designated by our preferred stockholders and Robert Verratti is a designated director so long as he continues to hold his position as chief executive officer with us.

              Upon completion of this offering, our common stock will be quoted on The Nasdaq National Market and we will be subject to the rules of The Nasdaq National Market. These rules require that at least one member of our board of directors be "independent" as of the date of the offering, two members of our board of directors be independent by 90 days after the offering and a majority of our board of directors be independent by the first anniversary of the offering. We intend to comply with these requirements and we currently have two independent members of our board of directors, Mr. Plum and Mr. MacKenzie.

              Upon completion of this offering, our certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year.

  •
  Mr. Jannetta and Mr. DeNino will serve as Class I directors and their terms will expire at the 2006 annual meeting of our stockholders;

  •
  Mr. Josephson and Mr. Plum will serve as Class II directors and their terms will expire at the 2007 annual meeting of our stockholders; and

  •
  Mr. Verratti and Mr. MacKenzie will serve as Class III directors and their terms will expire at the 2008 annual meeting of our stockholders.

              The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Upon completion of this offering, our certificate of incorporation and bylaws will provide that the number of directors will be fixed at the discretion of the board.

Committees of the Board of Directors

              Our board of directors has established an audit committee, a compensation committee and a nominating committee as standing committees. Pursuant to our bylaws, our board of directors may from time to time establish other committees to facilitate the management of our business and operations.

Audit Committee

              Our audit committee currently consists of Mr. DeNino, Mr. MacKenzie (chairperson) and Mr. Plum, and upon completion of this offering, our audit committee will continue to consist of three members. Our board of directors has determined that two members of our audit committee, Mr. Plum and Mr. MacKenzie, are independent under The Nasdaq National Market and SEC rules at the time of this offering. All of the members of the audit committee will be independent by the first anniversary of this offering. Each member of our audit committee is financially literate. In addition, Mr. MacKenzie and Mr. Plum will serve as our audit committee "financial experts" within the meaning of Item 401(h) of Regulation S-K of the Securities Act. The board has determined that all of the members of our audit committee have the financial sophistication required under The Nasdaq National Market rules. Our audit committee assists our board of directors in its oversight of the integrity of our financial statements and oversees the qualifications, independence and performance of our independent auditor. The audit committee has the sole direct responsibility for the selection, appointment, evaluation and retention of our independent auditor and for overseeing its work. All audit services and non-audit services to be provided to us by our independent auditor must be approved in advance by our audit committee. Ernst & Young LLP currently serves as our independent auditor. Our board of directors has adopted a written charter for the audit committee which will be available on our website following this offering.

Compensation Committee

              Our compensation committee currently consists of Mr. DeNino, Mr. Josephson and Mr. Plum, and upon completion of this offering, our compensation committee will consist of three members. Our board of directors has determined that one member of our compensation committee, Mr. Plum, will be independent under The Nasdaq National Market and SEC rules at the time of this offering. A majority of the members of the compensation committee will be independent 90 days after this offering and all of the members of the compensation committee will be independent by the first anniversary of this offering. Our compensation committee reviews and makes recommendations to our board of directors regarding the compensation and benefits of our executive officers and senior management, administers our stock incentive and employee stock purchase plans and reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans. Our board of directors has adopted a written charter for the compensation committee which will be available on our website following this offering.

Nominations Committee

              Upon the completion of this offering, our board of directors will have a nominations committee initially consisting of three members, Mr. DeNino, Mr. Josephson and Mr. Plum. Our board of directors has determined that one member of our nominations committee, Mr. Plum, will be independent under The Nasdaq National Market and SEC rules at the time of this offering. A majority of the members of the nominations committee will be independent by 90 days after this offering and all of the members of the nominations committee will be independent by the first anniversary of this offering. Our nominations committee will be responsible for soliciting, evaluating and recommending individuals for membership on our board of directors and overseeing evaluations of the board of directors, its members and committees of the board of directors. Our board of directors has adopted a written charter for the nominations committee which will be available on our website following this offering.

Compensation Committee Interlocks and Insider Participation

              The compensation levels of our executive officers are currently determined by our compensation committee as described above. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Director and Executive Compensation

Director Compensation

              Our directors historically have not received cash fees as compensation for their services. Members of our board of directors do not currently receive any compensation for serving as directors or members of committees.

              Upon completion of this offering, non-employee directors will receive an annual retainer of $25,000. In addition, each committee chairperson will receive an annual retainer of $3,000 and each committee member (other than the chairperson) will receive an annual retainer of $2,000. In the first year after completion of this offering, non-employee directors will also receive an option grant to purchase 8,500 shares of our common stock at an exercise price equal to the fair market value at the time of the grant. Half of this option will vest immediately and the remainder will vest over a one year period. Subsequently, non-employee directors will receive an annual option grant to purchase 3,500 shares of our common stock at an exercise price equal to the fair market value at the time of the grant. These options will vest annually over a one year period. We will reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

Executive Compensation

              The following table shows all compensation provided for 2002, 2003 and 2004 to our chief executive officer and our other most highly compensated executive officers, whose aggregate salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 2004. We refer to them as the "named executive officers."

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary			Bonus		Other Annual Compensation	Restricted Stock Award			Securities Underlying Options	LTIP Payouts ($)	All Other Compensation
Robert N. Verratti(1) Chief Executive Officer	2002 2003 2004	$ $	— 65,444 300,000	(1)		— — —	— — —	$	— — 38,899	(3)	— — —	— — —	— — —
David L. Jannetta President	2002 2003 2004	$ $ $	185,000 185,000 185,000		$ $	— 16,200 16,200	— — —		— — —		— 390,999 533	— — —	— — —
Joseph A. Reed Chief Information Officer	2002 2003 2004	$ $ $	185,000 185,000 185,000			— — —	— — —		— — —		— 59,666 —	— — —	— — —
Christopher M. Rothey Chief Operating Officer	2002 2003 2004	$ $ $	110,000 145,000 181,666(2)			— — —	— — —		— — —		— 58,666 66,666	— — —	— — —
Andrew Maunder(4) Chief Financial Officer

(1)
Mr. Verratti joined us in October 2003.

(2)
Mr. Rothey's base salary was increased to $185,000 on February 1, 2004, following his promotion to Chief Operating Officer in October 2003.

(3)
At December 31, 2004, Mr. Verratti held 90,044 shares of restricted stock with a value of $32,416. Mr. Verratti's shares of restricted stock were subject to vesting ratably on a monthly basis on the last day of each month starting on November 1, 2004. On August 23, 2005, the board of directors approved the immediate accelerated vesting of all remaining unvested shares of Mr. Verratti's restricted stock.

(4)
Andrew Maunder joined us as our Chief Financial Officer on April 25, 2005. He currently receives a $200,000 base salary.

STOCK OPTIONS

Option Grants in Last Fiscal Year

              The following table contains information concerning stock options granted during the fiscal year ended December 31, 2004 to the named executive officers.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	No. of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year 2004
Name			Per Share Exercise Price	Expiration Date
					5%	10%
					(in thousands)
David L. Jannetta	533	0.2%	$0.75	2014	$9	$14
Christopher M. Rothey	66,666	24.5%	$0.75	2014	$1,139	$1,758

(1)
The options vest 25% after one year and 6.25% each fiscal quarter thereafter, and will be fully vested four years after the date of grant.

(2)
The potential realizable value is calculated based on the term of the option at the time of grant. Assumed rates of stock price appreciation of 5% and 10% are prescribed by rules of the Securities and Exchange Commission and do not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the price of $11.50 per share, the mid-point of the price range set forth on the cover of this prospectus, appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option Exercises During the Year Ended December 31 2004 and Year-End Option Values

              The following table contains information with respect to options exercised during 2004 and the value of unexercised options held as of December 31, 2004 for the named executive officers.

			Number of Securities Underlying Unexercised Options at December 31, 2004
					Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
					(in thousands)
David L. Jannetta	—	—	212,604	263,095	$2,012	$2,717
Joseph A. Reed	—	—	70,647	39,354	$651	$395
Christopher M. Rothey	—	—	31,665	103,666	$245	$1,042

(1)
There was no public trading market for our common stock as of December 31, 2004. Accordingly, as permitted by the rules of the Securities and Exchange Commission, we have calculated the value of unexercised in-the-money options at fiscal year-end using $11.50 per share, the mid-point of the price range on the cover of this prospectus.

Employment Agreements

              We have entered into employment agreements with our executive officers, the terms of which are summarized below.

Chief Executive Officer

              We entered into an employment agreement with Robert N. Verratti, our Chief Executive Officer, on October 1, 2004, pursuant to which he receives an annual base salary of $300,000. Under the agreement, Mr. Verratti also received a grant of 432,214 shares of common stock at a purchase price of $0.75 per share. Of these shares, 324,160 (or 75%) were fully vested immediately, and the remaining shares vest in 12 monthly installments beginning November 1, 2004. On August 23, 2005, the board of directors approved the immediate accelerated vesting of all remaining unvested shares of his restricted stock. If within four years from October 16, 2003, we

(i) merge or consolidate with another company or (ii) issue or sell our securities or the securities of another entity that we spin off, or from which we split, and in which Mr. Verratti receives an equity interest, Mr. Verratti will be entitled to a bonus of 3% of the gross proceeds from such transaction less the value of, or consideration previously received from the sale of, his restricted stock or other equity interest received as a direct result of his ownership of the restricted stock. This bonus is capped at a fixed amount per year and will be forfeited if Mr. Verratti is terminated for cause. If Mr. Verratti is terminated without cause or voluntarily terminates employment with us, he will be entitled to this bonus. On August 23, 2005, the board of directors also approved paying a bonus of $160,000 to Mr. Verratti, to cover any tax liability that Mr. Verratti may incur under Section 83(b) of the Internal Revenue Code with respect to his restricted stock.

President

              We entered into an employment agreement with David L. Jannetta, our President, as of October 7, 1999, pursuant to which Mr. Jannetta receives an annual base salary as determined by our board of directors. Mr. Jannetta's annual base salary currently is $200,000. If he is terminated without cause, Mr. Jannetta will be entitled to all compensation earned through the date of termination, and payments at the rate of his then base salary for a period of six months after termination. Mr. Jannetta will receive no compensation if he is terminated for cause or because of his voluntary termination. If Mr. Jannetta terminates his employment, he is prohibited from managing, advising or owning more than 1% of stock in a company that derives more than 10% of its business from collecting, managing and distributing real-time and historical traffic and logistics data for a period of two years after termination.

Chief Operating Officer

              We entered into an employment letter agreement with Christopher M. Rothey in March 9, 2000 under which he became our Product Marketing Director at a base salary of $90,000. Mr. Rothey was later promoted to serve as our Chief Operating Officer and receives an annual base salary of $200,000 in 2005. As part of the letter agreement, Mr. Rothey received a stock option to purchase 6,666 shares of our common stock at an exercise price of $3.99 per share, vesting in 16 equal quarterly installments over a four-year period.

Chief Financial Officer

              We entered into an employment letter agreement with Andrew P. Maunder, our Chief Financial Officer, in April 2005, pursuant to which Mr. Maunder receives an annual base salary of $200,000. As part of this agreement, Mr. Maunder received an option to purchase 58,333 shares of our common stock at an exercise price of $0.75 per share, with 25% vesting at the end of the first year, and vesting in 12 equal quarterly installments over a three-year period from April 2006. If there is a change of control, as defined, of our company on or before October 25, 2005, Mr. Maunder's stock option will vest 50%; however, this option will vest 100% if his employment is terminated, his compensation is reduced, or his duties or title is substantially reduced. On October 17, 2005, the board of directors approved paying a bonus to Mr. Maunder based on his tenure with us consisting of a payment of $82,000 on each of the following four dates if he is still employed by us on those dates: (i) upon the earlier of the closing of this offering or December 31, 2005; (ii) April 25, 2006; (iii) October 25, 2006; and (iv) April 25, 2007.

Chief Information Officer

              We entered into an employment letter agreement with Joseph A. Reed, our Chief Information Officer as of January 24, 2000. Mr. Reed receives an annual base salary of $200,000. As part of this agreement, Mr. Reed received an option to purchase 44,001 shares of our common stock at an exercise price of $1.50 per share, vesting in 16 equal quarterly installments over a four-year period.

Stock Option and Other Compensation Plans

              We have three equity incentive plans: our 2005 Long-Term Incentive Plan (the 2005 Plan) and our 1999 Long-Term Incentive Plan and our 1999 Non-Employee's Stock Plan (the 1999 Plans). As of October 31, 2005, a total of 5,134,443 shares of our common stock had been reserved for issuance under these plans including 1,793,427 shares remaining eligible for the grant of awards under the plans.

2005 Long-Term Incentive Plan

              Our 2005 Long-Term Incentive Plan, which will become effective on the date of this prospectus, was adopted by our board of directors on October 31, 2005, subject to approval by our stockholders. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. No additional awards will be made under the 1999 plans following the effective date of the 2005 Plan.

              Shares of Common Stock Available for award under the 2005 Plan.    Upon effectiveness, 1,750,000 shares of common stock will be reserved for issuance under the 2005 Plan, as well as the shares remaining available for grants under the 1999 plans, currently 72,093 shares. In addition, the 2005 Plan contains an "evergreen provision" which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of our fiscal years beginning in fiscal year 2007. The annual increase in the number of shares shall be equal to the lesser of: (i) 350,000 shares; (ii) 1% of our outstanding shares of common stock on the first day of the fiscal year; or (iii) an amount determined by our board of directors.

              Administration of the 2005 Plan.    The 2005 Plan will be administered by our board of directors or by one or more committees of our board of directors as designated by the board of directors. The administrator of the 2005 Plan has the authority to select the persons to whom awards may be granted and to determine: (i) the number, type and value of awards; (ii) the exercise price of an award and the time when it may be exercised (the plan administrator may not set the exercise price of an award lower than the fair market value of the stock on the date of the grant); (iii) the method of payment of the exercise price; and (iv) the other terms and conditions of awards.

              Eligibility.    Participation in the 2005 Plan is limited to our employees, directors and consultants. The plan administrator, in its sole discretion, will determine which service providers are eligible to participate in the 2005 Plan.

              Vesting and Performance objectives.    An award under our 2005 Plan will become vested only if the vesting conditions set forth in the award agreement (as determined by the plan administrator) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance objectives or combination of both. Performance objectives may be based on our financial or operating measures. In granting performance-based awards, which are regulated by Section 162(m) of the Internal Revenue Code, the plan administrator is bound to follow the criteria established under the plan.

              Reorganization Event.    Upon a merger or other reorganization event, as defined, under our 2005 Plan, the plan administrator may provide that all of our outstanding awards shall be assumed or substituted by the successor corporation. However, if the successor corporation does not agree to assume, or substitute awards for, outstanding awards, then our board of directors shall provide either that: (i) any unvested awards, and any vested awards that are not exercised, shall terminate and be canceled upon the reorganization event; or (ii) all awards will become exercisable in full or in part, as determined by the plan administrator, as of a specified time prior to the reorganization event and will terminate immediately prior to the consummation of the reorganization event, except to the extent exercised prior to the consummation of the reorganization event; or (iii) all outstanding awards will terminate upon consummation of the reorganization event and each participant will receive, in exchange for all or any portion of the award, as is designated by the plan administrator, a cash payment equal to the value of the outstanding award or portion thereof. Any awards granted to the chief executive officer or the other officers reporting directly to the chief executive officer shall accelerate in full if such officer's employment is terminated or his or her compensation is reduced, or his or her duties or title is substantially reduced, in any case within 12 months of a reorganization event.

              Term of the Plan.    Unless earlier terminated by the board of directors, the 2005 Plan will terminate upon the earlier of (i) October 31, 2015; or (ii) when all shares have been issued under the Plan.

1999 Long-Term Incentive Plan and 1999 Non-Employees' Stock Plan

              Our 1999 Plans were adopted by our board of directors on May 11, 2000 and were subsequently approved by our stockholders. The 1999 Plans provide for the grant of stock options and other stock-based awards awards in lieu of cash obligations and restricted stock to eligible individuals.

              Number of Shares of Common Stock Available under the 1999 Plans.    As of September 30, 2005, under the 1999 Long-Term Incentive Plan there were options to purchase 1,522,973 shares of common stock outstanding, and options to purchase 599,145 shares had been exercised including a total of 432,214 shares of restricted stock. As of September 30, 2005, under the 1999 Non-Employees' Stock Plan there were options to purchase 519,809 shares of our common stock outstanding, warrants to purchase 434,999 shares of our common stock outstanding and options and warrants to purchase 264,080 shares had been exercised. As of September 30, 2005, there were a total of 43,427 shares available for issuance under the 1999 Plans, although no additional grants will be made under the 1999 Plans once the 2005 Plan becomes effective.

              Administration of the 1999 Plans.    The 1999 Plans are administered by the compensation committee of the board of directors. The compensation committee has the authority to select the persons to whom awards may be granted, and to determine the number, type and value of awards. Performance-based awards granted under the 1999 Long-Term Incentive Plan are regulated by Section 162(m) of the Internal Revenue Code, and the compensation committee is bound to follow established criteria. The compensation committee may not set the exercise price of an option lower than the fair market value of the stock on the date of the grant. Any action by the board relating to the 1999 Non-Employees' Stock Plan will be valid only if the action is approved by a majority of the directors who are not then eligible to participate in the plan.

              Eligibility.    Participation in the 1999 Long-Term Incentive Plan is limited to our executive officers and other key employees. Persons who have been offered employment by us and persons employed by an entity that the compensation committee reasonably expects to become our subsidiary are also eligible (provided that the participant does, in fact, become an employee or the entity does become a subsidiary). Participation in the 1999 Non-Employees' Stock Plan is limited to those individuals whom, on the date of issue of the award, are non-employee directors, advisers and consultants or other non-employee service providers.

              Change in Control or Other Significant Event.    In the event of a change in control of our company, as defined, the compensation committee administering the Plans may direct the successor entity to accelerate vesting in full or in part and cause outstanding options to be immediately exercisable, cause the restrictions on all outstanding restricted stock to immediately lapse and grant immediate payment of all awards for which value is deferred or performance-based. Any options granted under the 1999 Long-Term Incentive Plan to the chief executive officer or the other officers reporting directly to the chief executive officer shall accelerate in full if such officer's employment is terminated or his or her compensation is reduced, or his or her duties or title is substantially reduced, in any case within 12 months of a change of control, as defined. In the event of a dividend, distribution or other occurrence which dilutes or enlarges the rights of a plan participant, the compensation committee administering the 1999 Plans shall adjust the award in a manner proportionate to the change of the award value.

              Term of the 1999 Plans.    The 1999 Long-Term Incentive Plan will terminate ten years after the date of its adoption, unless earlier terminated by the board of directors. The 1999 Non-Employees' Plan shall continue in effect until no shares remain eligible for issuance under the plan, and we and plan participants have no further rights or obligations under the plan.

              After the effective date of the 2005 Long-Term Incentive Plan, we will grant no further stock options or other awards under the 1999 Plans.

401(k) Plan

              We have established and maintained a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, or the Code, to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We have not made any matching contributions on behalf of eligible employees.

Limitations on Liability and Indemnification of Officers and Directors

              The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

              Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) and to carry directors' and officers' insurance providing indemnification for our directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification has been sought.

PRINCIPAL AND SELLING STOCKHOLDERS

              The following table sets forth information, as of December 1, 2005, with respect to the beneficial ownership of our common stock before and after the offering by:

  •
  each person who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors and executive officers, including Robert N. Verratti who is a selling stockholder;

  •
  all of our directors and executive officers as a group; and

  •
  our selling stockholders.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After this Offering
			Shares Being Offered
	Number(2)	Percent		Number		Percent
Executive Officers and Directors(1)
Robert N. Verratti(3)	432,214	3.31%	86,442	345,772	(3)%
David L. Jannetta(4)	1,751,839	12.95		1,751,841
Christopher M. Rothey(5)	1,091,796	8.22		1,091,796
Andrew Maunder	0	*
Joseph A. Reed (6)	99,811	*		99,811
Mark J. DeNino(7)	7,731,403	56.15		7,731,403
John H. Josephson(8)	16,666	*		16,666
George MacKenzie	0	*
Samuel A. Plum(9)	16,666	*		16,666
Directors and executive officers as a group (8 persons)(10)	11,140,395	76.46	86,442	11,053,953

5% Stockholders(1)
Entities affiliated with TL Ventures(11)	7,614,321	55.30		7,614,321
Entities affiliated with PA Early Stage Partners, L.P.(12)	902,432	6.87		902,432
National Electrical Benefit Fund(13)	883,306	6.68		883,306
Convergence Capital L.P.(14)	706,875	5.35		706,875
ICG Holdings, Inc.(15)	700,936	5.33	66,666	634,270	(15)

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each person named in the table below is c/o Traffic.com, Inc., 851 Duportail Road, Wayne, PA 19087.

(2)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. Beneficial ownership includes shares of common stock issuable upon options and warrants exercisable within 60 days of December 1, 2005. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities as to which such person has an economic interest. For the purpose of calculating the amounts set forth in the table, all outstanding shares of preferred stock are deemed to have been converted into shares of common stock, which conversion will occur upon the closing of this offering.

(3)
Mr. Verratti has granted the underwriters the right to purchase up to 86,442 shares of common stock within 30 days after the date of this prospectus to cover any over-allotments. Please see

  "Certain Relationships and Related Party Transactions" for a description of material relationships between us and this selling stockholder. The number of shares beneficially owned after this offering assumes the exercise in full of the over-allotment option granted by Mr. Verratti to the underwriters.

(4)
Includes 366,583 shares of common stock, 1,334 shares of Series F convertible preferred stock, 6,664 shares of Series F convertible preferred stock held by Mr. Jannetta's family, 50,580 shares of common stock held in trust for the Jannetta children and 310,587 shares issuable on the exercise of vested options owned by Mr. Jannetta; 416,666 shares of common stock, 53,760 shares of Series E convertible preferred stock, 89,317 shares of Series F convertible preferred stock and 147,132 shares of common stock issuable on the exercise of a warrant held by Convergence Capital, L.P.; and 187,800 shares of Series E convertible preferred stock issued and 121,416 shares of Series F convertible preferred stock held by Convergence Capital II, L.P. According to information provided by Convergence Capital, L.P. and Convergence Capital II, L.P., Mr. Jannetta could be deemed to have shared voting and dispositive power with respect to the shares of our common stock held by Convergence Capital, L.P. and Convergence Capital II, L.P.; however he disclaims beneficial ownership except to the extent of his indirect pecuniary interest therein.

(5)
Includes 1,666 shares of common stock and 74,039 shares issuable on the exercise of options owned by Mr. Rothey; 416,666 shares of common stock, 53,760 shares of Series E convertible preferred stock, 89,317 shares of Series F convertible preferred stock and 147,132 shares of common stock issuable on the exercise of a warrant held by Convergence Capital, L.P.; and 187,800 Series E convertible preferred stock and 121,416 shares of Series F convertible preferred stock preferred stock held by Convergence Capital II, L.P. According to information provided by Convergence Capital, L.P. and Convergence Capital II, L.P., Mr. Rothey could be deemed to have shared voting and dispositive power of Convergence Capital, L.P. and Convergence Capital II, L.P.; however he disclaims beneficial ownership except to the extent of his indirect pecuniary interest therein.

(6)
Includes 11,333 shares of common stock and 88,478 shares issuable on the exercise of vested options.

(7)
Includes 98,666 shares of common stock and 18,416 shares of Series F convertible preferred stock owned by Mr. DeNino; 13,419 shares of common stock, 809,112 shares of Series E convertible preferred stock, 443,949 shares of Series E-1 convertible preferred stock and 210,528 shares of common stock issuable on the exercise of warrants owned by TL Ventures III L.P.; 2,809 shares of common stock, 169,365 shares of Series E convertible preferred stock, 92,928 shares of Series E-1 convertible preferred stock and 44,067 shares of common stock issuable on the exercise of warrants owned by TL Ventures III Offshore L.P.; 438 shares of common stock, 26,419 shares of Series E convertible preferred stock, 14,496 shares of Series E-1 convertible preferred stock and 6,873 shares of common stock issuable on the exercise of warrants owned by TL Ventures III Interfund L.P.; 16,237 shares of common stock, 2,685,341 shares of Series E convertible preferred stock, 1,473,412 shares of Series E-1 convertible preferred stock, 1,027,772 shares of Series F convertible preferred stock and 428,354 shares of common stock issuable on the exercise of warrants owned by TL Ventures IV L.P.; and 429 shares of common stock, 70,961 shares of Series E convertible preferred stock, 38,935 shares of Series E-1 convertible preferred stock, 27,159 shares of Series F convertible preferred stock and 11,318 shares of common stock issuable on the exercise of warrants owned by TL Ventures IV Interfund L.P. According to information provided by TL Ventures, Mr. DeNino may be deemed with the other members or stockholders of the ultimate respective general partners of the funds to have shared voting and dispositive power over the shares of stock held by TL Ventures; however, he disclaims beneficial ownership of all shares except to the extent of his indirect pecuniary interest therein.

(8)
Includes 16,666 shares of common stock issuable on the exercise of options vested within 60 days of December 1, 2005.

(9)
Includes 16,666 shares of common stock issuable on the exercise of options vested within 60 days of December 1, 2005.

(10)
See notes 1 through 9 above.

(11)
Includes 13,419 shares of common stock, 809,112 shares of Series E convertible preferred stock, 443,949 shares of Series E-1 convertible preferred stock and 210,528 shares of common stock issuable on the exercise of warrants owned by TL Ventures III L.P.; 2,809 shares of common stock, 169,365 shares of Series E convertible preferred stock, 92,928 shares of Series E-1 convertible preferred stock and 44,067 shares of common stock issuable on the exercise of warrants owned by TL Ventures III Offshore L.P.; 438 shares of common stock, 26,419 shares of Series E convertible preferred stock, 14,496 shares of Series E-1 convertible preferred stock and 6,873 shares of common stock issuable on the exercise of warrants owned by TL Ventures III Interfund L.P.; 16,237 shares of common stock, 2,685,341 shares of Series E convertible preferred stock, 1,473,412 shares of Series E-1 convertible preferred stock, 1,027,772 shares of Series F convertible preferred stock and 428,354 shares of common stock issuable on the exercise of warrants owned by TL Ventures IV L.P.; 429 shares of common stock, 70,961 shares of Series E convertible preferred stock, 38,935 shares of Series E-1 convertible preferred stock, 27,159 shares of Series F convertible preferred stock and 11,318 shares of common stock issuable on the exercise of warrants owned by TL Ventures IV Interfund L.P.

According to information provided by TL Ventures III Interfund L.P. and TL Ventures III L.P., TL Ventures III Manager LLC is a General Partner of TL Ventures III General Partner L.P., the General Partner of TL Ventures III Interfund L.P., and TL Ventures Management III L.P., the General Partner of TL Ventures III L.P. TL Ventures III Manager LLC's members are Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino and Christopher Moller and may be deemed to have shared voting and dispositive power over the shares held by those funds.

According to information provided by TL Ventures III Offshore L.P., TL Ventures III Offshore Ltd. is a General Partner of TL Ventures III Offshore Partners L.P., the General Partner of TL Ventures III Offshore L.P.. TL Ventures III Offshore Ltd.'s stockholders are Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino and Christopher Moller and may be deemed to have shared voting and dispositive power over the shares held by that fund.

TL Ventures III Manager LLC, TL Ventures III Offshore Ltd. and Mark J. DeNino disclaim beneficial ownership of all shares except to the extent of any indirect pecuniary interest therein.

According to information provided by TL Ventures IV Interfund L.P. and TL Ventures IV L.P., TL Ventures IV LLC is a General Partner of TL Ventures IV Interfund L.P., and TL Ventures Management IV L.P., the General Partner of TL Ventures IV L.P. TL Ventures IV LLC's members are Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino and Christopher Moller and may be deemed to have shared voting and dispositive power over the shares held by those funds.

TL Ventures IV LLC and Mark J. DeNino disclaim beneficial ownership of all shares except to the extent of any indirect pecuniary interest therein.

(12)
Includes 291,223 shares of common stock and 66,666 shares of common stock issuable on the exercise of a warrant held by Pennsylvania Early Stage Partners, L.P.; 110,000 shares of common stock held by PA Early Stage Partners II, L.P.; and 17,565 shares of common stock, 333,333 shares of Series E convertible preferred stock, and 83,645 shares of Series F convertible preferred stock held by PA Early Stage Partners III, L.P. According to information received from Pennsylvania Early Stage Partners, L.P., the general partner of Pennsylvania Early Stage Partners, L.P. is PA-ESP Partners, L.P., which is managed by Pennsylvania Early Stage Partners GP, L.L.C. The members of Pennsylvania Early Stage Partners G.P., LLC are Michael G. Bolton, Robert M. McCord, Paul J. Schmitt and Safeguard Scientifics, Inc. Safeguard Scientifics, Inc. and Messrs Bolton, McCord and Schmitt could be deemed to have beneficial ownership of the shares held by Pennsylvania Early Stage Partners, L.P.; however each person or entity disclaims beneficial ownership of all shares except to the extent of his or its indirect pecuniary interest therein. According to information received from PA Early Stage Partners II,

  L.P., the general partner of PA Early Stage Partners II, L.P. is PA-ESP Partners II, L.P., which is managed by PA-ESP Partners G.P. II, LLC. The members of PA-ESP Partners G.P. II, LLC are Michael G. Bolton, Robert M. McCord, Paul J. Schmitt and Safeguard Scientifics, Inc. Safeguard Scientifics, Inc. and Messrs Bolton, McCord and Schmitt could be deemed to have shared voting and dispositive power of the shares held by PA Early Stage Partners II, L.P.; however each person or entity disclaims beneficial ownership of all shares except to the extent of his or its indirect pecuniary interest therein. According to information received from PA Early Stage Partners III, L.P., the general partner of PA Early Stage Partners III, L.P. is PA-ESP III G.P., L.P., the general partner of which is PA-ESP III Manager, LLC. The members of PA-ESP III Manager, LLC are Michael G. Bolton, Robert M. McCord and Paul J. Schmitt. Messrs Bolton, McCord and Schmitt could be deemed to have shared voting and dispositive power of the shares held by PA Early Stage Partners III, L.P.; however each person disclaims beneficial ownership of all shares except to the extent of his indirect pecuniary interest therein.

(13)
Includes 613,364 shares of Series E convertible preferred stock, 111,610 shares of Series F convertible preferred stock and 158,332 shares of common stock issuable on the exercise of warrants owned by National Electrical Benefit Fund and managed by Columbia Partners, LLC, Investment Management. According to information from Columbia Partners, LLC, Investment Management, Jason Crist and Christopher Doherty of Columbia Partners, LLC, Investment Management and Columbia Partners, LLC, Investment Management could be deemed to have shared voting and dispositive power of the shares held by National Electric Benefit Fund; however each person disclaims beneficial ownership of all shares except to the extent of his or her indirect pecuniary interest therein.

(14)
Includes 416,666 shares of common stock, 53,760 shares of Series E convertible preferred stock, 89,317 shares of Series F convertible preferred stock and 147,132 shares of common stock issuable on exercise of a warrant held by Convergence Capital, L.P. According to information provided by Convergence Capital L.P., the general partner of Convergence Capital L.P. is Convergence Capital Management, whose members include Brenda Wilson, David Jannetta and Christopher Rothey. Ms. Wilson and Messrs. Jannetta and Rothey could be deemed to have shared voting and dispositive power of the shares held by Convergence Capital, L.P.; however each person disclaims beneficial ownership of all shares except to the extent of his or her indirect pecuniary interest therein.

(15)
ICG Holdings, Inc. has granted the underwriters the right to purchase up to 66,666 shares of common stock within 30 days after the date of this prospectus to cover any over-allotments. Includes 622,199 shares of common stock and 78,737 shares of common stock issuable an exercise of a warrant held by ICG Holdings, Inc. The number of shares beneficially owned after this offering assumes the exercise in full of the over-allotment option granted by ICG Holdings, Inc. to the underwriters.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indebtedness of Management

              On October 1, 2004, as part of an executive loan program then in effect to enable officers to purchase our shares, we made a loan of $324,161 to our chief executive officer, Robert N. Verratti, to purchase 432,214 shares of our common stock. This loan accrued interest at a rate of 4% per annum. Under that program, we also made several loans to our president, David L. Jannetta. On December 31, 2000, we made a loan to Mr. Jannetta of $31,250 to exercise options to purchase 41,666 shares of our common stock; on January 1, 2001, we made a loan of $16,625 to Mr. Jannetta to exercise options to purchase 4,166 shares of our common stock; and on April 16, 2001, we made a loan of $93,484 to Mr. Jannetta to assist with a federal income tax obligation incurred in connection with the exercise of options. All of these loans have five-year terms. These loans accrued interest at the mid-term borrowing rate prescribed by the Internal Revenue Service, compounded annually. The aggregate outstanding amount (principal and interest) of each of Mr. Jannetta's loans is $37,715, $20,061 and $111,003, respectively, as of September 30, 2005. Mr. Verratti's loan was repaid in full, together with accrued interest thereon, on August 29, 2005. Our executive loan program was terminated as of August 31, 2005 such that no future loans will be issued.

Transactions with 5% or Greater Stockholders

              On March 29, 2002, we entered into a senior secured credit agreement with PNC Bank, National Association, as agent for the various lenders. In April 2003, PNC Bank resigned as agent and Columbia Partners, LLC Investment Management, or Columbia, a greater-than-5% stockholder, was appointed successor agent. Pursuant to an amendment to the agreement dated April 22, 2005, our total borrowings under the agreement were extended from $19.4 million to $29.4 million.

              On March 31, 2003 and May 30, 2003, we sold an aggregate of 14,425,000 shares of our Series E convertible preferred stock at $2.00 per share for an aggregate purchase price of approximately $28.9 million which was paid by a combination of cash and cancellation of indebtedness. Purchasers of our Series E convertible preferred stock included TL Ventures, PA Early Stage Partners III, LP and Convergence Capital, L.P. As part of this transaction, these stockholders exchanged all outstanding shares of our Series A, B, C and D convertible preferred stock held by them into shares of Series E-1 convertible preferred stock or for common stock.

              In July 2003, we issued a warrant to purchase 48,666 shares of our common stock to Mark DeNino, with an exercise price of $0.75 per share. Mr. DeNino exercised his warrant in September 2005.

              In April 2005, in order to induce Columbia, as agent for the National Electrical Benefit Fund, or NEBF, to extend an additional $10.0 million in credit under our senior secured credit facility, TL Ventures, PA Early Stage III, L.P. and Safeguard Delaware, Inc., which we refer to as our guarantors, entered into a guarantee agreement with Columbia and NEBF. Pursuant to the guarantee agreement, they each severally agreed to guarantee repayment of NEBF's credit line up to an aggregate of $10.0 million under certain circumstances. The terms of the guarantee agreement provided that it would terminate when we reach certain financial milestones, receive up to an aggregate of $10.0 million in equity financing or repay our indebtedness to NEBF. The guarantee terminated upon the closing of the Series F financing in September 2005. As a further condition to the extension of the additional $10.0 million in credit, our guarantors entered into an equity commitment letter with us, whereby they agreed to purchase up to an aggregate of $10.0 million of our Series F convertible preferred stock if we failed to comply with certain financial covenants in our senior secured credit facility. The equity commitment letter also granted to these stockholders the option to purchase up to an aggregate of $10.0 million of our Series F convertible preferred stock at any time beginning October 15, 2005 and ending April 15, 2006.

              On or before August 30 2005, we obtained irrevocable, binding commitments from existing stockholders to purchase 5,042,090 shares of our Series F convertible stock at $3.00 per share for an aggregate price of $15.1 million, which we refer to as the Series F financing. The Series F financing closed in September 2005. Purchasers of our Series F convertible preferred stock included Michael D. Burns Convergence Capital, L.P., Mark DeNino, David L. Jannetta, NEBF, PA Early Stage Partners III, L.P. and various TL Ventures entities.

              Following our recapitalization and Series E convertible preferred stock financing in March 2003, Pennsylvania Early Stage Partners, L.P., or PAES, asserted that a warrant issued to it in April 1999 to purchase 300,000 shares of Series A convertible preferred stock at $1.00 per share entitled PAES to purchase 100,000 shares of our common stock following the recapitalization. We took the position that, following the recapitalization, PAES was entitled to a warrant for 20,000 shares of our common stock and offered to exchange the prior warrant for a warrant evidencing this number of shares at an exercise price of $0.75 per share. On August 24, 2005, we and PAES entered into a settlement agreement pursuant to which PAES' original warrant was terminated and exchanged for a warrant to purchase 66,666 shares of our common stock at an exercise price of $0.75 per share. Both parties signed mutual releases in connection with the resolution of this matter.

              On October 28, 2005, we entered into a settlement agreement with Internet Capital Group, Inc., ICG Holdings, Inc. and related entities, or ICG, and various TL Ventures entities, with respect to pending litigation. Under this agreement, in exchange for mutual releases and agreement to dismiss the litigation, we issued to ICG 300,562 shares of our common stock and agreed to permit ICG to grant to the underwriters in this offering the right to purchase up to 66,666 shares of our common stock owned by ICG, within 30 days after the date of this prospectus, to cover any over-allotments. Given that TL Ventures, through its affiliates entities, constitutes our largest investor and was the lead investor in the Series E convertible preferred stock financing, various TL Ventures entities were made parties to the settlement agreement solely for purposes of obtaining mutual releases with ICG.

              On November 17, 2005, we, Santa Fe Technologies, Inc. and TL Ventures L.P. entered into a settlement agreement with respect to our litigation. Under this agreement, we and TL Ventures L.P. agreed to pay to SFT an aggregate of $14,250,000 in settlement of the litigation, one-half to be paid within 30 days of the date of the settlement agreement and the other half to be paid within 60 days of the date of the settlement agreement. Upon receipt of the full settlement amount, SFT has agreed to execute a general release of us and TL Ventures L.P., and our respective officers, directors, agents, employees and affiliates, and to dismiss the litigation. Also on November 17, 2005, we entered into an agreement with TL Ventures L.P. specifying that each of us will pay one-half of the settlement amount, or $7,125,000 each. TL Ventures L.P. has made the first settlement payment to SFT and we agreed to make the second payment.

Investor Rights Agreement

              We have entered into a Fourth Amended and Restated Investors Rights Agreement with the purchasers of our outstanding preferred stock and certain individuals, including Mr. DeNino and Mr. Jannetta. See "Description of Securities — Registration Rights."

Transaction with Executive Officers

              On October 1, 2004, we entered into an employment agreement with Robert N. Verratti formalizing his appointment as our Chief Executive Officer. As part of this agreement, if, before

October 16, 2007, we engage in a merger, consolidation, or issuance or sale of our securities, in which securities possessing more than 50% of the total combined voting power of our company are transferred, Mr. Verratti is entitled to a bonus of 3.0% of the gross proceeds from such transaction less the value of his restricted stock or other equity interest received as a direct result of his ownership of the restricted stock. On August 23, 2005, the board of directors also approved paying a bonus of $160,000 to Mr. Verratti, to cover any tax liability that Mr. Verratti may incur under Section 83(b) of the Internal Revenue Code with respect to his restricted stock.

              On October 17, 2005, the board of directors approved paying a bonus to Andrew Maunder, our Chief Financial Officer, based on his tenure with us consisting of a payment of $82,000 on each of the following four dates if he is still employed by us on those dates: (i) upon the earlier of the closing of this offering or December 31, 2005; (ii) April 25, 2006; (iii) October 25, 2006; and (iv) April 25, 2007.

Transactions with Former Executive Officers

              We entered into an employment agreement with Douglas Alexander to be our Chief Executive Officer, as of January 1, 2003. As part of this agreement, if, before January 1, 2007, we engage in a merger, consolidation or issuance or sale of our securities, in which securities possessing more than 50% of our total combined voting power are transferred, Mr. Alexander will be entitled to a bonus of 1.83% of the net proceeds from any such transaction. Mr. Alexander is no longer employed by the Company.

              On June 14, 2002, we entered into an employment agreement with Robert Pollan to be our Chief Financial Officer and Chief Operating Officer. As part of this agreement, if, before June 14, 2006, we engage in a merger, consolidation or issuance or sale of our securities, in which securities possessing more than 50% of our total combined voting power are transferred, Mr. Pollan will be entitled to a bonus of 1.87% of the net proceeds from any such transaction. Mr. Pollan is no longer employed by the Company.

DESCRIPTION OF SECURITIES

              The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is anticipated to be in effect upon the closing of this offering. We also refer you to our amended and restated certificate of incorporation and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

              Our authorized capital stock consists of (i) 100 million shares of common stock, par value $0.01 per share and (ii) 30 million shares of preferred stock, par value $0.01 per share. Immediately following the closing of this offering, there are expected to be             shares of common stock issued and outstanding (or             shares of common stock if the underwriters exercise their over-allotment option in full), and             shares of preferred stock issued and outstanding.

Common Stock

              Voting Rights.    Holders of common stock are entitled to one vote per share on all matters submitted for action by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of more than 50% of the shares of common stock can, if they choose to do so, elect all the directors. In such event, the holders of the remaining shares of common stock will not be able to elect any directors.

              Dividend Rights.    Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Our senior secured credit facility and revolving credit facility impose restrictions on our ability to declare dividends on our common stock.

              Liquidation Rights.    Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

              Other Matters.    Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock, including the shares of common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

              Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

Warrants

              In January 2001, we issued a warrant to purchase 10,000 shares of our common stock to PNC Bank, National Association. The warrant has an exercise price of $24.00 per share and is exercisable at any time prior to its expiration on January 27, 2008.

              In March 2001, we issued a contingent warrant to purchase 33,333 shares of our common stock to Hearst Communications, Inc. The warrant has an exercise price of $33.81 per share and expires on March 16, 2011. A portion of the warrant would become vested and exerciseable based on our agreeing to contract terms on affiliation agreements with certain television stations owned by Hearst. During 2004, 13,333 shares became exercisable, and the ability to vest the remaining 20,000 shares lapsed.

              In April 2002, we issued a warrant to purchase 41,666 shares of our common stock to Potomac Technology Development, LLC for the benefit of National Electric Benefit Fund or NEBF. The warrant has an exercise price of $15.75 per share and is exercisable at any time prior to its expiration on April 17, 2009.

              In March 2003, in connection with our issuance of Series E and E-1 convertible preferred stock, we issued warrants to purchase a total of 650,071 shares of our common stock to TL Ventures III Interfund L.P., TL Ventures III Offshore L.P., TL Ventures III L.P., TL Ventures IV L.P., TL Ventures IV Interfund L.P. and Convergence Capital, L.P. The warrants have an exercise price of $0.75 per share and are exercisable at any time prior to their expiration on March 31, 2008.

              In March 2003, in connection with our issuance of Series E and E-1 convertible preferred stock, we issued a warrant to purchase 1,840,094 shares of Series E convertible preferred stock to NEBF. The warrant had an exercise price of $0.01 per share. NEBF exercised this warrant in December 2003.

              In July 2003, we issued a warrant to purchase 31,000 shares of our common stock to Peachtree Creek Business Group, Inc. and a warrant to purchase 7,333 shares of our common stock to T. Williams Consulting, Inc. The warrants have an exercise price of $0.03 per share and are exercisable at any time prior to their expiration on July 31, 2008.

              In May 2003, we issued a warrant to purchase 78,737 shares of our common stock to ICG Holdings, Inc. The warrant has an exercise price of $0.75 per share and is exercisable at any time prior to its expiration on May 30, 2008.

              On December 7, 2003, we issued a warrant to purchase 100,000 shares of our Series E convertible preferred stock to Comerica Bank. The warrant has an exercise price of $2.00 per share and is exercisable at any time prior to its expiration on December 7, 2008. On July 8, 2004, we issued an additional warrant for the purchase of 25,000 shares of our Series E convertible preferred stock to Comerica Bank. The warrant has an exercise price of $2.00 per share and is exercisable at any prior to its expiration on July 8, 2009.

              In July 2003, we issued a warrant to purchase 94,000 shares of common stock to Brian Malewicz, a warrant to purchase 302,666 shares of common stock to Michael Burns and a warrant to purchase 48,666 shares to Mark DeNino. The exercise price of these warrants is $0.75 per share and each is exercisable until expiration on July 30, 2008. Mr. DeNino exercised his warrant in September 2005. Mr. Burns transferred his warrant to the Burns Family Trust in October 2005.

              In April 2005, we issued a warrant to purchase 116,666 shares of our common stock to NEBF, our senior secured lender. The warrant has an exercise price of $0.03 and is exercisable at any time prior to its expiration on April 22, 2010.

              In April 2005, we issued warrants to purchase a total of 215,766 shares of our common stock to TL Ventures IV Interfund L.P., TL Ventures IV L.P. and Safeguard Delaware, Inc. The warrants have an exercise price of $0.03 and are exercisable at any time prior to their expiration on April 22, 2010.

              In August 2005, we issued a warrant to purchase 66,666 shares of our common stock to PA Early Stage Partners III, L.P in exchange for a warrant that it held for the purchase of 20,000 shares of our common stock. The new warrant has an exercise price of $0.75 per share and is exercisable at any time prior to its expiration on March 31, 2008.

              In October 2005, we issued a warrant to purchase 302,666 shares of common stock to the Burns Family Trust. The warrant has an exercise price of $0.75 per share and is exercisable at any time prior to its expiration on July 30, 2008.

Registration Rights

              Pursuant to the terms of an April 2002 warrant to purchase shares of our common stock issued for the benefit of NEBF, in the name of Potomac Technology Development, LLC, and a January 2001 warrant to purchase shares of our common stock held by PNC Bank, NEBF and PNC Bank have customary piggyback registration rights with respect to the shares of common stock to be issued upon exercise of their warrants.

              Under our fourth amended and restated investor rights agreement, holders of our outstanding preferred stock that, upon the closing of this offering, will convert into a total of 9,242,312 shares of our common stock, and certain holders of 2,639,334 shares of our common stock, are entitled to rights with respect to registration of their shares under the Securities Act. As of September 30, 2005, these holders are also entitled to registration rights with respect to 2,167,273 shares of our common stock that are issuable upon the exercise of options and warrants with an average exercise price of $1.20 per share. The following is a summary of the registration rights provided under the investor rights agreement.

Demand Registration

              Under the investor rights agreement, holders of at least a majority of the registrable securities held by holders of our preferred stock have the right to require that we register all or a portion of their shares. This right may be exercised at any time after the earlier of (a) 180 days after the effective date of the registration statement of which this prospectus forms a part and (b) March 31, 2006. We are only obligated to effect two registrations in response to these demand registration rights. We are not required to make any registration pursuant to the demand registration rights unless the request relates to at least 25% of the then outstanding shares of common entitled to demand registration rights and the shares to be registered have an anticipated aggregate offering price to the public of at least $5,000,000. We have the right to delay the registration temporarily if we certify that such a registration would be seriously detrimental to us and our stockholders. If the offering is underwritten, the underwriters have the right to limit the number of shares registered by these holders if the underwriters determine that marketing factors require it, provided that, the number may not be reduced below 25% of the amount requested to be registered. We generally must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with the exercise of these demand registration rights.

Piggyback Registration

              If we register any securities for public sale, any holders of shares of our common stock covered by the investor rights agreement have the right to receive notice and request that their shares be included in the registration. If the offering is underwritten, and the underwriters advise the company that marketing factors require a limitation of the number of shares to be underwritten, we have the right to limit the number of shares included in the registration, provided that, the number may not be reduced to less than 25% of the shares being registered. We generally must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with the exercise of these piggyback registration rights.

Form S-3 Registration Rights

              If we are eligible to file a registration statement on Form S-3, any holder of shares of our common stock covered by the investor rights agreement can request that we register their shares, provided that the reasonably anticipated aggregate offering price must be at least $1,000,000 and we are not required to effect more than one such registration every twelve months. We have the right to delay the registration temporarily if we certify that such a registration would be seriously detrimental to us and our stockholders. We generally must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with the exercise of these Form S-3 registration rights.

Authorized but Unissued Capital Stock

              The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

              One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Statute

              We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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  the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

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  upon closing of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding and not outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

              "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Transfer Agent and Registrar

              Upon the closing of this offering, StockTrans, Inc. will be the transfer agent and registrar for our common stock.

Listing

              We propose to list our common stock on The Nasdaq National Market, subject to official notice of issuance, under the symbol "TRFC."

SHARES ELIGIBLE FOR FUTURE SALE

General

              Prior to this offering, there has not been any public trading market for our common stock, and we cannot predict what effect, if any, market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

              Upon the closing of this offering, we will have a total of             million shares of common stock outstanding. All of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold in compliance with the limitations of Rule 144 described below. Based on the number of shares outstanding as of December 1, 2005. Assuming exercise in full of the underwriters over-allotment option and no exercise of outstanding options and warrants, the remaining 12,915,215 million shares of our common stock that will be outstanding on the closing of this offering will be "restricted securities," as that term is defined under Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which are summarized below.

              Subject to the provisions of Rules 144, 144(k) and 701, additional shares of our common stock will be available for sale in the public market under exemptions from the registration requirements as follows:

Rule 144

              In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of:

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    1% of the then outstanding shares of common stock, which is approximately             shares as of the date of this prospectus; and

    •
    the average weekly trading volume on The Nasdaq National Market during the four calendar weeks preceding each such sale, subject to restrictions.

              Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

              In addition, under Rule 144(k), a person who is not and has not been our affiliate at any time during the 90 days preceding a sale and at least two years have elapsed since the shares were acquired from us or any affiliate of ours, is entitled to sell those shares without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

              Generally, an employee, officer, director or consultant who purchased shares of our common stock before the effective date of the registration statement of which this prospectus is a part, or who holds options as of that date, pursuant to a written compensatory plan or contract, may rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these persons who are not our affiliates may generally sell their eligible securities, commencing 90 days after the effective date of the registration statement of which this prospectus is a part, without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144.

Sale of Restricted Shares

              Based on the number of shares outstanding of December 1, 2005 and assuming the exercise in full of the underwriters' over-allotment option, the 12,915,215 pro forma shares of our common stock will become eligible for sale pursuant to Rule 144 or Rule 701 without registration approximately as follows, assuming conversion of our preferred stock upon consummation of this offering and no exercise of outstanding options and warrants, and assuming no shares are released from the lock-up agreements described below prior to 180 days after the date of this prospectus:

  •
  11,000,632 shares of common stock will be eligible for sale in the public market under Rules 144, 144(k) or 701, immediately upon expiration of the 180-day lock-up period described below, subject to the volume, manner of sale and other limitations under those rules; and

  •
  the remaining 1,914,583 shares of common stock will become eligible under Rule 144 for sale in the public market from time to time after the 180-day lock-up period described below upon the expiration of their respective holding periods.

              Rules 144, 144(k) and Rule 701 do not supersede the contractual obligations of our security holders set forth in the lock-up agreements described below.

Lock-Up Agreements

              We have agreed with WR Hambrecht + Co that we will not, without the prior written consent of WR Hambrecht + Co, issue any additional shares of common stock or securities convertible into, exercisable for or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, except that we may grant options to purchase shares of common stock under our stock incentive plans, and issue shares of common stock upon the exercise of outstanding options, warrants and automatic conversion of our convertible preferred stock.

              Our executive officers and directors and holders of 12,162,662 of our shares of common stock and preferred stock have agreed, subject to certain exceptions, that they will not, without the prior written consent of WR Hambrecht + Co, offer, sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any shares of our common stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, except that nothing will prevent any of them from exercising outstanding options and warrants, provided that the underlying shares of common stock are subject to the lock-up period.

PLAN OF DISTRIBUTION

              In accordance with the terms of the underwriting agreement among WR Hambrecht + Co, LLC, JMP Securities LLC and us, the underwriters named below have agreed to purchase from us that number of shares of common stock set forth opposite the underwriter's name below at the public offering price less the underwriting discount described on the cover page of this prospectus.

Underwriter	Number of Shares
WR Hambrecht + Co, LLC
JMP Securities LLC

Total

              The underwriting agreement provides that the obligations of the underwriters are subject to various conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel. Subject to those conditions, the underwriters are committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

Commissions and Discounts

              The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $                    per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $                    per share on sales to other dealers. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, to the extent that the underwriters are left with shares that successful bidders have failed to pay for, the underwriters may sell those shares at a different price and with different selling terms.

              The following table shows the per share and total underwriting discount to be paid to the underwriters by us in connection with this offering. The underwriting discount has been determined through negotiations between us and the underwriters, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	No Exercise		Full Exercise
Public offering price	$	$		$
Underwriting discount
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholders			—

              We estimate that the costs of this offering, exclusive of the underwriting discount and commissions, will be approximately $                                 . These fees and expenses are payable entirely by us. An electronic prospectus is available on the Web site maintained by WR Hambrecht + Co and may also be made available on websites maintained by selected dealers and selling group members participating in this offering.

The OpenIPO Auction Process

              The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in underwritten public offerings. In particular, as described under the captions "— Determination of Public Offering Price" and "— Allocation of Shares," the public offering price and the allocation of shares are determined by an auction conducted by the underwriters and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

              The following describes how the underwriters and some selected dealers conduct the auction process and confirm bids from prospective investors:

Prior to Effectiveness of the Registration Statement

              Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the underwriters and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares. Bidders may submit multiple bids in the auction.

              The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by the underwriters or a dealer involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

              Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriters and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile. The underwriters and participating dealers will contact the potential investors in the manner they request.

Effectiveness of the Registration Statement

              After the registration statement relating to this offering has become effective, potential investors who have submitted bids to the underwriters or a dealer will be contacted by e-mail, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and that the auction may close in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness but before the close of the auction.

Reconfirmation of Bids

              The underwriters will require that bidders reconfirm the bids that they have submitted in the offering if any of the following events shall occur:

  •
  More than 15 business days have elapsed since the bidder submitted its bid in the offering;

  •
  There is a material change in the prospectus that requires recirculation of the prospectus by us and the underwriters; or

  •
  The initial public offering price is more than 20% above the high end of the price range or more than 20% below the low end of the price range. In this event, the underwriters will circulate a revised preliminary prospectus its request for reconfirmation.

              If a reconfirmation of bids is required, the underwriters will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the underwriters or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids from the time they receive the notice requesting reconfirmation. Bidders will have the ability to cancel, modify or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm their bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), we and the underwriters will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the underwriters may include the request for reconfirmation in a notice of effectiveness of the registration statement.

Changes in the Price Range Prior to Effectiveness of the Registration Statement

              If, prior to the date on which the SEC declares our registration statement effective, there is a change in the price range or the number of shares to be sold in this offering, in each case in a manner that is not otherwise material to this offering, we and the underwriters or participating dealers will:

  •
  Provide notice on our respective websites of the revised price range or number of shares to be sold in this offering, as the case may be;

  •
  Issue a press release announcing the revised price range or number of shares to be sold in this offering, as the case may be; and

  •
  Send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or number of shares to be sold in this offering, as the case may be.

              In these situations, the underwriters could accept an investor's bid after the SEC declares the registration statement effective without requiring a bidder to reconfirm. However, the underwriters may decide at any time to require potential investors to reconfirm their bids, and if they fail to do so, unconfirmed bids will be invalid.

Closing of the Auction and Pricing

              The auction will close and a public offering price will be determined after the registration statement becomes effective at a time agreed to by us and WR Hambrecht + Co, which we anticipate will be after the close of trading on The Nasdaq National Market on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by us and WR Hambrecht + Co based on general market conditions during the period after the registration statement is declared effective. If we are unable to close the auction, determine a public offering price and file a final prospectus with the SEC within 15 days after the registration statement is initially declared effective, we will be required to file with the SEC and have declared effective a posteffective amendment to the registration statement before the auction may be closed and before any bids may be accepted.

              Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the close of the auction by notifying the underwriters or a participating dealer.

              Following the closing of the auction, the underwriters determine the highest price at which all of the shares offered, including shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors. This price, which is called the "clearing price," is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in "— Determination of Public Offering Price" below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

              You will have the ability to withdraw your bid at any time until the closing of the auction. The underwriters will accept successful bids by sending notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective and that the auction has closed or (2) whether they are aware that the notice of acceptance of that bid has been sent. The underwriters will not cancel or reject a valid bid after the notices of acceptance have been sent.

              Once the auction closes and a clearing price is set as described below, the underwriters or a participating dealer accepts the bids from those bidders whose bids are at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid, as described in "— Allocation of Shares" below.

Determination of Public Offering Price

              The public offering price for this offering is ultimately determined by negotiation between the underwriters and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to this offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the underwriters and us as the principal benchmark, among other considerations described below, in determining the public offering price for the stock that will be sold in this offering.

              The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is closed. The shares subject to the underwriters' over-allotment option are used to calculate the clearing price whether or not the option is actually exercised. Based on the auction results, we may elect to change the number of shares sold in the offering. Depending on the public offering price and the amount of the increase or decrease, an increase or decrease in the number of shares to be sold in the offering could affect the clearing price and result in either more or less dilution to potential investors in this offering.

              Depending on the outcome of negotiations between the underwriters and us, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the underwriters' assessment of our management, operating results, capital structure and business potential and the demand and price of similar securities of comparable companies. The underwriters and we may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the stock to be sold in this offering. For example, the underwriters and we may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The underwriters and we may also lower the public offering price to create a more stable post-offering trading price for our shares.

              The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if the underwriters and we are not able to reach agreement on the public offering price, then the underwriters and we will either postpone or cancel this offering. Alternatively, we may file with the SEC a post-effective amendment to the registration statement in order to conduct a new auction.

              The following simplified example illustrates how the public offering price is determined through the auction process:

              Company X offers to sell 1,500 shares in its public offering through the auction process. The underwriters, on behalf of Company X, receive five bids to purchase, all of which are kept confidential until the auction closes.

              The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

              Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and the underwriters.

              If the public offering price is the same as the $8.00 per share clearing price, the underwriters would accept bids at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

              If the public offering price is $7.00 per share, the underwriters would accept bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

              As described in "— Allocation of Shares" below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro rata percentage of the shares bid for. Thus, if the pro rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).

              The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below, and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

Initial Public Offering of Company X

				Auction Results
	Bid Information
					Approximate Allocated Requested Shares
	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated		Clearing Price	Amount Raised
	1,000	1,000	$10.00	700	75%	$8.00	$5,600
	100	1,100	$9.00	100	75%	$8.00	$800
Clearing Price	900	2,000	$8.00	700	75%	$8.00	$5,600
	400	2,400	$7.00	0	0%	—	—
	800	3,200	$6.00	0	0%	—	—

Total				1,500			$12,000

Allocation of Shares

              Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

              Generally the allocation of shares in this offering will be determined in the following manner, continuing the first example above:

  •
  Any bid with a price below the public offering price is allocated no shares.

  •
  The pro rata percentage is determined by dividing the number of shares offered (including the over-allotment option, if exercised) by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in the offering, then the pro rata percentage is 75%.

  •
  All of the successful bids are then multiplied by the pro rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2) and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares and 675 shares, respectively, based on the pro rata percentage.

  •
  The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0 and 600 shares respectively. This creates a stub of 200 unallocated shares.

  •
  The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in the offering. After allocation of these shares, 100 unallocated stub shares would remain.

  •
  Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares than Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).

              If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.

Initial Public Offering of Company X

	Initial Bid	Pro Rata Allocation (75% of Initial Bid)	Initial Rounding	Allocation of Stub Shares	Final Allocation
Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100
Bid 3	900	675	600	100	700

Total	2,000	1,500	1,300	200	1,500

Requirements for Valid Bids

              Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriters or participating dealers. The underwriters will not have different requirements for valid bids. In order to open a brokerage account with WR Hambrecht + Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht + Co's customary rules, and will not be limited to this offering. Other than the $2,000 described above, prospective investors are not required to deposit any money into their accounts until after the registration statement becomes effective. Bidders will be required to have sufficient funds in their account to pay for the shares they are allocated in the auction at settlement, which is generally on the fourth business day following the pricing of the offering. No funds will be transferred to WR Hambrecht + Co, and any amounts in excess of $2,000 may be withdrawn at any time until the auction closes and the bid is accepted. The auction may close in as little as one hour after the registration statement is declared effective. Of course, any potential bidder that decides not to participate in the auction may close its account at WR Hambrecht + Co and withdraw its funds at any time. The underwriters reserve the right, in their sole discretion, to reject or reduce any bids that they deem manipulative or disruptive or not creditworthy in order to facilitate the orderly completion of the offering. For example, in previous transactions for other issuers in which the auction process was used, the underwriters have rejected or reduced bids when the underwriters, in their sole discretion, deem the bids not creditworthy or had reason to question the bidder's intent or means to fund its bid. In the absence of other information, the underwriters or participating dealer may assess a bidder's creditworthiness based solely on the bidder's history with the underwriters or participating dealer. The underwriters have also rejected or reduced bids that they deemed, in their sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriters or a participating dealer while another bidder's identical bid is accepted.

The Closing of the Auction and Allocation of Shares

              The auction will close on a date and at a time estimated and publicly disclosed in advance by the underwriters on the websites of WR Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the registration statement. The                  shares offered by this prospectus, or                   shares if the underwriters' over-allotment option is exercised in full, will be purchased from us and, in the case of an exercise of the over-allotment option, from the selling stockholders, by the underwriters and sold through the underwriters and participating dealers to investors who have submitted valid bids at or higher than the public offering price.

              The underwriters or a participating dealer will notify successful bidders by sending a notice of acceptance by e-mail, telephone, facsimile or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders are notified that their bids have not been accepted.

              Each participating dealer has agreed with the underwriters to sell the shares it purchases from the underwriters in accordance with the auction process described above, unless the underwriters otherwise consent. The underwriters do not intend to consent to the sale of any shares in this offering outside of the auction process. The underwriters reserve the right, in their sole discretion, to reject or reduce any bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and reserve the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by the underwriters or participating dealers based on eligibility or creditworthiness criteria. Once the underwriters have accepted a bid and closed the auction, the allocation of shares sold in this offering will be made according to the process described in "— Allocation of Shares" above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the underwriters or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on this offering.

              Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

              Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

Over-Allotment Option

              We have granted the underwriters the right to purchase up to                  additional shares, and the selling stockholders have granted the underwriters the right to purchase 153,108 additional shares, at the offering price set forth on the front page of this prospectus less the underwriting discount within 30 days after the date of this prospectus, in each case to cover any over-allotments. If the over-allotment option is not exercised in full, it will be exercised on a pro rata basis from us and the selling stockholders based on the foregoing respective allocations. To the extent that the underwriters exercise this option, they will have a firm commitment to purchase the additional shares and we and the selling stockholders will be obligated to sell the additional shares to the underwriters. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered.

Lock-Up Agreements

              We have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than the shares of common stock or options to acquire common stock issued under our stock plans. Notwithstanding the foregoing, if (a) during the last 17 days of the 180-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (b) prior to the expiration of the 180-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

              The holders of approximately 93.1% of our outstanding common stock prior to this offering, including each of our directors and executive officers, have agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than (a) transfers or distributions of shares of our common stock acquired from the underwriters in this offering, (b) transfers or distributions of shares of our common stock acquired in open market transactions after the completion of this offering, (c) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts, (d) transfers to any trust for the direct or indirect benefit of the persons bound by the foregoing terms or the immediate family of the persons bound by the foregoing terms, or (e) distributions of shares of our common stock or any security convertible into our common stock to the partners, members or stockholders of the persons bound by the foregoing terms, provided that in the case of any transfer or distribution described in (c) through (e) above, the transferees, donees or distributees agree to be bound by the foregoing terms and the transferor, donor or distributor would not be required to, or voluntarily, file a report under Section 16(a) of the Exchange Act. These restrictions will remain in effect beyond the 180-day period under the same circumstances described in the immediately preceding paragraph.

              There are no specific criteria that WR Hambrecht + Co requires for an early release of shares subject to lock-up agreements. The release of any lock-up will be on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for release, including financial hardship, market conditions and the trading price of the common stock. WR Hambrecht + Co has no present intention or understanding, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.

Short Sales, Stabilizing Transactions and Penalty Bids

              In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Any short sales made by the underwriters would be made at the public offering price. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. As described above, the number of shares that may be sold pursuant to the underwriters over-allotment option is included in the calculation of the clearing price. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. To the extent that the underwriters engage in any naked short sales, the naked short position would not be included in the calculation of the clearing price. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

              The underwriters may also impose a penalty bid. This occurs when a particular dealer or underwriter repays to the underwriters a portion of the underwriting discount or selling concession received by it because the underwriters have repurchased shares sold by or for the account of the dealer or underwriter in stabilizing or short covering transactions.

              These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters may discontinue them at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

              WR Hambrecht + Co currently intends to act as a market maker for the common stock following this offering. However, it is not obligated to do so and may discontinue any market making at any time.

Indemnity

              The underwriting agreement provides that we and the underwriters have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, or contribute to payments that each other may be required to make relating to these liabilities.

LEGAL MATTERS

              The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Covington & Burling, New York, New York, and for the underwriters by Morrison & Foerster LLP, New York, New York. Ellen B. Corenswet, a partner in the firm of Covington & Burling, owns 2,529 shares of Series E preferred stock, 1,388 shares of Series E-1 preferred stock and 2,532 shares of Series F preferred stock.

EXPERTS

              Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the issuance of shares of our common stock being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement.

              We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (www.sec.gov).

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
TRAFFIC.COM, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Traffic.com, Inc.

              We have audited the accompanying consolidated balance sheets of Traffic.com, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Traffic.com, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

Philadelphia, PA

November 23, 2005.

The foregoing report is in the form that will be signed upon completion of the one-for-three reverse stock split described in paragraph 2 of Note 17 to the consolidated financial statements.

                      /s/ Ernst & Young LLP

Philadelphia, PA
December 21, 2005

Traffic.com, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,		As of September 30, 2005
	2003	2004	Actual	Pro Forma
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,999	$4,898	$17,362
Accounts receivable, net of allowance of $989, $950 and $758 at December 31, 2003, 2004 and September 30, 2005	11,022	9,859	9,335
Government services receivables	905	1,501	1,517
Other current assets	685	1,323	1,637

Total current assets	21,611	17,581	29,851
Property and equipment, net	10,243	14,885	21,751
Deferred financing fees	3,253	98	1,708
Restricted cash	961	1,002	803
Other long-term assets	120	164	206

Total assets	$36,188	$33,730	$54,319

Liabilities, redeemable convertible preferred stock, and stockholders' deficit
Current liabilities:
Accounts payable	$1,871	$2,496	$3,235
Accrued station compensation	4,330	3,321	2,841
Accrued legal settlements	—	—	10,581
Other accrued expenses	2,095	1,665	2,728
Revolving credit facility	4,000	810	—
Current portion of deferred revenue	317	604	924
Current portion of deferred license fees	—	400	1,092
Current maturities of long-term debt	62	33	—

Total current liabilities	12,675	9,329	21,401
Senior secured credit facility and accrued interest	24,850	23,744	36,665
Deferred revenue	9,159	17,793	22,342
Deferred license fees	—	9,170	9,660
Long-term debt	35	—	—
Asset retirement obligation	—	—	288	—

	46,719	60,036	90,356

Redeemable convertible preferred stock, $0.01 par value:
Series E; 18,000,000 shares authorized and 16,265,094 issued and outstanding at December 31, 2003, 2004 and September 30, 2005, no shares issued and outstanding pro forma; liquidation preference of $65,060 at December 31, 2003, 2004 and September 30, 2005	32,530	32,530	32,530	—
Series E-1; 6,419,811 shares authorized issued and outstanding at December 31, 2003, 2004 and September 30, 2005, no shares issued and outstanding pro forma; liquidation preference of $10,600, $11,448, and $12,131 at December 31, 2003, 2004, and September 30, 2005	5,156	7,284	8,927	—
Series F; 6,000,000 shares authorized and 5,042,090 issued and outstanding at September 30, 2005, no shares issued and outstanding pro forma; liquidation preference of $20,168 at September 30, 2005	—	—	15,126	—

	37,686	39,814	56,583	—

Stockholders' deficit:
Common stock, $0.01 par value, 69,580,189 shares authorized and 2,965,543, 3,427,043, and 3,515,927 shares issued and outstanding at December 31, 2003, 2004, and September 30, 2005; 12,758,239 shares outstanding pro forma	30	35	36	128
Additional paid-in capital	50,241	48,641	57,382	113,873
Notes receivable from stockholders	(181)	(505)	(181)	(181)
Deferred stock-based compensation	—	—	(650)	(650)
Accumulated deficit	(98,307)	(114,291)	(149,207)	(149,207)

Total stockholders' deficit	(48,217)	(66,120)	(92,620)	(36,037)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$36,188	$33,730	$54,319

See accompanying notes.

Traffic.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)

Revenue:
Advertising	$24,068	$36,045	$39,449	$29,150	$29,071
Traffic data services	1,083	581	2,993	1,912	3,025
License agreement	2,055	750	—	—	—

	27,206	37,376	42,442	31,062	32,096
Cost of revenue	31,070	30,988	32,090	24,177	24,541

Gross margin	(3,864)	6,388	10,352	6,885	7,555
Operating expenses:
Research and development	2,391	2,828	3,647	2,752	2,587
Sales and marketing	9,524	14,086	12,032	9,304	11,045
General and administrative	6,060	6,402	7,229	5,391	6,137
Legal settlements	—	—	—	—	18,473

	17,975	23,316	22,908	17,447	38,242

Loss from operations	(21,839)	(16,928)	(12,556)	(10,562)	(30,687)
Interest income (expense), net	(5,052)	(4,151)	(3,428)	(2,573)	(4,229)

Net loss	$(26,891)	$(21,079)	$(15,984)	$(13,135)	$(34,916)

Redemption and accretion of redeemable convertible preferred stock	(2,930)	34,824	(2,128)	(1,592)	(1,643)

Net income (loss) attributable to common stockholders	$(29,821)	$13,745	$(18,112)	$(14,727)	$(36,559)

Net income (loss) attributable to common stockholders per share:
Basic	$(15.79)	$5.15	$(5.91)	$(4.96)	$(10.79)
Diluted	$(15.79)	$1.45	$(5.91)	$(4.96)	$(10.79)
Pro forma (unaudited)			$(1.70)		$(2.89)
Number of shares used in per share calculation:
Basic	1,889	2,671	3,064	2,969	3,387
Diluted	1,889	9,492	3,064	2,969	3,387
Pro forma (unaudited)			10,626		12,629

See accompanying notes.

Traffic.com, Inc.
Consolidated Statements of Stockholders' Deficit
(in thousands, except per share amounts)

	Common Stock
				Notes Receivable from Stockholders
	Shares	Par Value	Additional Paid-in Capital		Deferred Stock-Based Compensation	Accumulated Deficit	Total
Balance at December 31, 2001	1,887,713	$19	$3	$(229)	$—	$(47,695)	$(47,902)
Exercise of common stock options	10,319	—	40	—	—	—	40
Default of notes receivable issued for stock option exercise	(25,000)	—	(100)	100	—	—	—
Stock based compensation related to stock options granted to non-employees	—	—	345	—	—	—	345
Preferred stock accretion	—	—	(288)	—	—	(2,642)	(2,930)
Net loss	—	—	—	—	—	(26,891)	(26,891)

Balance at December 31, 2002	1,873,032	19	—	(129)	—	(77,228)	(77,338)
Exercise of common stock options	40,701	—	88	(52)	—	—	36
Conversion of preferred stock	1,051,810	11	14,935	—	—	—	14,946
Redemption of Series D preferred stock	—	—	25,444	—	—	—	25,444
Exchange of Series A through D preferred stock for common stock	—	—	11,680	—	—	—	11,680
Stock based compensation related to stock options granted to non-employees	—	—	319	—	—	—	319
Issuance of common stock warrants	—	—	75	—	—	—	75
Preferred stock accretion	—	—	(2,300)	—	—	—	(2,300)
Net loss	—	—	—	—	—	(21,079)	(21,079)

Balance at December 31, 2003	2,965,543	30	50,241	(181)	—	(98,307)	(48,217)
Exercise of common stock options	461,500	5	528	(324)	—	—	209
Preferred stock accretion	—	—	(2,128)	—	—	—	(2,128)
Net loss	—	—	—	—	—	(15,984)	(15,984)

Balance at December 31, 2004	3,427,043	35	48,641	(505)	—	(114,291)	(66,120)
Exercise of common stock options (unaudited)	22,653	—	37	—	—	—	37
Exercise of common stock warrants	66,231	1	36	—	—	—	37
Issuance of common stock warrants (unaudited)	—	—	2,477	—	—	—	2,477
Repayment of stockholder note	—	—	—	324	—	—	324
Investor share of legal settlement treated as capital contribution	—	—	7,125	—	—	—	7,125
Deferred stock-based compensation related to employee stock options (unaudited)	—	—	709	—	(709)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	59	—	59
Preferred stock accretion	—	—	(1,643)	—	—	—	(1,643)
Net loss (unaudited)	—	—	—	—	—	(34,916)	(34,916)

Balance at September 30, 2005 (unaudited)	3,515,927	$36	$57,382	$(181)	$(650)	$(149,207)	$(92,620)

See accompanying notes.

Traffic.com, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Operating activities
Net loss	$(26,891)	$(21,079)	$(15,984)	$(13,135)	$(34,916)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,857	2,232	1,579	1,216	1,652
Amortization of deferred financing fees and intangible assets	440	2,233	3,330	3,274	442
Stock based compensation expense	345	319	—	—	825
Provision for bad debts	550	250	78	80	40
Changes in assets and liabilities:
Accounts and government services receivables	(1,363)	(5,686)	489	(651)	468
Other assets	(465)	(126)	(700)	263	(347)
Accounts payable and accrued expenses	5,524	2,483	(1,920)	(1,909)	3,033
Accrued legal settlements	—	—	—	—	17,706
Deferred revenue	25	5,071	8,921	6,368	4,869
Deferred license agreement	10,400	(10,000)	9,570	7,970	1,182

Net cash provided by (used in) operating activities	(8,578)	(24,303)	5,363	3,476	(5,046)

Investing activities
Purchases of property and equipment	(903)	(3,740)	(6,221)	(3,913)	(7,021)
Change in restricted cash	33	(456)	(41)	(70)	199
Purchases of marketable securities	(26,150)	(7,512)	—	—	—
Sales and maturities of marketable securities	15,825	17,837	—	—	—

Net cash provided by (used in) investing activities	(11,195)	6,129	(6,262)	(3,983)	(6,822)

Financing activities
Proceeds from the sale of Series E preferred stock	—	27,487	—	—	—
Proceeds from the sale of Series F preferred stock	—	—	—	—	15,126
Borrowings under the senior secured credit facility	20,000	—	—	—	10,000
Debt issuance costs	(1,220)	(570)	(157)	(157)	(349)
Net proceeds from (payments of) the revolving credit facility	—	4,000	(3,190)	(4,000)	(810)
Proceeds from the exercise of common stock options	40	36	209	13	37
Proceeds from the payment of shareholder notes	—	—	—	—	324
Proceeds from the exercise of common stock warrants	—	—	—	—	37
Payments made to repurchase Series D preferred stock	—	(9,359)	—	—	—
Payment on long-term debt	(54)	(57)	(64)	(48)	(33)

Net cash provided by (used in) financing activities	18,766	21,537	(3,202)	(4,192)	24,332

Net increase (decrease) in cash and cash equivalents	(1,007)	3,363	(4,101)	(4,699)	12,464
Cash and cash equivalents at beginning of period	6,643	5,636	8,999	8,999	4,898

Cash and cash equivalents at end of period	$5,636	$8,999	$4,898	$4,300	$17,362

Supplemental cash flow disclosures
Redemption and accretion of preferred stock	$(2,930)	$34,824	$(2,128)	$(1,592)	$(1,643)
Cash paid for interest	340	913	1,308	1,007	959
Non-cash debt issuance costs	—	3,662	—	—	1,712

See accompanying notes.

Traffic.com, Inc.

Notes to Consolidated Financial Statements Notes to Consolidated Financial Statements (Information as of September 30, 2005 and for the nine months ended
September 30, 2004 and 2005 is unaudited)

1.    Organization

            Traffic.com, Inc. (the "Company"), formerly known as Mobility Technologies, Inc., is deploying a nationwide traffic and logistics data collection network and a proprietary Traffic Information Management System ("TIMS") with the goal of becoming the nation's premier provider of real-time digital predictive traffic and logistics information for businesses, consumers, and government agencies. The Company's plans call for building a network of wireless sensors (the "digital sensor network") and integrating government agency sensors along major highways in over 40 of the largest metropolitan areas in the United States. The digital sensor network collects vehicle counts, vehicle speeds, classification (car or truck), and roadway density and transmits the data every 60 seconds over a wireless network to TIMS. As of November 30, 2005, the Company has completed its digital sensor network and received system acceptance from the relevant transportation agencies in Boston, Chicago, Philadelphia, Pittsburgh, Providence, San Diego, St. Louis and Tampa. The Company is collecting data from sensor networks that it is in the process of constructing in Los Angeles, Oklahoma City, Phoenix, San Francisco, and Washington, DC. The Company is under contract to deploy its sensor network in Baltimore, Detroit and Seattle. In addition, the Company is under contract to integrate probe data in Salt Lake City into TIMS. The Company's data collection network also includes state agency data and traditional traffic event and incident information with operations in 29 cities, as of September 30, 2005, utilizing scanners, cameras, vehicles, and aircraft. The Company's revenue opportunities include traditional broadcast (radio, TV) and new media (cable, Internet, mobile wireless, and satellite radio), logistics and fleet management, mobile workforce professionals, telematics (in-vehicle units), and government agencies.

Contract with United States Department of Transportation

              In 1999, the Company, as principal subcontractor, was awarded a subcontract with the U.S. Department of Transportation (USDOT) under the provisions of the 1998 Transportation Equity Act for the 21st Century ("TEA 21") as authorized by the United States Congress. TEA 21 authorizes federal funds to enable the Company to deploy an intelligent transportation infrastructure system (the digital sensor network) to collect, integrate, and distribute real-time traffic data. TEA 21 also allows the creation of a data repository of new and existing real-time traveler and related information for dissemination to the traveling public through a variety of delivery mechanisms, including support for a 511-based telephone service, provision of free basic traveler information to the public for personal use, and commercial traveler information services. TEA 21 allocated $2 million of federal funds per metropolitan area and requires a $0.5 million non-federal match. The first task order awarded to the Company allocated $4 million to begin the deployment of such systems in two metropolitan areas — Pittsburgh and Philadelphia.

              Under the terms of the subcontract, the Company, during installation of its digital sensor network and upon completion of specified milestones, is paid approximately $1.9 million, or 95% of the $2.0 million received by the prime contractor, per metropolitan area for providing data to the various federal and state agencies for noncommercial purposes such as research, planning, and congestion management. The Company retains the ability to market the data for commercial purposes and has committed to share up to 10% of certain revenues with state and local departments of transportation for reinvesting and enhancing the system. The revenue share amount is calculated quarterly, and the required amount is placed in a separate cash account annually and recorded as restricted cash in the accompanying balance sheets. The impact of the revenue share has historically been immaterial, and has amounted to less than $50,000 over the first nine months of 2005. The Company owns and is responsible for deploying, operating, and maintaining the digital sensor network without future government funding beyond the initial payments above.

              Following the successful completion of the Pittsburgh and Philadelphia systems, the Company was awarded a second task order that authorizes an additional $50 million to continue the deployment in twenty-five more metropolitan areas. Recent federal legislation (SAFETEA-LU) reauthorizes the program and makes additional cities eligible for the program.

              The 1st Federal Task Order which covered the Pittsburgh and Philadelphia locations did not provide a contractual term. Under the 2nd Federal Task Order (which covers 25 additional cities), the contractual obligation to provide the Government with traffic flow data under the Federal Task Order will end ten years from the date of system acceptance in each metropolitan area, or January 1, 2012, whichever is the earlier of these two dates. It is noted in the Federal Task Order, however, that the Company is expected to continue to provide services to public agencies and commercial clients on an ongoing basis. Further, the Company is required to provide the services to the public agencies as long as it provides such services to its commercial markets.

              The 2nd Federal Task Order allows the Federal government to terminate its agreement with the Company for cause at any time within the first ten years after system acceptance in the deployment of each metropolitan area or January 1, 2012, whichever is the earlier of these two dates. If such were to occur, the Company would be obligated to pay liquidated damages of $960,000 in year one, reducing by 10% each year through year 10; however, in no case would the Company be liable for any liquidated damages after January 1, 2012.

              Under the terms of the Federal Task Order, the Company is required to enter into separate agreements with each metropolitan area for which it is providing traffic data services. The terms and contract life for each of the local agreements is unique to the contract itself, ranging from a period of five years to a period no longer than the January 1, 2012 contract termination date under the Federal Task Order, in addition to renewal and extension periods. Also, stipulated in these local government contracts are the provisions related to the sensor network in the event the contract is either terminated with cause or not renewed upon completion of the original contract term. If the Company ceases to operate, maintain or manage the traffic sensor network in any of its metropolitan areas prior to termination of the agreement, the Company must dispose of it equipment in the following manner:

  •
  For equipment purchased by the Company with private funds, the local government agency will have right of first refusal to purchase the equipment at fair value.

  •
  For equipment purchased with public funds, the local government agency can obtain the equipment at no cost. It should be noted that the Federal Task Order specifically states that no federal funds can be used for the purchase of equipment.

  •
  In the event the local government agency does not exercise its rights to purchase or obtain the equipment, the Company must dispose of the equipment at its own cost.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

              The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

              The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable allowance, useful lives of long lived assets, its asset retirement obligation, revenue recognition on the U.S. DOT contract, the value of common stock for the purpose of determining stock-based compensation, and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities.

              The Company has granted stock options at exercise prices equal to the value of the underlying stock as determined by its board of directors on the date of option grant. For purposes of financial accounting for stock-based compensation, management has applied hindsight within each year to arrive at reassessed values for the shares underlying the options. These reassessed values were determined based on a number of factors, including input from advisors, the Company's historical and forecasted operating results and cash flows, and comparisons to publicly-held companies. The reassessed values were used to determine the amount of stock-based compensation recognized related to stock option grants to employees and non-employees and the amount of expense related to stock warrants issued to third parties.

Unaudited Interim Financial Information

              The accompanying unaudited interim consolidated balance sheet as of September 30, 2005, the consolidated statements of operations for the nine months ended September 30, 2004 and 2005, the consolidated statements of cash flows for the nine months ended September 30, 2004 and 2005 and the consolidated statement of stockholders' deficit for the nine months ended September 30, 2005 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position at September 30, 2005 and its results of operations and its cash flows for the nine months ended September 30, 2004 and 2005. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. All references in the notes to the consolidated financial statements to September 30, 2004 and 2005 are unaudited.

2.    Summary of Significant Accounting Policies (Continued)

Revenue Recognition

Advertising

              Since inception, the majority of the Company's revenues have been derived from the sale of advertising on radio and television stations. The Company receives airtime inventory from radio and television stations in exchange for traffic information and services. No revenue is recognized on the exchange of traffic data services for advertising time as neither the fair value of the advertising time received nor the traffic data services provided can be determined within reasonable limits. The Company purchases additional airtime inventory for cash. The Company employs a sales force to sell advertisements on the acquired airtime. Revenue is recognized when the advertisements are aired.

              Revenue from Internet and wireless advertising is recognized over the period during which the advertisement is displayed or aired. In some cases, the Company has agreed with certain radio and television customers to whom website traffic data services are provided to share revenue from subscriptions for wireless services generated directly from their websites, with the customer receiving approximately 20% of the revenue generated. In accordance with EITF 99-19, the Company recognizes the gross revenue subject to this revenue sharing arrangement and the applicable share amount is recorded as a direct cost of revenue.

Traffic Data Services

              The Company has entered into contracts with certain customers whereby the Company provides traffic data in exchange for cash. Some arrangements have included fees paid to the Company for exclusive access to the Company's data for specified purposes. The Company recognizes revenue from these sources during the period in which the services are performed. In addition, certain agreements have provided the Company with payments in advance of future revenues. In those instances, the Company records the receipt of cash as deferred license fees on the balance sheet. The Company's traffic data services agreements may include multiple components to the agreement including advertising, traffic data licensing, and exclusivity fees. The Company recognizes the revenue associated with each component of the multiple element arrangement based on the relative fair values of each component. If fair value of each component cannot be determined, the appropriate recognition of revenue is then determined for those combined deliverables as a single unit of accounting.

              The Company receives cash payments based on the achievement of certain milestones, as defined in the USDOT subcontract, in deploying its digital sensor networks. The majority of all funds are received on or before complete installation of the system and system acceptance. The invoicing of achieved milestones is recorded as deferred revenue. Revenue recognition commences upon formal customer acceptance of the system and is recognized pro rata over the estimated service period of the individual networks of 15 years. Revenue recognized was $0.3 million, $0.3 million, and $0.4 million for 2002, 2003, and 2004, respectively, and $0.3 million and $0.6 million for the nine month periods ended September 30, 2004 and 2005, respectively.

Cost of Revenue

              Cost of revenue consists of media inventory expenses, traffic data collection expenses, and other technology costs associated with maintaining the Company's TIMS network. Media inventory expenses consist of cash paid to purchase advertising inventory under long-term contracts with radio stations. In addition, media inventory expenses include cash payments to radio stations to purchase additional advertising inventory in the spot market on an as-needed basis, referred to as "cash buys." Traffic data collection expenses consist of the costs of personnel, both full-time and part-time, the costs of aircraft, automobiles, the monitoring of police and emergency response vehicles, the depreciation of the Company's traffic flow data sensor network, the use of state and local agency data sources where available (including sensors and cameras), and the Company's own camera network. These expenses also include occupancy and communications costs for the Company's national operations center and its local operations centers. Included in other technology expenses are internal product development expenses, the cost of consultants engaged to assist with various software development programs, and the depreciation of certain technology costs capitalized in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In addition, these other technology costs include communications costs and capital depreciation of computer hardware.

License Agreement

              See Note 7 for accounting treatment of the Company's former License Agreement.

Certain Risks and Concentrations

              The Company's revenues are principally derived from advertising, the market for which is highly competitive and rapidly changing. Significant changes in this industry or changes in customer buying behavior could adversely affect the Company's operating results.

              Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and accounts receivable. At December 31, 2003 and 2004 and September 30, 2005, respectively, the Company had $4.5 million, $5.6 million, and $17.9 million on deposit with a financial institution and its related investment funds. The amounts held by that institution are insured up to the full net value of the investments. Accounts receivable are typically unsecured and are derived from revenues earned from customers located in the U.S.

Cash and Cash Equivalents

              Cash and cash equivalents represent cash and highly liquid short-term investments with original maturities of three months or less.

Restricted Cash

              Restricted cash represents cash and cash equivalents restricted for standby letters of credit supporting long-term facility leases and escrow agreements.

Accounts Receivable

              Accounts receivables are recorded at the invoice amount and are not interest bearing. The Company performs credit evaluations of its new customers and generally requires no collateral. The Company provides for losses from uncollectible accounts based on analyzing historical data and current trends and such losses have historically not exceeded management's expectations. Past due or delinquency status is based on contractual terms. Past due amounts are written off against the allowance for doubtful accounts when collection is deemed unlikely and all collection efforts have ceased.

Property and Equipment

              The Company's property and equipment consist principally of the sensor network pole assets, technology assets such as computer hardware and software, and leasehold improvements and equipment. Included in the sensor network pole assets are the steel poles used to mount the equipment and the radar and solar panels and the related installation costs. Electronic items such as modem, battery and wiring assembly are included in computer hardware and software.

              Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets. The Company reviews the carrying value of its property and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.

              The Company capitalizes software development and acquisition costs in accordance with Statement of Position (SOP) 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The costs of internally developed software are expensed unless incurred during the application development stage. Software development costs capitalized during the application development stage are included in property and equipment and depreciated on a straight-line basis over three years, which is the estimated useful life. Capitalized software costs were $0.2 million at December 31, 2003 and 2004 and $1.0 million at September 30, 2005, net of accumulated depreciation of $0.9 million at December 31, 2003 and 2004 and $1.1 million at September 30, 2005.

Deferred Financing Fees

              Financing costs, including legal fees, the fair value of equity instruments, and lender fees associated with the issuance of debt have been capitalized as deferred financing costs in the accompanying balance sheets and are being amortized to interest expense over the terms of the related debt.

              Total amortization of deferred financing fees on the senior secured credit facility was $0.4 million, $2.2 million and $3.2 million in 2002, 2003 and 2004, respectively, and $3.3 million and $0.4 million for the nine month period ended September 30, 2004 and 2005, respectively. Total amortization of deferred financing fees on the revolving credit facility was $0.1 million in 2004.

Asset Retirement Obligation

              In connection with the Company's U.S. DOT contract and related state contracts related to its sensor networks throughout various cities in the United States, the Company may be required under certain circumstances to remove the sensor network assets residing on governmental property. In accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations, the Company recognizes the fair value of a liability for an asset retirement obligation (ARO) for each city in the period in which the related asset is placed in service. The Company capitalizes that cost as part of the carrying amount of the sensor network, which is depreciated on a straight-line basis over the useful life of the corresponding asset of 15 years. The ARO is recorded at fair value, and accretion expense will be recognized over time and charged to interest expense as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free interest rate. At September 30, 2005, the Company has an asset retirement obligation classified in long-term liabilities and a related capitalized asset of $0.3 million.

Redeemable Convertible Preferred Stock

              Redeemable Convertible Preferred Stock is recorded at its redemption value, which equals the original purchase price.

Income Taxes

              The Company accounts for income taxes in accordance with the liability method, which requires the establishment of a deferred tax asset or liability to reflect the net tax effects of temporary differences between tax carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

Comprehensive Net Income (Loss)

              There were no differences between net loss and comprehensive net loss for the nine months ended September 30, 2004 and 2005 and for the years ended December 31, 2002, 2003, and 2004.

Reverse Stock Split

              The consolidated financial statements give retroactive effect as though the one-for-three reverse split of the Company's common stock, as discussed in Note 17, occurred for all periods presented.

Unaudited Pro Forma Financial Information

              The unaudited pro forma balance sheet information as of September 30, 2005 gives effect to the conversion of the Series E, Series E-1, and Series F convertible preferred stock as if it occurred on September 30, 2005. The unaudited pro forma consolidated statement of operations information for the year ended December 31, 2004 gives effect to the conversion of the Series E and Series E-1 convertible preferred stock as if it occurred at the beginning of the period. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2005 gives effect to the conversion of the Series E, Series E-1, and Series F as if they occurred at the beginning of the period. The pro forma net loss attributable to common stockholders per common share is computed using the pro forma weighted average number of common shares outstanding during the period. The pro forma weighted average common shares outstanding assume the conversion of the Series E, E-1, and Series F convertible preferred stock into common stock as of the beginning of the periods presented.

Basic and Diluted Net Loss Attributable to Common Stockholders Per Common Share

              Basic net loss attributable to common stockholders per common share excludes dilution for potential common stock issuances and is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The following table shows stock equivalents that were not considered in the computation of the diluted net loss attributable to common stockholders per common share for the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005 as their effect is anti-dilutive:

	At December 31,			At September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Shares of preferred stock (on an as converted basis)	4,536,810	—	7,561,623	7,561,623	9,242,312
Stock options	1,243,592	2,028,339	1,886,597	2,332,120	2,042,782
Warrants	251,666	1,279,139	1,339,138	1,339,138	1,669,570

              The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss attributable to common stockholders per common share and pro forma loss attributable to common stockholders per common share (in thousands, except per share amounts):

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Basic net loss per share:
Numerator:
Net loss	$(26,891)	$(21,079)	$(15,984)	$(13,135)	$(34,916)
Redemption and accretion of redeemable convertible preferred stock	(2,930)	34,824	(2,128)	(1,592)	(1,643)

Numerator for per share calculation — basic and diluted	(29,821)	13,745	(18,112)	(14,727)	(36,559)

Denominator:
Weighted average common shares outstanding	1,889	2,671	3,081	2,969	3,438
Less: Weighted average unvested common stock subject to repurchase agreements	—	—	(17)	—	(51)

Denominator for per share calculation — basic	1,889	2,671	3,064	2,969	3,387

Net income (loss) attributed to common stockholders per share — basic	$(15.79)	$5.15	$(5.91)	$(4.96)	$(10.79)

Dilutive effect of:
Conversion of preferred stock and accrued dividends payable into common stock	—	6,805	—	—	—
Warrants to purchase common stock	—	16	—	—	—

Denominator for per share calculation — diluted	1,889	9,492	3,064	2,969	3,387

Net income (loss) attributed to common stockholders per share — diluted	$(15.79)	$1.45	$(5.91)	$(4.96)	$(10.79)

Unaudited Pro Forma Net Loss Attributable to Common Stockholders Per Common Share

              Unaudited pro forma basic net loss attributable to common stockholders per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding plus the convertible preferred stock outstanding and assumed to be converted for the period. Unaudited pro forma diluted net loss attributable to common stockholders per common share is computed giving effect to the assumed conversion of convertible preferred stock, accrued dividends payable in common stock and all potential dilutive common stock equivalents, including stock options, common stock warrants and preferred stock warrants. 1,886,597 and 2,042,782 stock options, and 1,339,138 and 1,669,570 warrants were not considered in the computation of pro forma diluted net loss attributable to common stockholders per common share for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively, as their effect is anti-dilutive.

              The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted pro forma net loss attributable to common stockholders per common share (in thousands, except per share amounts):

	Year Ended December 31,	Nine Months Ended September 30,
	2004	2005
		(unaudited)
Basic net loss per share:
Numerator:
Net loss	$(15,984)	$(34,916)
Redemption and accretion of redeemable convertible preferred stock	(2,128)	(1,643)

Numerator for basic pro forma calculation	(18,112)	(36,559)

Denominator:
Weighted average common shares outstanding	3,081	3,438
Add: Assumed conversion of preferred stock	7,562	9,242
Less: Weighted average unvested common stock subject to repurchase agreements	(17)	(51)

Denominator for basic pro forma calculation	10,626	12,629

Net loss per share	$(1.70)	$(2.89)

Fair Value of Financial Instruments

              The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short maturities. The carrying amounts of the Company's debt approximate fair value of these obligations based upon management's best estimate of interest rates that would be available for similar debt obligations at December 31, 2004 and 2003. The fair value of the Company's redeemable convertible preferred stock is not practicable to determine as no quoted market price exists for the redeemable convertible preferred stock nor have there been any recent transactions in the Company's issued redeemable convertible preferred stock.

Stock-Based Compensation

  Accounting for Stock-Based Awards to Employees

              The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, "Accounting for Stock-Based Compensation," as modified by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123." Currently, the Company is not required to record stock-based compensation charges if the employee stock option exercise price or restricted stock purchase price equals or exceeds the deemed fair value of its common stock at the grant date.

              The Company typically has granted stock options at exercise prices equal to the value of the underlying stock as determined by its board of directors on the date of option grant. For purposes of financial accounting, the Company has applied hindsight within each year or quarter to arrive at reassessed values for the shares underlying these options. Prior to the filing of its registration statement, the Company utilized two measures of value of its common stock in accounting for equity compensation relating to its compensatory equity grants:

  •
  The "board-determined value," which is the per share value of the Company's common stock determined by its board of directors at the time the board made an equity grant, taking into account several factors, including the Company's operating performance, anticipated future operating results, the terms of redeemable convertible preferred stock issued by it, including the liquidation value and other preferences of it preferred stockholders, as well as the valuations of other companies.

  •
  The "reassessed value," which is the per share value of the Company's common stock determined by it in hindsight solely for the purpose of financial accounting for employee stock-based compensation. The Company has used the Current-Value Method outlined in the American Institute of Certified Public Accountants' (AICPA) practice aid entitled "Valuation of Privately-Held Company Equity Securities Issued as Compensation" published in 2004 by AICPA in performing these valuations.

              The Company has recorded deferred stock-based compensation to the extent that the reassessed value of the stock at the date of grant exceeded the exercise price of the option.

              For the period from July 2003 through March 2005, the Company's board of directors granted options at an exercise price of $0.75 per share. This determination was based on a number of factors that were detailed in an internal valuation carried out in July 2003. The valuation resulted in a common share value of $0.36, but the Company's board decided at that time to use the higher exercise price of $0.75 in order to take a conservative position with respect to option pricing. In deriving the valuation, the Company used a multiple of 2.3 times our revenue derived from a review of peer companies. The resulting gross valuation for the invested capital was then netted against the value of our outstanding debt and the overall value of outstanding liquidation preferences to derive a net valuation for common equity, and the resulting valuation was divided by the outstanding common shares. The Company did not obtain a contemporaneous valuation by an unrelated valuation specialist as its board of directors believed that, because of the early stage of its business, traditional valuation approaches used by independent valuation firms, such as an income approach, would not be relevant and would not be worth the cost. In addition, because the Company had not achieved profitability and did not have a high level of liquidity, it desired to preserve cash resources and focus its limited resources on building its business.

              Unlike the Company's business today, which has significantly higher revenues, several revenue streams, contracts with a number of large customers, and products that support Internet and wireless initiatives, during the period from July 2003 through March 2005, the Company relied almost completely on its radio and TV advertising business and, towards the end of 2004, had a growing liquidity problem.

              Between July 2003 and March 2005, the Company continued to review the valuation of its business using these same metrics. During this time, however, the Company did not achieve the revenues it had anticipated, and determined that, given its own internal valuation of its business arriving at a $0.36 common share value, the exercise price of new option grants should be no more than the $0.75 per share valuation it had assessed in July of 2003. Towards the end of 2004 and as the Company entered 2005, it was clear that it had a limited level of liquidity, and prior to the renegotiation of its senior secured credit facility in April 2005, the Company determined that there was no basis to increase the valuation of the Company for common stock valuation purposes. In light of its decreasing liquidity, in order to induce the Company's lender to extend an additional $10.0 million under its senior secured credit facility, certain of the Company's stockholders agreed to enter into a guarantee agreement, under which they each severally agreed to guarantee repayment of the credit line up to an aggregate of $10.0 million under certain circumstances. As a further condition to the extension of the additional $10.0 million in credit, the guarantors entered into an equity commitment letter with the Company, whereby they agreed to purchase up to an aggregate of $10.0 million of its Series F convertible preferred stock if the Company failed to comply with certain financial covenants in the senior secured credit facility. The negotiation of these transactions with its lender and the guarantors took several months to complete.

              In May and June 2005, the Company's board of directors granted options to purchase a total of 169,956 shares of common stock at an exercise price of $0.75 per share. The Company did not obtain a contemporaneous valuation of the common stock underlying the options granted in this period, relying on the continued standard practice it had employed from March 2003, but it was agreed in June 2005 to carry out a detailed valuation of the business and of common stock options. As a result, early in the third quarter 2005, the Company reassessed the value of its common stock as of May 31, 2005 using a discounted cash flow analysis as the income-based methodology to determine the fair value of its invested capital as of that date, defined as the sum of our common stock plus senior securities, less cash and cash equivalents. Based upon its calculations, the Company derived a weighted average cost of capital of 28%, thereby deriving a market value of invested capital, and subsequently a market value of our common stock. A discount related to the lack of marketability of 22.6% was estimated based on the theoretical cost of utilizing a series of put options to "lock in" the price of its common stock during an estimated holding period. This was completed by applying a Black-Scholes option pricing model. These calculations resulted in a fair value of the Company's common stock of $4.92 per share, as of April 22, 2005, the date on which its renegotiated senior secured credit facility and $10.0 million equity guarantee were completed. This valuation was used through the end of the second quarter of 2005 and into the third quarter.

              Also early in the third quarter 2005, the Company reviewed and reconfirmed that the stock value was $0.36 for the purposes of recording a weighted average reassessed value of underlying stock for those options granted between July 2003 and March 2005.

              Subsequent to June of 2005 the Company continued to achieve key milestones:

  •
  In July 2005, the Company introduced its new website, which provides a means to derive revenue from Internet and consumer wireless advertising as well as a means to market its brand. The Company also agreed to proceed with a public offering process and engaged WR Hambrecht as the lead underwriter. In addition, the Company signed a contract with Comcast Cable to provide its traffic incident, event and flow data to Comcast for use on its website;

  •
  In August 2005, legislation became effective that reauthorized the Company's federal contract, ensuring that the Company has the continuing ability to build out its sensor networks in order to collect traffic data in an aggregate of 27 metropolitan areas. In addition the Company obtained irrevocable, binding commitments from investors to complete its Series F convertible preferred stock financing for $15.1 million;

  •
  In September 2005, the Company launched its brand marketing campaign in four of the largest cities in the United States, signed contracts with three advertising networks targeted at Internet advertising, hired its first three dedicated sales people for its Internet advertising business, saw strong growth in visitors to our website, and closed its Series F convertible preferred stock financing.

              Due to this continued development of its business, the Company again reassessed the value of its common stock in August 2005, using the same discounted cash flow model that it had used as of May 31, 2005, but updating it to reflect the achievements and growth of its business. In particular, the Company recalculated the weighted average cost of capital to 25% from 28%, and adjusted the discount rate related to the lack of marketability to 19.6% from 22.6%. These changes resulted in an adjustment in the fair value of the Company's common stock to be approximately the mid-point of the estimated price range for the initial public offering contemplated by the Company.

              In October 2005, based on the Company's reassessment of the value of its common stock, the Company offered to the employees who were granted options in May and June 2005 the ability to amend the terms of their options to increase the exercise price from $0.75 to $4.92 per share. All of the Company's employees who received options at this time have now chosen to amend their stock options to a higher exercise price in order to avoid adverse income tax consequences under recently-adopted Section 409A of the Internal Revenue Code, which was effective January 1, 2005.

              In relation to these amended options, the Company will record unearned compensation in the fourth quarter of 2005 equal to the difference between the amended $4.92 exercise price per share and $11.50 per share, which is the mid-point of the range set forth on the cover of the prospectus in which these financial statements are included. The unearned compensation will be amortized into compensation expense over the options' remaining vesting period.

              The table below shows the computation of deferred stock-based compensation amounts arising from unvested stock options granted to employees for each of the three month periods set forth below:

	Three Months Ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005
	(unaudited)
Options granted to employees	44,321	43,829	26,297	169,956	—
Weighted average exercise price	$0.75	$0.75	$0.75	$0.75	n/a
Weighted average reassessed value of underlying stock per option granted	$0.36	$0.36	$0.36	$4.92	n/a
Weighted average reassessed deferred stock-based compensation per option granted	$—	$—	$—	$4.17	n/a
Deferred stock-based compensation	$—	$—	$—	$709,000	—

              The Company recognizes compensation expense as it amortizes the deferred stock-based compensation amounts on a straight line basis over the related vesting periods. Reassessed values are inherently uncertain and highly subjective. If the Company had made different assumptions, its deferred stock-based compensation amount, stock-based compensation expense, net loss and net loss per share amounts could have been significantly different.

              The Minimum Value option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. The weighted average fair value of options granted during 2002, 2003 and 2004 was $4.41, $0.42 and $0.18 per share, respectively, and $0.24 and $3.78 per share for options granted during the nine month periods ended September 30, 2004 and 2005.

  Accounting for Stock-Based Awards to Non-Employees

              The Company measures the fair value of options to purchase its common stock granted to non-employees throughout the vesting period as they are earned, at which time it recognizes a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the reassessed value of the underlying stock, the risk-free interest rate and the dividend yield. As discussed above, the reassessed value of the underlying stock were based on assumptions of matters that are inherently highly uncertain and subjective. As there has been no public market for the Company's stock for all periods presented, our assumptions about stock-price volatility are based on the volatility rates of comparable publicly-held companies. These rates may or may not reflect the Company's stock-price volatility after it has been a publicly-held company for a meaningful period of time. If the Company had made different assumptions about the reassessed value of its stock or stock-price volatility rates, the related stock-based compensation expense and its net income and net income per share amounts could have been significantly different.

  Intrinsic Value of Outstanding Options

              The following table shows the intrinsic value of the Company's outstanding vested and unvested options as of September 30, 2005 based upon a $11.50 per share common stock price, which is the mid-point of the estimated price range for the initial public offering contemplated by the Company:

	Number of Shares Underlying Options	Intrinsic Value (In thousands)
Total Vested Options Outstanding	1,163,457	$10,297
Total Unvested Options Outstanding	879,325	8,997
Total Options Outstanding	2,042,782	19,294

              The following table illustrates the effect on net loss attributable to common stockholders if the Company had applied the fair value recognition provisions of SFAS 123 (in thousands, except per share amounts):

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Net income (loss) attributable to common stockholders:
As reported	$(29,821)	$13,745	$(18,112)	$(14,727)	$(36,559)
SFAS No. 123 pro forma	(30,273)	13,448	(18,327)	(14,937)	(36,719)
Basic — as reported	(15.79)	5.15	(5.91)	(4.96)	(10.79)
Diluted — as reported	(15.79)	1.45	(5.91)	(4.96)	(10.79)
Basic — pro forma	(16.03)	5.03	(5.98)	(5.03)	(10.84)
Diluted — pro forma	(16.03)	1.42	(5.98)	(5.03)	(10.84)

Segment Information

              The Company currently operates in one business segment; the accumulation and dissemination of traffic data across multiple delivery applications and services, including radio, television, the Internet, wireless devices and in-vehicle navigation systems. The Company is not organized by market and is managed and operated as one business. A single management team that reports to the chief executive officer comprehensively manages the entire business. The Company does not operate any material separate lines of business or separate business entities with respect to its products or product development. Accordingly, the Company does not accumulate discrete financial information with respect to separate product lines and does not have separately reportable segments as defined by SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information."

Recent Accounting Pronouncements

              In December 2004, the Financial Accounting Standards Board, or FASB, issued statement No. 123 (revised 2004), "Share-Based Payment" (SFAS 123(R)), which is a revision of Statement No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and amends FASB Statement No. 95, "Statement of Cash Flows".

              SFAS 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123(R), pro forma disclosure is no longer an alternative to financial statement recognition for stock option awards made after the Company's adoption of SFAS 123(R). The Company will adopt SFAS 123(R) on January 1, 2006.

              Prior to August 30, 2005, (the date that the Company filed a Form S-1 with the Securities and Exchange Commission), the Company used the minimum value method to calculate the pro forma disclosure required by SFAS 123. When the Company adopt SFAS 123(R) on January 1, 2006, the Company will continue to account for the portion of awards outstanding prior to August 30, 2005 using the provision of APB Opinion No. 25 and its related interpretative guidance.

              For awards issued on or after August 30, 2005, and for awards modified, repurchased or cancelled on or after that date, the Company will use an option pricing model other than the minimum value method to calculate the pro forma disclosures required by SFAS 123. When the Company adopts SFAS 123(R) on January 1, 2006, the Company will begin recognizing the expense associated with these awards in the income statement over the award's vesting period using the modified prospective method. Because the amount, terms and fair values of awards to be issued in the future are uncertain, the impact of the adoption of SFAS 123(R) on the Company's financial statements is not known at this time.

              In May 2003, the FASB, issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS No. 150). SFAS No. 150 requires that an issuer classify certain financial instruments as a liability because they embody an obligation of the issuer. The remaining provisions of SFAS No. 150 revise the definition of a liability to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. The provisions of this statement require that any financial instruments that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. The Company's convertible preferred stock may be converted into common stock at the option of the stockholder, and therefore, it is not classified as a liability under the provisions of SFAS No. 150.

3.    Interest Income (Expense), net

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(in thousands)
				(unaudited)
Interest income	$417	$173	$74	$30	$97
Amortization of deferred financing fees	(411)	(2,222)	(3,329)	(3,274)	(442)
Retroactive adjustments to accrued interest under the Senior Secured Credit facility due to amendments	—	4,379	3,753	3,753	(688)
Interest expense	(5,058)	(6,481)	(3,926)	(3,082)	(3,196)

Interest income (expense), net	$(5,052)	$(4,151)	$(3,428)	$(2,573)	$(4,229)

4.    Property and Equipment

            Property and equipment consist of the following (in thousands):

	As of December 31,		As of September 30,
	2003	2004	2005	Useful Life
			(unaudited)
Digital sensor network	$6,177	$8,869	$11,088	15 years
Computer hardware and software	5,384	6,422	8,250	3 years
Leasehold improvements	1,075	1,125	1,436	Lease term
Equipment and office furniture	2,029	2,332	3,200	3 years
Vehicles	351	380	386	3 years
Construction in progress	3,402	5,511	8,797

	18,418	24,639	33,157
Less:
Accumulated depreciation	8,175	9,754	11,406

Property and equipment, net	$10,243	$14,885	$21,751

              Depreciation expense related to the above assets was $2.9 million, $2.2 million and $1.6 million for 2002, 2003 and 2004, respectively, and $1.2 million and $1.7 million for the nine month period ended September 30, 2004 and 2005, respectively.

              Depreciation expense related to the digital sensor network was $0.7 million for 2002, 2003 and 2004, and $0.6 million for the nine months ended September 30, 2004 and 2005.

5.    Equity Commitment

            In April 2005, as part of additional financing terms of the senior secured lenders, certain Series E investors in the Company signed an Investor Guaranty Agreement to provide up to $10.0 million of equity financing in the Company's future issuance of Series F preferred stock. Should the Company enter into one or more Qualified Equity Financings (as defined in the agreement), the commitment shall be reduced by the aggregate gross proceeds received from the qualified equity financings. The $10.0 million commitment will be funded in two tranches of $5.0 million, each $5.0 million tranche triggering upon the Company's inability to satisfy its $2.5 million minimum cash balance covenant. The terms of the equity commitment were fulfilled upon the funding of the Series F financing round in September 2005.

6.    Debt

Senior Secured Credit Facility

              In March 2002, the Company received funding on a $20.0 million credit facility which resulted in proceeds, after related fees, of $18.8 million. The facility is collateralized by all of the assets of the Company; however, the facility does allow for the accounts receivable of the Company to be used as collateral in connection with cash management arrangements.

              In April 2003, the Company amended the credit facility. Approximately $1.4 million of the principal and accrued interest under the credit facility was converted into shares of Series E preferred stock.

              As a result of the April 2003 amendment, $1.2 million of unamortized costs deferred at the inception of the facility were amortized in 2003. The April 2003 amendment reduced the credit facility's internal rate of return to rates escalating each quarter from 22.13% at June 30, 2003 to 26.78% at March 31, 2006. This interest rate reduction was retroactive to the inception of the facility in April 2002 and resulted in a cumulative adjustment to interest expense of $4.4 million. The Company is required to make quarterly interest payments of $0.3 million.

              In connection with the April 2003 amendment to the senior secured credit facility, the Company issued a warrant to purchase 1,840,094 shares of Series E preferred stock to the lender at an exercise price of $0.01 per share. The value assigned to these warrants using a fair value pricing model was $3.7 million which was recorded as deferred financing fees, and was being amortized over the life of the credit facility. The warrant was exercised in December 2003.

              In April 2004, the Company further amended certain terms of its credit facility. The amendment removed the escalating borrowing rates provisions of the agreement in favor of a defined borrowing rate of 15%, lowered its minimum cash balance requirement from $3.6 million to $3.0 million, and established a three-month trailing net loss covenant. This interest rate reduction was retroactive to the inception of the facility in April 2002 and resulted in a cumulative adjustment to interest expense of $3.8 million. In addition, the Intelligent Transportation System, or digital sensor network, contract covenant was amended, and now requires the Company to have contracts to build out its Intelligent Transportation Systems network in 17 cities in March 2006, and 19 cities in March 2007.

              In April 2005, the Company again amended its senior secured credit facility and received additional funding which resulted in proceeds, after related fees, of $9.7 million. The amendment reduced the minimum cash balance covenant to $2.5 million, reset the trailing three-month net loss covenants, and extended the maturity of the facility to March 2008.

              There are no principal payments due under the senior secured credit facility until maturity in March 2008. If held to maturity, the repayment of principal and unpaid accrued interest would be $47.9 million.

              The Company determined that it was in default of its debt covenants at September 30, 2005 and December 31, 2004 and may have been in violation of its debt covenants for other periods presented in the Company's financial statements. The lender under the Company's senior secured credit facility granted a waiver with respect to any events of default resulting from the Company's violations of the debt covenants during these periods.

Revolving Credit Facility

              In December 2003, the Company and a bank established a revolving credit facility. The facility had an initial commitment of $6.5 million, which could be expanded to $8.0 million upon the Company reporting a positive net income for six consecutive months. Borrowings bear interest at the bank's prime rate plus 1.5% (6.75% and 7.75% at December 31, 2004 and June 30, 2005, respectively). The facility had a 1-year term.

              The Company's borrowings are subject to a 60% advance rate against a defined borrowing base. The facility contains a 3-month trailing net loss covenant and a minimum cash balance requirement of $3.6 million.

              In July 2004, the Company amended its revolving credit facility. The commitment was increased to $7.5 million and the borrowing base advance rate was increased to 70%. The commitment was later increased to $8.5 million based on the achievement of an operating milestone. The July 2004 amendment allows for the commitment to be further increased to $10.0 million upon the achievement of two consecutive months of positive EBITDA (as defined).

              In April 2005, following a series of extensions, the Company renewed its revolving credit facility to March 7, 2006. The minimum cash balance covenant was decreased from $3.6 million to $2.5 million and the trailing three-month net loss covenant was reset. In addition, as part of the amendment to the senior secured credit facility, the available commitment was reduced to $6.0 million pending the funding of the first tranche of the equity commitment guarantee of $5.0 million at which time the commitment will increase to $7.0 million. After the Company receives funding of the second tranche of the equity commitment guarantee of $5.0 million, the revolving credit facility will increase to $8.5 million. The equity commitment was fulfilled in September 2005 upon the closing of the Series F financing.

              In August 2005 the Company amended the revolving credit facility to increase the Advance Rate to 80%.

              At December 31, 2004 and September 30, 2005, the Company had collateral to support $3.9 million and $6.2 million in borrowings under the revolving credit facility, respectively.

              The Company determined that it was in default of its debt covenants at September 30, 2005 and December 31, 2004 and may have been in violation of its debt covenants for other periods presented in the Company's financial statements. The lender under the Company's revolving credit facility granted a waiver with respect to any events of default resulting from the Company's violations of the debt covenants during these periods.

7.    License Agreement

              In April 2002, the Company entered into a License Agreement (the "Agreement") with a technology development corporation, which was a wholly-owned subsidiary of our senior secured lender, that resulted in proceeds of $11.0 million. Under the Agreement, the Company transferred all existing and new Developed Technology and Intellectual Property ("IP") rights; however, the Company maintained the ability to repurchase said rights at any time, for $11.0 million less any royalty payments made through the date of purchase. The Company was granted an exclusive license to use the IP rights in exchange for a quarterly royalty payment. Such payments, which would not exceed $0.3 million in a given quarter, would equal a percentage (which ranges from 1% to 5% during the Agreement) of the net revenue that resulted from the use of the IP. The Company accounted for the Agreement as a research and development agreement and recognized revenue based on the completion of new Developed Technology as defined in the statement of work within the Agreement.

              In April 2003, the Company and the technology development corporation agreed to terminate the Agreement. In exchange for a payment of $10.0 million and the issuance of $0.4 million in debt (which represented the value of the Agreement less interim royalty payments), the rights to the Company's Developed Technology and Intellectual Property reverted to the Company's control and sole use.

8.    Data Acquisition Agreement

            In April 2004, the Company entered into a multi-year Data Acquisition Agreement with a digital navigation company. Under the terms of the Data Acquisition Agreement, the Company granted a non-exclusive data license for its traffic incident and flow data to the licensor. In exchange, the Company received a license fee payment of approximately $9.0 million during 2004 and an additional $0.9 million during the nine month period ended September 30, 2005. The license fee payment was recorded as deferred license fees and is being earned in current and future periods through either a minimum annual fee or a per subscriber fee for certain navigation applications that include the Company's traffic data, whichever is greater. The Company recognized $0.3 million in data license revenue in 2004 and $0.2 million and $0.3 million for the nine month periods ended September 30, 2004 and 2005, respectively, associated with the Data Acquisition Agreement. Upon expiration (if the agreement is not renewed), up to $1.9 million of any remaining license fee payment that has not been earned through minimum annual fees and subscriber fees may, at our option, be repaid quarterly over three years at an interest rate of prime plus 1%.

9.    Income Taxes

              For the years ended December 31, 2002, 2003, and 2004 there were no provisions for income taxes.

              Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes are as follows:

	as of December 31,
	2003	2004
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	29,597	34,125
Accrued compensation and benefits	67	133
Deferred revenue	3,317	6,439
Allowance for doubtful accounts	346	333
Other liabilities	113	112

Total deferred tax assets	33,440	41,142

Deferred tax liabilities:
Depreciation and amortization	2,608	4,179

Net deferred tax asset	30,832	36,963
Valuation allowance	(30,832)	(36,963)

Net deferred asset	$—	$—

              A reconciliation of the statutory United States statutory income tax rate to the effective income tax rate follows:

	Year Ended December 31,
	2002	2003	2004
Tax at statutory rate	(35.0%)	(35.0%)	(35.0%)
Change in valuation allowance	35.0%	35.0%	35.0%

Effective tax rate	0.0%	0.0%	0.0%

              As of December 31, 2004, the Company has net operating losses of approximately $97 million for tax purposes which will be available to offset future taxable income. If not used these carryforwards will expire between 2018 and 2024. The Company's state net operating loss carryforwards will also be subject to expiration over varying years. To the extent that net operating loss carryforwards, when realized, relate to non-qualified stock option deductions, the resulting benefits will be credited to stockholders' equity.

              In the event that the Federal net operating loss is subject to Section 382 of the Internal Revenue Code the use of the net operating loss carryforward could be limited in any one year.

10.    Redeemable Convertible Preferred Stock

            As of September 30, 2005, the Company had authorized 30,419,811 shares of preferred stock at $0.01 par value. The Board of Directors has the authority to issue shares and to fix voting privileges, dividend rates, conversion privileges, and any other rights of the preferred stock. The currently authorized shares of preferred stock are further designated as 18,000,000 shares of Series E redeemable convertible preferred stock ("Series E preferred stock"); 6,419,811 shares of Series E-1 redeemable convertible preferred stock ("series E-1 preferred stock"); and 6,000,000 shares of Series F redeemable convertible preferred stock ("Series F preferred stock").

              Each share of preferred stock is convertible into one third of a share of common stock at the option of the holder and converts automatically upon a qualified initial public offering of common stock — as defined per the terms and conditions of the preferred stock purchase agreements. The conversion ratio is subject to change based on certain dilution events. The holders of the Series E, Series E-1, and Series F preferred stock, voting as a separate class, are entitled to elect three of the seven directors.

              In March 2003, the Company entered into an agreement with a group of investors to sell 14,425,000 shares of Series E preferred stock. The sale resulted in proceeds to the Company of $28.9 million, which included converted debt of $1.4 million. As an inducement to participate in the Series E financing, the Company made available 6,419,811 shares of Series E-1 preferred stock to its existing holders of preferred stock. These shares were distributed to existing investors that participated in the Series E round (based on the percentage of their investment in the Series E round) in exchange for shares of Series A, B, C and D Preferred Stock. Based on a fair value for the Series E-1 convertible preferred stock of $0.56 per share, the difference between the carrying value of the Series A through D convertible preferred stock ($15.3 million) that has been derecognized and the fair value of the Series E-1 convertible preferred stock ($3.6 million) that has been recognized, of $11.7 million, has been recognized as an addition to net income to arrive at net income attributable to common stockholders in the accompanying statement of operations for the year ended December 31, 2003. The Company is recording an accretion adjustment in each accounting period subsequent to initial recognition of the Series E-1 preferred stock to reflect the return to the preferred stockholders.

              As a result of the March 2003 Series E financing, 873,671 shares of Series A preferred stock were exchanged for 291,223 shares of common stock and 600,000 shares of Series A preferred stock warrants were exchanged for 40,000 common stock warrants. The 4,824,563 outstanding shares of Series B preferred stock were exchanged for 321,637 shares of common stock and 1,315,789 outstanding shares of Series C preferred stock were exchanged for 438,596 shares of common stock. The Company repurchased 2,595,585 shares of Series D preferred stock, which had a carrying value of $34.8 million including cumulative dividends of $5.6 million, for $9.4 million. The $25.4 million difference between the carrying value and repurchase amount was recognized as income in net income attributable to common stockholders in the accompanying statement of operations for the year ended December 31, 2003. In addition, 5,324 shares of Series D preferred stock were exchanged for 354 shares of common stock. Preferred stockholders of each series that did not participate in the Series E financing round were subject to conversion of their preferred stock to common stock at a conversion ratio ranging from 1 for 1 to 1 for 5.

              In December 2003, warrants for 1,840,094 shares of Series E preferred stock were exercised by the Company's Senior Secured lender. Upon exercise of the warrants, the carrying value of $3.7 million was reclassified to the redemption value of the Series E preferred stock.

              In September 2005, the Company issued and sold 5,042,090 shares of Series F preferred stock at a price of $3.00 per share for proceeds of $15.1 million.

              The Series E preferred stockholders receive noncumulative dividends at an annual rate of 8%, if declared. Each holder of the Series E preferred stock is entitled to one vote for each share of common stock into which such share of Series E preferred stock is convertible. The Series E preferred stock is redeemable by the holder in one-third increments on the fifth, sixth, and seventh anniversary of the first issuance of Series F preferred stock at an amount equal to the original purchase price ($2.00 per share) plus any accrued but unpaid dividends. In the event of liquidation, after payment of the Series F liquidation preference, the Series E preferred stock is entitled to receive the greater of $4.00 per share or the proceeds they would receive on an as converted basis into common stock.

              The Series E-1 preferred stock receives noncumulative dividends at an annual rate of 8%, if declared. Each holder of the Series E-1 preferred stock is entitled to one vote for each share of common stock into which such share of Series E-1 preferred stock is convertible. The Series E-1 preferred stock is redeemable by the holder in one-third increments on the fifth, sixth, and seventh anniversary of the first issuance of Series F preferred stock at an amount equal to the original purchase price plus any accrued but unpaid dividends. In the event of liquidation, after payment of the Series F and Series E liquidation preference, the Series E-1 preferred stock is entitled to receive the greater of $1.56 per share plus an annual 8% dividend, or the proceeds they would receive on an as converted basis into common stock.

              The Series F preferred stockholders receive noncumulative dividends at an annual rate of 8%, if declared. Each holder of the Series F preferred stock is entitled to one vote for each share of common stock into which such share of Series F preferred stock is convertible. The Series F preferred stock is redeemable by the holder in one-third increments on the fifth, sixth, and seventh anniversary of the first issuance of the Series F preferred stock at an amount equal to the original purchase price ($3.00 per share) plus any accrued but unpaid dividends. In the event of liquidation, the Series F preferred stockholders are entitled to receive the greater of $4.00 per share or the proceeds they would receive on an as converted basis into common stock.

              No dividends have been declared on any of the series of preferred stock. The preferred stock is redeemable in installments of $21.8 million in September 2010, $22.3 million in 2011, and $22.8 million in 2012.

11.    Stockholders' Deficit

Common Stock

              Holders of common stock, voting together with the holders of the Series E, Series E-1, and Series F preferred stock, are entitled to elect three of the seven directors of the Company.

Stock Options

              The Company has two stock option plans: the 1999 Long-term Incentive Plan ("Incentive Plan") and the 1999 Nonemployees' Stock Plan ("Nonemployee Plan"). The Incentive Plan provides for the issuance of options, stock appreciation rights, restricted stock, deferred stock, and other stock-based awards to officers and key employees of the Company. The Nonemployee Plan provides for the issuance of options, shares or deferred shares in lieu of fees, and restricted stock to nonemployee directors, advisors, and consultants. The Company originally reserved a total of 3,384,433 shares of common stock to be issued under the Incentive Plan and the Nonemployee Plan.

              The exercise price (as established by the Board) of stock options granted equals or exceeds the fair market value of the Company's common stock on the date of the grant. All stock options expire ten years from the grant date. Employee options granted to date vest over a four-year period, unless otherwise authorized by the Board. Options granted under both plans are exercisable as determined by the Board. The following table summarizes stock option activity for 2003, 2004, and the nine month period ended September 30, 2005:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2002	1,243,592	$4.17
Granted	1,488,931	1.65
Exercised	(40,701)	2.16
Forfeited	(663,483)	2.52

Outstanding at December 31, 2003	2,028,339	2.91
Granted	742,186	0.75
Exercised	(461,500)	1.14
Forfeited	(422,428)	4.17

Outstanding at December 31, 2004	1,886,597	2.19
Granted (unaudited)	196,253	0.75
Exercised (unaudited)	(22,653)	1.62
Forfeited (unaudited)	(17,415)	3.45

Outstanding at September 30, 2005 (unaudited)	2,042,782	$2.05

              The following table summarizes stock options vested and exercisable:

	Number of Shares	Weighted Average Exercise Price
Exercisable at December 31, 2002	378,551	$3.24
Exercisable at December 31, 2003	957,660	$4.05
Exercisable at December 31, 2004	900,729	$2.97
Exercisable at September 30, 2005 (unaudited)	1,163,457	$2.65

              During 2002 and 2003, the Company modified the stock option awards for certain individuals by modifying the terms of the agreements at the time they separated from the Company. The Company has remeasured these options and recognized compensation expense of $0.3 million and $0.1 million for these modifications in 2002 and 2003, respectively. There were no remaining unvested options at December 31, 2003 related to these individuals.

              The following table summarizes information about stock options outstanding at December 31, 2004:

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life
$0.75	1,134,893	8.39
$1.50	149,230	5.44
$3.99	183,330	5.37
$4.50	317,326	8.13
$7.98	3,333	5.55
$9.00	98,485	6.31

Total	1,886,597	7.70

              For grants issued during the nine months ended September 30, 2005, the Company has determined that the fair value of the underlying common stock on the date of the grant was in excess of the exercise price of the options. As a result, the Company recorded deferred compensation on these stock options of approximately $0.7 million as an increase in additional paid-in capital and is amortizing it as a charge to operations over the vesting periods of four years. The Company recognized $0.1 million in stock compensation expense related to options issued to nonemployees for the year ended December 31, 2003. There were no such option grants to non-employees in 2002, 2004 or for the nine month period ended September 30, 2005.

Shares Reserved for Future Issuance

              At December 31, 2004, the Company has reserved the following shares of common stock for issuance:

Common stock options outstanding	1,886,597
Common stock options available to grant	222,131
Common stock warrants	1,297,472
Series E redeemable convertible preferred stock and preferred stock warrants	5,463,357
Series E-1 redeemable convertible preferred stock	2,139,932

11,009,489

Notes Receivable

              Certain members of management have been allowed to participate in an executive loan program. Included in Notes receivable from stockholders are purchase money indebtedness notes issued in connection with the exercise of options granted under the Incentive Plan. Generally, the notes are with recourse and bear interest at a variable rate, which ranged from 3.62% to 6.25% at December 31, 2004 and 3.65% at December 31, 2003. During 2004, the Company issued a restricted stock purchase agreement for 432,214 shares of common stock to an executive of the Company in exchange for a non-recourse note in the amount of $0.3 million bearing interest at 4%. This note, and accrued interest thereon was repaid in August 2005. All of the notes are collateralized by the underlying shares and the Company has repurchase rights for any exercised but unvested shares. Such notes receivable were $0.2 million, $0.5 million and $0.2 million at December 31, 2003, December 31, 2004, and September 30, 2005, respectively.

12.    Warrants to Purchase Common and Preferred Stock

	Warrants Outstanding at December 31, 2004	Weighted-Average Exercise Price	Warrants Outstanding at September 30, 2005	Weighted-Average Exercise Price
			(unaudited)
Warrant type:
Common stock	1,297,472	$1.73	1,627,904	$1.38
Series E convertible preferred stock	125,000	2.00	125,000	2.00

Common Stock

              In connection with the October 2000 credit facility agreement, the Company issued 10,000 common stock warrants to the bank at an exercise price of $24.00 per share. These warrants expire in January 2008.

12.    Warrants to Purchase Common and Preferred Stock (Continued)

            In March 2001, the Company issued a contingent warrant to purchase 33,333 shares of common stock at a price of $33.81 per share to an owner and operator of television stations. A portion of the warrant would become vested and exerciseable based on the Company agreeing to contract terms on affiliation agreements with certain television stations owned by the grantee. During 2004, 13,333 shares became exercisable, and the time constraint to vest the remaining 20,000 shares lapsed. These warrants expire in March 2011, and the fair value was zero.

              In conjunction with the execution of the April 2002 License Agreement, the Company issued a fully-vested, nonforfeitable warrant to purchase 41,666 shares of the Company's common stock at a purchase price of $15.75 per share. These warrants expire in April 2009, and the fair value was zero.

              As a result of the March 2003 Series E financing, 600,000 shares of Series A preferred stock warrants were converted to 39,998 common stock warrants at a purchase price of $0.75 per share. These warrants expire in March 2008.

              As an inducement to convert a portion of its credit facility into Series E preferred stock in April 2003, the Company issued 630,073 fully-vested, nonforfeitable common stock warrants to the lenders at an exercise price of $0.75. These warrants expire in March 2008. In 2003, the Company issued 562,402 common stock warrants to various non-employees for consulting and other services. Of the warrants issued, 524,069 were issued with an exercise price of $0.75; and 38,333 were issued with a strike price of $0.03. The warrants expire in July 2008. The fair value of these warrants was not material. In September 2005, 48,666 of these warrants were exercised.

              As inducement for the April 2005 Investor Guaranty Agreement guarantee, the Company issued warrants to the investors to purchase 233,331 shares of common stock at a price of $0.03 per share. Also in connection with the April 2005 amendment to the senior secured credit facility, the Company issued a warrant to purchase 116,666 shares of common stock at a price of $0.03 per share. The warrants are fully vested and expire in April 2010. The value assigned to the April 2005 warrants was $1.7 million which has been recorded as deferred financing fees, and is being amortized over the life of the credit facility. The fair value of the warrants was estimated at the date of the issuance using the Black-Scholes option-pricing model assuming a risk-free interest rate of 3.9%, dividend yield of 0%, volatility of 65%, and expected life of the warrants of 5 years. In August 2005, 17,565 of these warrants were exercised.

              In August 2005 the Company issued a warrant to purchase 66,666 shares of common stock to settle a dispute with an investor concerning the conversion of its Series A preferred stock warrant and cancelled its previously issued warrant to purchase 20,000 shares of common stock. The value assigned to the warrant was $0.8 million which was recognized as a legal settlement expense in the second quarter of 2005 when the contingency was settled in principle. The fair value of the warrants was estimated at the date of the issuance using the Black-Scholes option-pricing model assuming a risk-free interest rate of 3.9%, dividend yield of 0%, volatility of 65%, and expected life of the warrants of 3 years.

Preferred Stock

              In connection with the December 2003 amendment to the revolving credit facility, the Company issued a warrant to purchase 100,000 shares of Series E preferred stock at a price of $2.00 per share in connection with the revolving credit facility. The warrants expire in December 2008. The fair value of these warrants was not material.

              In connection with the July 2004 amendment to the revolving credit facility, the Company issued a warrant to purchase 25,000 shares of Series E preferred stock at a price of $2.00 per share in connection with the amendment. The warrants expire in July 2009. The fair value of these warrants was not material.

13.    Commitments and Contingencies

Leases

              The Company leases office space for its corporate headquarters as well as offices for its sales and operations activities in multiple markets across the United States. The leases terminate at various dates through April 2011 and generally provide for scheduled rent increases. Rental expense for all operating leases approximated $1.9 million, $1.8 million, and $1.9 million in 2002, 2003, and 2004, respectively, and $1.5 million and $1.4 million for the nine month period ended September 30, 2004 and 2005, respectively.

              The Company leases office space under noncancelable operating lease agreements. The leases generally provide for scheduled rent increases. Future minimum lease payments under noncancelable operating leases as of December 31, 2004, are as follows:

2005	$1,808
2006	1,209
2007	1,149
2008	1,139
2009	951
Thereafter	675

Total	$6,931

Media Inventory

              The Company contracts with various television and radio stations for the barter of advertising inventory for services, which may include cash payments. The contracts expire at various dates through January 2009. Expenses under these arrangements were $6.9 million, $11.1 million, and $11.2 million for 2002, 2003 and 2004, respectively, and $8.4 million and $8.8 million for the nine months ended September 30, 2004 and 2005, respectively.

              Future minimum payments for media inventory under agreements with radio and television affiliates for the purchase of advertising inventory with noncancellable terms as of December 31, 2004 are as follows:

2005	$11,431
2006	7,302
2007	3,538
2008	1,046
2009 and thereafter	56

Total	$23,373

Legal Proceedings

Santa Fe Technologies v. Argus Networks, Inc.

              On July 28, 1999, Santa Fe Technologies, Inc., or SFT, a traffic-sensor installation company, filed a complaint in a New Mexico state court against the Company and others, including certain of the Company's officers, directors and TL Ventures LLC, whose successor, TL Ventures L.P., is affiliated with certain of our investors. The complaint sought compensatory and punitive damages. The complaint related to a proposed merger between SFT and the Company which had been proposed in contemplation of its participation as a subcontractor in a team proposal in response to a federal contract solicitation. In its complaint, SFT alleged that the Company and the other defendants conspired to and did misappropriate or misuse SFT's "corporate opportunity," confidential information and work product, and committed conversion of SFT's intellectual property and contributions in order to win the award of the federal contract.

              During the pre-trial phase of the case and the course of the trial, except for three causes of action against the Company and two causes of action against the investor affiliate, all of the causes of action against all of the defendants were dismissed. The remaining claims consisted of a claim against the Company for breach of a claimed fiduciary duty not to use information or "work product" shared in confidence, a related civil conspiracy claim against the Company and the investor affiliate and a claim against the Company and the investor affiliate for unjust enrichment. The district court submitted the fiduciary duty claim (and the related conspiracy claim) to the jury for determination and decided the unjust enrichment claim itself. In June 2005, the fiduciary duty and conspiracy claims were tried before a jury. In late June 2005, the jury returned a verdict against the Company on the breach of fiduciary duty claim and the related conspiracy claim and against the investor affiliate on the conspiracy claim finding, that the Company and the investor affiliate are jointly and severally liable to plaintiff for $6.2 million in compensatory damages, assessing $5.0 million in punitive damages against the Company and assessing punitive damages against the investor affiliate. The district court subsequently rejected the plaintiff's unjust enrichment claim. On August 19, 2005, the district court entered judgment against the Company on the breach of fiduciary duty and conspiracy claims and against the investor affiliate on the conspiracy claim. In late September 2005, the district court rejected the Company's motion to set aside the verdict. On October 13, 2005, final judgment was entered against the Company and the investor affiliate. On

November 17, 2005, the Company, Santa Fe Technologies, Inc. and TL Ventures L.P. entered into a settlement agreement with respect to the litigation. Under this agreement, the Company and TL Ventures L.P. agreed to pay to SFT an aggregate of $14,250,000 in settlement of the litigation, one-half to be paid within 30 days of the date of the settlement agreement and the other half to be paid within 60 days of the date of the settlement agreement. Upon receipt of the full settlement amount, SFT has agreed to execute a general release of the Company and TL Ventures L.P. and all of our respective officers, directors, agents, employees, limited partners, general partners, members and affiliates and to dismiss the litigation. Also on November 17, 2005, the Company entered into an agreement with TL Ventures L.P. specifying that each party will pay one-half of the settlement amount, or $7,125,000. TL Ventures L.P. has made the first settlement payment to SFT and we agreed to make the second settlement payment to SFT. In accordance with the SEC Staff Accounting Bulletin Topic 5T, Accounting for Expense or Liabilities Paid by Principal Stockholder(s), the Company has recognized the full value of the settlement of $14.25 million in its statement of operations as an expense in the quarter ended September 30, 2005 and has treated the amounts paid by the principal stockholder ($7.125 million) as a capital contribution. Accordingly, the liability related to the settlement of this contingency recorded in the Company's balance sheet at September 30, 2005 is the $7.125 million it is required to pay in the two subsequent installments discussed above.

Traffic.com, Inc. v. Internet Capital Group, Inc. et al.

              On June 29, 2005, the Company filed a complaint in the Chester County Pennsylvania Court of Common Pleas seeking a declaratory judgment against Internet Capital Group, Inc., ICG Holdings, Inc. and related entities, or ICG, that the conversion of ICG's Series B convertible preferred stock to common stock on a one-for-five basis (from approximately 5 million shares of Series B preferred stock to approximately 1 million shares of common stock), in connection with the Company's Series E preferred stock financing in March 2003, is valid and that ICG is not entitled to any additional ownership stake in the Company or any other payments or damages in connection with the Series E preferred stock financing or related matters. On July 26, 2005, ICG filed preliminary objections to the Company's complaint for declaratory judgment which, under Pennsylvania practice, is equivalent to a motion to dismiss our complaint. On October 28, 2005, the Company and ICG entered into a settlement with respect to the litigation. Under this agreement, in exchange for mutual releases and an agreement to dismiss the litigation, the Company issued to ICG 300,562 shares of common stock and agreed to allow ICG to grant to the underwriters in this offering the right to a specified number shares of the Company's common stock owned by ICG, within 30 days after the date of this prospectus, to cover any over-allotments. As a result of this settlement, the Company recognized an expense in the second quarter of 2005 of $3.5 million in legal settlements expenses.

Pennsylvania Early Stage Partners, L.P.

              On April 22, 1999, the Company issued to Pennsylvania Early Stage Partners, L.P. ("PAES") a warrant to purchase 300,000 shares of the Company's Series A preferred stock at an exercise price of $1.00 per share. Since May 2004, PAES asserted that it remained entitled to purchase 100,000 shares of common stock, notwithstanding the one-for-five recapitalization of the Company in connection with the Series E and E-1 preferred stock financing on March 31, 2003. Following over a year of disagreement and negotiations, on August 24, 2005, the Company and PAES entered into a settlement agreement pursuant to which PAES' original warrant was terminated and exchanged for a warrant to purchase 66,666 shares of common stock at an exercise price of $0.75 per share, the price at which similar warrants were issued at the time of the recapitalization, and both parties signed mutual releases. As a result of this settlement, the Company recognized an expense in the second quarter of 2005 of $0.8 million in legal settlements expenses.

Other legal proceedings

              The Company is also subject to various other lawsuits and claims with respect to matters arising out of the normal course of business. While the impact on future financial results for these other lawsuits and claims is not subject to reasonable estimation because considerable uncertainty exists, management believes, after consulting with counsel, that the ultimate liabilities resulting from such other lawsuits and claims will not materially affect the results of operations or financial position of the Company.

14.    Related Party Transactions

            The Company has entered into an employment agreement with its chief executive officer that provides for a bonus of 3% of the total gross proceeds of any transaction should such transaction result in the transfer of greater than 50% of the outstanding voting power of the Company.

              Additionally, the Company has employment agreements with two former executives that provide, in the aggregate, a combined bonus of 3.7% of the net proceeds of any transaction should such transaction result in the transfer of greater than 50% of the outstanding voting power of the Company.

              In addition to the notes to executives described in Note 11, included in other current assets are notes receivable from certain members of management for loans made in connection with the alternative minimum tax burden incurred by the individuals as a result of the exercise of the options described in Note 11. Such notes receivable, together with accrued interest, were $0.2 million at December 31, 2003 and $0.3 million at December 31, 2004 and September 30, 2005.

15.    Allowance for Doubtful Accounts

            The following table presents the activity in the allowance for doubtful accounts for the years ended December 31, 2002, 2003 and 2004 (amounts in thousands):

Description	Balance at Beginning of Period	Charged to Expense	Charged to Other Accounts	Write-offs	Balance at End of Period
Year Ended December 31, 2004:
Allowance for doubtful accounts	$989	$78	$—	$117	$950
Year Ended December 31, 2003:
Allowance for doubtful accounts	806	250	—	67	989
Year Ended December 31, 2002:
Allowance for doubtful accounts	315	550	—	59	806

16.    Quarterly Results of Operations (unaudited)

	Quarter Ended
	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005
	(in thousands, except per share amounts) (unaudited)
Revenue
Advertising	$6,151	$9,505	$8,717	$11,672	$8,492	$10,681	$9,977	$10,299	$8,330	$11,177	$9,564
Traffic data services	219	183	89	90	592	650	670	1,081	930	969	1,126
License agreement	750	—	—	—	—	—	—	—	—	—	—

	7,120	9,688	8,806	11,762	9,084	11,331	10,647	11,380	9,260	12,146	10,690
Cost of revenue	6,987	7,919	7,769	8,313	7,432	8,410	8,335	7,913	7,627	8,319	8,595

Gross margin	133	1,769	1,037	3,449	1,652	2,921	2,312	3,467	1,633	3,827	2,095
Operating expenses:
Research and development	703	698	697	730	767	960	1,025	895	807	797	983
Sales and marketing	3,989	3,947	3,301	2,849	3,099	3,105	3,100	2,728	3,783	3,529	3,733
General and administrative	1,736	1,588	1,537	1,541	1,832	1,976	1,583	1,838	1,697	2,495	1,945
Legal settlements	—	—	—	—	—	—	—	—	—	4,223	14,250

	6,428	6,233	5,535	5,120	5,698	6,041	5,708	5,461	6,287	11,044	20,911

Loss from operations	(6,295)	(4,464)	(4,498)	(1,671)	(4,046)	(3,120)	(3,396)	(1,994)	(4,654)	(7,217)	(18,816)
Interest income (expense), net	(1,854)	806	(1,525)	(1,578)	(1,678)	15	(910)	(855)	(1,127)	(1,686)	(1,416)

Net loss	$(8,149)	$(3,658)	$(6,023)	$(3,249)	$(5,724)	$(3,105)	$(4,306)	$(2,849)	$(5,781)	$(8,903)	$(20,232)

Redemption and accretion of redeemable convertible preferred stock	36,384	(520)	(520)	(520)	(520)	(536)	(536)	(536)	(536)	(553)	(554)

Net income (loss) attributable to common stockholders	$28,235	$(4,178)	$(6,543)	$(3,769)	$(6,244)	$(3,641)	$(4,842)	$(3,385)	$(6,317)	$(9,456)	$(20,786)

Net income (loss) attributable to common stockholders per share—basic	$15.07	$(1.43)	$(2.23)	$(1.28)	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)

Net income (loss) attributable to common stockholders per share—diluted	$4.40	$(1.43)	$(2.23)	$(1.28)	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)

17.    Subsequent Events (unaudited)

Adoption of 2005 Long-Term Incentive Plan

              On October 31, 2005, the Company's board of directors approved a 2005 Long-Term Incentive Plan (the 2005 Plan), which will become effective upon the closing of the Company's initial public offering of common stock, subject to approval by the Company's stockholders. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. No additional awards will be made under the Company's 1999 Long-Term Incentive Plan or the 1999 Non-Employee's Stock Plan (the 1999 plans) following the effective date of the 2005 Plan. Upon effectiveness, 1,750,000 shares of common stock will be reserved for issuance under the 2005 Plan, as well as the shares remaining available for grants under the 1999 plans, currently 72,093 shares. In addition, the plan contains an "evergreen provision" which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of the Company's fiscal years beginning in fiscal year 2007. The annual increase in the number of shares shall be equal to the lesser of: (i) 350,000 shares; (ii) 1% of the Company's outstanding shares of common stock on the first day of the fiscal year; or (iii) an amount determined by the Company's board of directors.

Reverse Stock Split

              On October 31, 2005, the Company's board of directors approved a one-for-three reverse stock split of common stock to be effected prior to the effective date of the Company's Registration Statement for its initial public offering of common stock. The reverse stock split is subject to stockholder approval. In connection with the reverse stock split, the par value of the Company's common stock will be adjusted to remain at $0.01. The accompanying consolidated financial statements give retroactive effect as though the one-for-three reverse split of the Company's common stock occurred for all periods presented.

APPENDIX: ROAD SHOW PRESENTATION

traffic.com

Isn't It Time?

Initial Public Offering

Welcome to the road show presentation for Traffic.com, Inc. This text reflects comments to be made by Traffic.com's management team during a series of presentations prior to the Company's proposed initial public offering. For more information, please refer to our prospectus.

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You should view this presentation together with the more detailed information included elsewhere in the prospectus.

An investment in Traffic.com involves significant risks. There are many risk factors listed in the prospectus. You should carefully consider them before you decide to invest in Traffic.com common stock.

These risks include, but are not limited to, our history of operating losses, uncertainty regarding our ability to succeed with our recently expanded business model, the substantial competition that we face, a potential failure of our Traffic Information Management System or TIMS, uncertainty regarding our ability to maintain advertiser relationships and attract additional advertisers and our dependency on government contracts.

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The following presentation contains certain forward-looking statements relating to future events or to Traffic.com's financial performance that are subject to a number of risks, uncertainties, and assumptions, including those described in the "Risk Factors" section of our prospectus.

The forward-looking events and circumstances in the presentation may not occur and actual results could vary significantly and adversely from those anticipated or implied in the forward-looking statements.

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At this point I would like to give you some key details on the proposed initial public offering. Traffic.com plans to list its shares on the Nasdaq National Market (NASDAQ) under the ticker symbol "TRFC". The offering will consist of [                  ] shares. The price range is $10.50 to $12.50 per share, and we expect to price the offering during the week of January 23, 2006. For this offering, WR Hambrecht + Co is the lead underwriter and JMP Securities is the sole co-manager. The offering will be conducted using the Open IPO® process. The public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriters. I would like to turn the presentation over to Bob Verratti, CEO of Traffic.com.

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traffic.com™

A Leading Provider of the Most

Accurate **Timely** and **Actionable**

Traffic Information in a
Convenient and Personalized Format

© Traffic.com, Inc. 2005

A-5

At Traffic.com, we are a leading provider of accurate, real-time traffic information in the United States. Our traffic information is actionable, allowing travelers to make time-saving decisions. Using our proprietary technology, we deliver the information in a personalized, convenient format directly to the traffic consumer through multiple media, such as radio, TV, Internet, wireless, and in-vehicle navigation systems.

Our goal is to have the Traffic.com brand become to traffic what ESPN is to sports, The Weather Channel is to weather and CNN is to news — namely the franchise leader in its category. We are striving to achieve this goal within the next 5 years.

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Positioned at the Center of Converging Trends

traffic.com

Advertising

Internet Advertising Growth Expected

$12B
$22B
2004
2008

Source: Forrester Research

Technology

Continued Rapid Consumer Adoption Expected

212M	Wireless Subscribers by 2009
75M	In-Vehicle and Portable Navigation Devices by 2011
20M	Households with Satellite Radio by 2010
9.7M	Households with HD Radio by 2010

Sources: Jupiter Media, Forrester Research

Localization and Personalization via the Internet

Traffic

Top 85 Cities Have Experienced:

Sources: Texas Transportation Institute 2005 Report ('82-'03)

A-6

We believe that we are well positioned to achieve that level of leadership because we are uniquely situated to take advantage of three significant converging trends.

First, the recent advancements in consumer-oriented technology are enabling rich content to be delivered economically and efficiently through multiple devices. The rise in broadband adoption, the increase in cell phone functionality and the proliferation of a myriad of wireless devices are changing consumer behavior. Consumers can now get information they want through the media of their choice exactly when they want it.

Second, the increasing rate of advertising on the Internet shows the importance advertisers are now placing on expanding from traditional radio, television and print campaigns to the Internet and other technology-enabled delivery media. In particular, search engines, portals and other distributors of content recognize the advantage of advertising that is attached to compelling local content. We believe that traffic information is the ultimate compelling local content.

Third, traffic congestion is bad and getting worse. In 85 of the largest U.S. cities over the last two decades, there has been a 3X increase in average annual delay per traveler during peak travel times. The economic impact of traffic congestion on a national level is staggering, increasing 5X in the same time period to $63B.

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We have built a business with multiple revenue sources to take advantage of this convergence. I would like to discuss this at a high level but later in this presentation our CFO, Andy Maunder, will review our revenue model in greater detail.

Currently, we generate the vast majority of our revenue from selling advertising time on broadcast radio and television. Because these advertisements are generally attached to the desired traffic content, many advertisers recognize added value and are willing to pay a premium.

In addition, we receive data services revenue from providing traffic data to customers who use our data in products and services they offer, including their own websites and cable channels, wireless devices and in-vehicle navigation systems. We also receive revenue from our agreements with federal, state and local government agencies, including the U.S. Department of Transportation (DOT). We expect that our traffic data services revenue will become an increasing percentage of our total revenue in the future.

Finally, as we take advantage of the three converging trends we just reviewed, we expect revenue growth from increased advertising on our www.traffic.com website. In addition, we have begun to offer consumers the ability to receive personalized traffic information on their wireless devices, such as PDAs and cell phones. We will seek revenue from advertisements delivered along with these messages and we are also receiving some minimal subscription fees for use of these services.

We expect that new sources of revenue from new media and data distribution opportunities will require little incremental development cost and should contribute higher margins to our existing base of business.

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Experienced Management Team

Robert Verratti, CEO

TL Ventures – Managing Director
e4L Inc – CEO
Total Care Systems – CEO
Great Western Cities – CEO
Globe Ticket Co. – CEO

David Jannetta, President

Co-Founder – Traffic.com
Secretary of General Services – Pennsylvania

Andy Maunder, CFO

Joseph Reed, CIO

Christopher Rothey, COO

SVP, Strategy and Development, Product Marketing Director, Founding Team – Traffic.com

Michael Nappi, SVP of Bus. Dev.

MapQuest – VP / GM
Webraska – SVP of WW Sales and Business Development

© Traffic.com, Inc. 2005

A-8

To execute this plan, we have assembled a dedicated and experienced team.

Andy Maunder, our CFO, has not only been a CFO at a public company, but also has operating experience as a CEO.

Dave Jannetta, our President, is a co-founder, and through his experience as Secretary of General Services of Pennsylvania is intimately familiar with the important Government segment of our business.

Chris Rothey, our COO, has been part of the founding team, was an early architect of the business concept that started the Company and has navigated the demanding early growth phases of our business.

Joe Reed, our CIO, used his prior experience in designing and operating a mission critical brokerage trading platform to direct the design and development of our proprietary software engine.

Mike Nappi, SVP of Business Development, is using his past experience at MapQuest, where he was VP/GM of the consumer website and ran the B2B group, to help lead our expanded interactive / Internet business model.

Now, our COO, Chris Rothey, will go into more detail about the operations of our business.

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The Traffic.com Integrated Solution

Traffic.com Sensor Network
DOT Sensor / Flow Data
Incident and Event Data
New Sources (e.g. Probe Data)
TIMS
Television
Radio
Internet
Wireless
In-Vehicle
Ad-Supported Products
Subscription Products
Collection
Processing
Delivery

© Traffic.com, Inc. 2005

A-9

To fully appreciate why our traffic information is much more beneficial to users, it is important that you understand the collection, processing, and delivery methods we employ.

Using our advanced technology, we are able to collect traffic information from more types of sources and in more detail than our competitors. In addition to traditional traffic information relating to incidents and events, such as accidents, road construction or ballgames, we collect traffic flow data from our own sensors, government sensors and other sources, such as toll tag readers.

Once we have collected the information, all of the data is fed into our TIMS system. TIMS, which stands for "Traffic Information Management System," processes, archives, and delivers the traffic information through our media channels.

Our media channels present the information in compelling and innovative ways on TV, radio, the web, wireless devices, and in-vehicle navigation systems.

We will take a minute to explain each of these three areas in more detail.

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We are the principal subcontractor under a competitively bid Federal contract to install traffic sensor networks in a number of metropolitan areas around the country. To date, we have installed our sensor network in eight cities, and we are in the process of constructing or planning our sensor network in eight additional cities.  Under this subcontract, we own our sensor network and retain the exclusive right to use the traffic data for commercial purposes.  Our sensor network is a unique, proprietary source of flow data.  Each sensor provides us with speed, volume (the number of cars), vehicle classification, and density–or spacing between the cars–every 60 seconds.  That level of detail is critical for our real-time traffic services.

In addition to our own sensors, we currently integrate data from Government sensors in 14 metropolitan areas, greatly expanding our flow data coverage.  Unlike our own sensor network, these Government sensor systems were designed principally for infrastructure and road safety and generally do not, on their own, achieve the level of coverage, performance and reliability that we believe is needed to provide quality traffic information to consumers.  We monitor this government data for quality with the same applications that we use on our own data.  We believe that this provides confidence to our customers that the information provided–even if it is from a government source–has met our quality standard.

We can also collect traffic flow data through other sources. Those sources include toll tag information, read as cars pass toll readers. We have also signed a contract to deploy a cell phone network-based monitoring system in Salt Lake City.  That system monitors the transfer of a cell phone from one tower to the next to determine location and speed data. We have tested GPS data and expect to add GPS receivers as a source of traffic flow data as well.

Of course, a traffic report is not complete without incident and event data as well.  Even in this area, we have utilized technology to improve the process and differentiate us from our competitors.  We require our operations personnel to enter the data into TIMS using a structured, standardized reporting application.  Each incident or event can be described by modifying over 50 different data fields.  The data is then stored in “ones and zeroes” in our TIMS system and is adapted for radio, maps for TV, speech for cell phone services, text for a PDA, or a standardized data feed for in-vehicle systems.

Our incident and event data, combined with our traffic flow data, allows us to produce accurate, timely, and actionable traffic information, ready to meet the demands of today’s traffic consumer.

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traffic.com

Collection

Differentiated Data

San Diego

Pacific Ocean

Chicago

Chicago

- Integrated DOT Flow Data
- Traffic.com Sensor Flow Data

© Traffic.com, Inc. 2005

A-11

We mentioned before that many cities have government sensor networks. We have our own sensor network in a number of those same cities as well. We are the only company that provides integrated traffic data across both of these networks.

Here are two examples of how we fill in the gaps in government coverage by covering major arteries with our own sensors. On the left you see San Diego. The darker blue represents the major roadways that are covered by CalTrans sensors. The lighter red shows the roadways where we have deployed our sensors. On the right you see the same approach to highlight our coverage in Chicago. The Illinois DOT covers most of the non-toll roadways. Our sensors are deployed on the tollways. As a result, a traveler can receive a comprehensive traffic report complete with personalized travel times and speeds across both networks.

This approach also ensures that our traffic products and services are differentiated from all others.

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Collection

Current Coverage

Market by Size	Traffic.com Flow Sensor Data	Government Flow Data	Incident And Event Data
New York		✓	✓
Los Angeles	+	✓	✓
Chicago	✓	✓	✓
San Francisco	+	✓	✓
Dallas			✓
Philadelphia	✓		✓
Houston		✓	✓
Washington, DC	+	✓	✓
Boston	✓		✓
Detroit	+	✓	✓
Atlanta		✓	✓
Miami			✓
Seattle	+	✓	✓
Phoenix	+	✓	✓
Minneapolis		✓	✓
San Diego	✓	✓	✓
Baltimore	+		✓

Market by Size	Traffic.com Flow Sensor Data	Government Flow Data	Incident And Event Data
St. Louis	✓		✓
Tampa	✓		✓
Denver			✓
Pittsburgh	✓		✓
Portland (OR)			✓
Cincinnati			✓
Sacramento		✓	✓
San Antonio			✓
Kansas City (MO)			✓
Salt Lake City	+		
Milwaukee		✓	✓
Providence	✓		✓
Columbus			✓
Orlando		✓	✓
Las Vegas			✓
Norfolk			✓
Austin			✓
Oklahoma City	+		

+ = Under Contract

© Traffic.com, Inc. 2005

A-12

We currently collect traffic data in 29 major metropolitan areas.  We plan to expand our sensor coverage and service offerings in a number of additional U.S. cities with a goal of reaching approximately 50 by the end of 2006, focusing on the largest media markets.  We expect to provide traffic data services for 35 metropolitan areas by the end of 2005.

Here you see the cities in which we currently offer traffic information services.  We supply incident and event data in every city.  We soon will have flow data in almost all of the cities we serve.  The “+” sign indicates cities in which we are under contract to provide traffic sensor data services.

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traffic.com

Processing

Traffic Information Management System

Traffic.com Flow Data
DOT Sensor / Flow Data
Incident and Event Data
TIMS
Vehicle Speeds
Travel Times
Delay Times
Accidents & Incidents
Jam Factor
Wide Variety of Media Formats

TIMS Platform

© Traffic.com, Inc. 2005

A-13

We have talked about the collection side of our operations.  Now let us take a moment and discuss what actually occurs once the data is collected.  TIMS standardizes traffic data from multiple sources, removes suspect data, then processes, archives, and delivers the information in multiple media formats.  The output includes vehicle speeds, travel times, delay times, accidents and incidents, as well as the Jam Factor, our new proprietary scale which rates the traffic conditions of roadways on a scale of 0 to 10.

TIMS is a digital map-based software and hardware platform that represents a significant development achievement in reliability, scalability and redundancy.  Currently, TIMS processes over 25 million flow records and 25,000 incident and event records daily.

With a proven track record, TIMS enables us to add new delivery applications and new data sources with little or no additional development and to quickly build new products and services at relatively low additional cost to us.

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traffic.com

Delivery

NeXgen Platform for TV

Brooklyn BR
Manhattan BR

Developed Entirely by Traffic.com; Can Be Customized Rapidly

© Traffic.com, Inc. 2005

A-14

Our collection and processing systems allow us to deliver our data to consumers through a variety of media. I will highlight our delivery applications and services over the next few slides. Let us start with television. We have 43 television stations under contract as of September 30, 2005 in the 29 cities we serve.

Our television products have been well received in the industry, particularly our recently released TrafficPulse NeXgen system. NeXgen is a significant step forward for traffic presentation on television. With traditional traffic data, a TV producer must manually place the data on a map, then prepare that map for the broadcast. This process, known as rendering, can take anywhere from 10 to 15 minutes. Our NeXgen product features instantaneous rendering so the station can display the very latest traffic information. In fact, the maps will change live on air if traffic conditions change. NeXgen can show traffic in two dimensions or, in its three dimensional mode, can depict a virtual world where any angle or view of the city can be shown. The traffic reporter can even "fly through" the city like a virtual helicopter.

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Demonstration of NeXgen Application

trafficpulse
0–25
25–40
40+
MPH
HARLEM AVE
OGDEN AVE
ARCHER AVE
52
MPH
49
50
55

*Video Portrayal

© Traffic.com, Inc. 2005

A-15

Here you can see an example of NeXgen.

Because of its no-render design and easy-to-use interface, NeXgen has allowed us to produce our first four-hour traffic-focused morning news program for Viacom Television Stations Group's UPN station in Philadelphia. The program lineup is the inverse of a typical news program. Traffic leads every segment and makes up approximately 40% of the programming. Weather follows with an additional 40% of the air time and headline news fills the remainder. We believe the program's ability to deliver relevant traffic information quickly and succinctly is valued by viewers. We fully produce the show for UPN from our own studio facility. The program’s use of broadcast-quality remote-controlled cameras, PC-based technology and our NeXgen system allow the show to be aired at a reduced cost of a typical morning show. During the first rating period for the program, it achieved its target ratings with no off-station or on-station promotion, and doubled the ratings for the station in many of its time slots.  In fact, based on many overnight ratings scores, the program has beaten many of the other morning shows in the market in various time slots.  Based on the morning program’s success to date, parties have expressed interest in launching the program in additional cities.

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traffic.com

Delivery

Web-Based Application for Radio

Address http://tbroadcaster.traffic.com/servlet/LoginInfo?homeMetro=null&metroId=0&mode=traffic%20pulse%20broadcaster&caller=adminTool
Go
Links
View by Criticality 3
Display Zones
Short Description
trafficbroadcaster
QSFO
Clear All
Select All
Create Report
Speed Map
Time CRT Type Dir Description
2 critical entries
Stop Refresh
15 secs
US-101 (San Francisco & Peninsula)
11:04 0 NB US-101: 30min (+12) Hwy-92 to I-280/Alemany Blvd, avg speed 32mph
I-280/I-380 (San Francisco & Peninsula)
07:48 3 NB I-280: jammed Ramp to King St off ramp - expect heavy traffic during commute times due to MUNI construction on King St
Bridges
08:50 2 EB Hwy-92: 13min (+1) US-101 to Industrial Blvd, avg speed 51mph
South Bay
10:50 2 KEYR NB I-280: from Highway 101 to Highway 85 : 16min (+3) avg speed 42mph || from Highway 85 to Highway 84 : 15min (+1) avg speed 53mph || from Highway 84 to Highway 92 : 9min avg speed 49mph || from Highway 92 to Highway 101 : 36min (+13) avg speed 35mph
10:50 2 KEYR NB Highway 101: from I-880 to Highway 237 : 18min (+9) avg speed 26mph || from Highway 84 Highway 92 (San Mateo Bridge) : 10min (+3) avg speed 36mph || from Highway 92 to I-80 (Bay Bridge) : 35min (+14) avg speed 32mph
10:50 2 KEYR NB I-880: from Highway 101 to Highway 84 : 19min (+1) avg speed 49mph || from Highway 84 to I-238 : 29min (+17) avg speed 21mph || from I-238 to Bay Bridge : 23min (+9) avg speed 33mph

Accurate

Includes Drive Times, Speeds and Incidents

Timely

Continuously Updated Traffic Conditions

Actionable

Incident Severity, Delay and Drive Times Aid Decision Making

© Traffic.com, Inc. 2005

A-16

Our applications allow radio station customers to completely change the sound of their reports, replacing vague qualitative phrases like "slow", "jammed", or "tap of the brakes" with precise quantitative phrases like "a delay of 7 minutes", "an average speed of 23 miles per hour" or "a travel time of 53 minutes, 22 minutes longer than normal". To accomplish this, we provide each of our radio customers with access to our Traffic.com Broadcaster application, a web-based service that displays the integrated traffic flow and incident data. It allows the on-air announcer to easily include the travel times and speeds while also pointing out the incidents and events. If there is a lane closed on Highway 101, a listener will know it occurred almost immediately, how long it will take to get past it, and whether or not to take an alternate route. We believe that Broadcaster can be easily modified to present the data in other languages.

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traffic.com

Delivery

www.traffic.com

traffic
It's time.
home city pages my traffic.com support account management
Downtown Home
MAP IT
ALERT ME
JAM FACTOR℠ REPORT
CLEAR
SLOW
JAMMED
3.5
1 incidents
Delay Total Avg Slowest
8 min 34 min 42 mph 13 mph

The Hub for Personalization and Gateway to Wireless Services

© Traffic.com, Inc. 2005

A-17

In addition to the compelling radio and TV presentations, we have created Internet-based products that present traffic data in convenient, actionable formats.  Our www.traffic.com website is the hub of our interactive services.  Launched in July, our enhanced website, in addition to showing general traffic conditions, allows a user to personalize the site by registering for the my Traffic.com service.  The user may build routes that he travels frequently, such as work, home or airport, view his personalized my Traffic.com webpage which highlights those routes, or even set up HTML-based email alerts to be sent to his email account.  All of these services are free to the user.

Also with our enhanced website, we introduced the Jam Factor, an overall measure of traffic conditions on a section of roadway, calculated using our data and proprietary algorithms.  It is designed to give users a quick but comprehensive picture of traffic conditions by rating the roadway segment on a scale from 0 to 10.  The Jam Factor is only available through our services.  We expect it will become a widely-accepted traffic measuring standard, similar to other industry measuring standards, such as the Richter Scale for earthquakes.

We also provide TrafficOne, a co-branded version of our website, to our radio and TV customers.  Those sites are part of our radio and TV customers’ own websites and are customized with those websites’ navigation headers.  As stations promote the TrafficOne website, we expect to benefit from increased advertising on our website and wireless services.

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Using www.traffic.com and co-branded sites as hubs, users can easily set their profiles to receive personalized traffic reports on wireless devices.  We believe our ability to provide personalized, real-time traffic information is a significant advantage over many of our competitors.

My Traffic.com is our personalized service and can easily deliver to wireless devices.  Users can set up the days and times they would like to be informed of their route-specific traffic information and receive a phone call or a text email when pre-specified conditions are met.  For example, a user could sign up to be notified Monday through Friday from 7am to 9am whenever delays on her work commute exceed 5 minutes or 10 minutes or 30 minutes, whatever she chooses.  That notification can be a phone call from an automated voice system or a text email to a wireless device, such as a Blackberry.

If a driver wants to access the system on-the-fly, she may call  the My Traffic.com service on an ad hoc basis and receive updates on her routes of interest.

While our wireless services are currently subscription services, all of our wireless products also support the delivery of embedded advertising messages with the traffic information.  We expect to evolve toward more advertising-supported services in the future.

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We have agreements in place with a number of businesses to which we offer our traffic data for use in their own Internet, wireless, and in-vehicle products and services.

We provide traffic data services for use by XM Satellite Radio, NAVTEQ and Motorola for subscription-based products. XM Satellite Radio licenses our information for the 21 Instant Traffic and Weather channels on their audio service.

NAVTEQ uses our data in their in-vehicle traffic information service. We will discuss NAVTEQ's in-vehicle services in more detail in the next slide.

Motorola uses our data in its VIAMOTO service, a cell-phone based navigation system currently in use in the Avis Assist service.

In addition, we provide data services to The Weather Channel and Comcast for use in television programming and on their websites. We pursue co-branding opportunities with both companies to increase the number of visitors to our own website.

The Weather Channel uses our traffic information in several ways. We supply traffic data for their "Local on the 8s" segment on The Weather Channel cable network. We supply all the traffic data for the Weatherscan 24/7 automated cable channels. The Weather Channel also uses our information and applications to supply data to their www.weather.com website and for a desktop computer application.

Additionally, starting in the first quarter of 2006, Comcast will integrate our traffic data on its www.comcast.net broadband homepage. www.comcast.net averages over 12 million unique visitors per month.

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Delivery

Traffic Data Services for In-Vehicle Systems

XM Satellite Radio Distribution Example

Superior Traffic Data by Traffic.com → Passed Through Map Provider → Transmitted by Radio Network → Delivered by In-Vehicle Systems or… / Aftermarket System

Step	Example
Superior Traffic Data by Traffic.com	
Passed Through Map Provider	NAVTEQ
Transmitted by Radio Network	XM Satellite Radio
Delivered by In-Vehicle Systems or…	Acura, Cadillac…
Aftermarket System	Pioneer…

© Traffic.com, Inc. 2005

A-20

As we mentioned before, we provide our traffic information for use in in-vehicle, dashboard-based navigation systems.  These systems are available as manufacturer-installed options on some models, as aftermarket equipment which can be installed in any car, and as portable navigation devices.  Both XM Satellite Radio and Sirius Satellite Radio use our traffic information – via NAVTEQ – in their traffic data services.

In the case of the XM NavTraffic Service, our data is fed to NAVTEQ which then sends it for distribution through XM.  XM broadcasts the data to the navigation units.  Currently this service is standard equipment in the Acura RL, an option in the Cadillac CTS and available in the aftermarket through the Pioneer AVIC-N2 and the Garmin StreetPilot 2730.  We understand that NAVTEQ is negotiating for the inclusion of its navigation systems in additional vehicle models.

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traffic.com

Expansion Opportunities

Traffic.com Assets

Expansion Opportunities

© Traffic.com, Inc. 2005

A-21

We believe we have a number of expansion opportunities for our company.

First, we expect to continue to expand our traffic information coverage and service offerings to more metropolitan areas.  By the end of 2006, we plan to cover approximately 50 metropolitan areas.

Second, we also plan to promote an integrated advertising approach through our multiple media applications.  We believe that we are well-positioned to attract advertisers with a one-stop, cross-media campaign opportunity.  Specifically, we intend to capitalize on the growth of Internet advertising and embedded advertising in wireless services.  As we stated earlier, the Internet advertising market is large and is growing rapidly, and we see this as a significant opportunity for us.

Third, we intend to expand our data services and strategic relationships.  By entering into arrangements with other web content providers, we believe we can drive more unique visitors to our website.  Moreover, we plan to enter into more arrangements with automotive brands, in-vehicle navigation services and wireless device companies to provide our traffic data to their buyers and users.

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traffic.com

Building Brand Recognition

Advertising

Online, Television, Radio and Outdoor

traffic.com
think of us as TRAFFIC dot CALM
traffic.com
isn't it time?
MAKE DRIVING FUN AGAIN
traffic.com
You are here.
WE KEEP YOU MOVING
isn't it time?
traffic.com
MAKING YOUR WAY CLEAR
GO

Brand Extensions

Customer Websites, Television and Radio

trafficpulse
DRIVE TIME
95 Southbound
18
476 Southbound
3
476 Northbound
5
10 NBC
traffic
philadelphia traffic report
weather.com
RealTime Traffic
Real Time Traffic provided by Traffic.com

© Traffic.com, Inc. 2005

A-22

We are developing our brand to encourage greater adoption of our services today and to provide additional competitive advantages tomorrow. We want consumers to visit www.traffic.com whenever they have a need for quality traffic information.

Here you can see some of the branding efforts which we are undertaking. They include Internet, TV and radio advertising, and some non-traditional means such as mobile billboards. We also provide our traffic information to our media affiliates in a branded format, extending our brand recognition through traffic reports on TV, radio, and co-branded websites.

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traffic.com

Representative Media Customers

Radio

- ABC Radio
- COX Communications
- NewsWeb Printing & Distribution
- Bonneville Communications
- SBS
- jacobs media
- united broadcasting
- Metropolitan Radio Group, Inc.
- emmis communications
- XM Satellite Radio
- RADIO ONE

Television

- Viacom Television Stations Group
- FOX
- GANNETT
- COX Communications
- The McGraw-Hill Companies
- NBC UNIVERSAL
- Hearst-Argyle Television, Inc.
- BELO
- POST-NEWSWEEK STATIONS, INC.
- TRIBUNE

© Traffic.com, Inc. 2005

A-23

We believe our customer list is evidence of our progress in enhancing our stature as a leading traffic brand. Our radio customers include stations owned by many of the largest radio groups, including ABC Radio, Bonneville, Cox, and Emmis. On the TV side, our customer list consists of many of the largest television networks, including NBC, Viacom, and Fox.

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traffic.com

Representative Advertising Customers

7 ELEVEN
BIC
ups
Albertsons
ExxonMobil
AutoZone
XM Satellite Radio
Domino's Pizza
GOODYEAR
The Home Depot
SUBWAY
RaceTrac
bp
NAPA
M
JCPenney
Pier 1 imports
KFC
ACE The helpful place.
Nationwide On Your Side
chili's
LendingTree When banks compete, you win
SYLVAN LEARNING CENTER
Kissimmee
Arby's
Walt Disney World.
TxLottery.org
TOYOTA
VALERO ENERGY CORPORATION

© Traffic.com, Inc. 2005

A-24

In the first nine months of 2005, we had over 460 advertising customers. These customers pay us to have their advertisements displayed in one or more of our media formats. Our advertising customers include many national, regional and local companies including McDonald's, JCPenney, Exxon Mobil, Toyota, UPS and AutoZone.

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We believe we have significant strengths versus our competitors.

First, we believe that TIMS provides us with a critical advantage over all our competitors.  Since our traffic information is in digital format and is captured and delivered in real time, we believe that our competitors cannot match our ability to provide traffic information to drivers in a variety of formats, such as real-time updates to wireless devices.  Due to its scalability, TIMS allows us to process over 25 million flow records daily as well as handle 25,000 incidents daily.  Due to its flexibility, TIMS is able to incorporate new technologies, such as probe data.  It also gives us the ability to deliver our traffic information through new media channels, as they develop, such as new forms of wireless devices.

Second, we believe that we have created the largest network of real-time traffic sensors, using our own sensor network as well as government sensors.

Third, our Traffic.com brand name is well positioned to be recognized across the country as a leading provider of real-time, actionable traffic information.  We believe that our strong brand name will allow our website to be the primary destination for traffic information on the Internet.

I will now turn the presentation over to our Chief Financial Officer, Andy Maunder, who will discuss in more detail the financial aspects of our business.

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In summary, from a financial perspective we have three distinct areas of advantage:

First, we have a significant base of advertising revenues in place today—approximately $40 million during the last 12 months—with over 150 advertising customers each providing revenues of over $50,000 per year. No customer generates more than 10% of advertising revenue and only one generates above 4%.

Second, we have built a solid software infrastructure. TIMS has the capacity to handle significantly greater throughput levels and new kinds of inputs and outputs in the future. This can be accomplished with limited incremental development cost. As a result, we believe we are well positioned to take advantage of additional growth in our base and  to add new revenue streams.

Third, following initiatives we started last year, we now have initial revenues in the new areas you have been hearing about such as Internet advertising and in-vehicle navigation subscriptions.

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traffic.com

Annual Revenues

($ Millions)
Traffic Data Services
Advertising
Other
$6.1
$15.9
$27.2
$37.4
$42.4
2000
2001
2002
2003
2004

© Traffic.com, Inc. 2005

A-27

Our growth in total revenue over the last five years has been steady and solid, with advertising as the key driver at a CAGR of 60%.  I would also like to draw your attention to the growth in traffic data services revenue from $0.6m in 2003 to $3.0m in 2004 and to $3.0m in the first nine months of 2005.  We believe data services will be an important driver of our future revenue expansion.

We expect continued growth in radio and TV advertising revenue, as we add station contracts and greater geographic coverage.  In addition, future revenue growth should come from our new initiatives in providing advertisers the ability to place ads on our NeXgen 3D TV fly through traffic reports, as well as from our TV program that we produce on behalf of Viacom.  It is worthy of note that we have been able to continue to the growth of our radio and TV advertising revenue this year, even after our decision not to renew a significant advertising contract with one particular network radio group in 2004, a year in which we booked $5.6 million of revenue against that inventory.

We also expect that growth in Internet advertising will be a significant driver to revenue growth.  In addition, we plan to achieve revenue by offering embedded advertising in our consumer wireless applications.

The growth in traffic data services revenue has been driven by new contracts with XM Radio, NAVTEQ, The Weather Channel and others.  To date, revenue has been generated through a mix of minimum contract payments and other special services, and I will talk more about how we expect this will continue to grow on a future slide.

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traffic.com

Quarterly Operating Results

($ Millions)	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2005 Q1	2005 Q2	2005 Q3
Revenues							
Advertising	$8.5	$10.7	$10.0	$10.3	$8.3	$11.2	$9.6
Traffic Data Services	0.6	0.6	0.6	1.1	0.9	0.9	1.1
Total Revenues	**9.1**	**11.3**	**10.6**	**11.4**	**9.2**	**12.1**	**10.7**
Cost of Revenues	7.4	8.4	8.3	7.9	7.6	8.3	8.6
Gross Profit	1.7	2.9	2.3	3.5	1.6	3.8	2.1
Gross Margin %	18%	26%	22%	30%	18%	32%	20%
Operating Expenses[1, 3]	5.7	6.0	5.7	5.5	6.3	11.0	20.9
Loss from Operations[1, 3]	(4.0)	(3.1)	(3.4)	(2.0)	(4.7)	(7.2)	(18.8)
Interest Income[2]	(1.7)	0.0	(0.9)	(0.8)	(1.1)	(1.7)	(1.4)
Net Loss	(5.7)	(3.1)	(4.3)	(2.8)	(5.8)	(8.9)	(20.2)

© Traffic.com, Inc. 2005

A-28

On a quarterly basis there is some seasonality in advertising revenue, where the 4th quarter, strengthened by an upcoming holiday season, and the 2nd quarter are strong at the expense of slow quarters after the holidays and during the summer.  As mentioned earlier, our growth in radio and TV advertising was negatively affected by our decision not to renew our inventory agreement with a large radio network at the end of 2004.  That inventory has now been replaced with other sources.  Taking this out of the equation, our advertising revenues have grown by 16% for the 9 months to September compared with the same period in 2004.  In addition, as of the end of December our advertising inventory has grown this year by 18%, providing us with a strong start to 2006.  Our growth here will also be supported by continued growth in the number of cities we cover.

Our gross profit margin follows the seasonality of our business with peaks in the 2nd and 4th quarters, and, within cost of revenues, growth in traffic data collection costs is balanced by a reduction in compensation paid to radio stations.  This trend should continue next year allowing us to increase our gross margin.

Within operating expenses, we have seen increases in the sales expenses related to our Internet initiatives as well as marketing costs related to our brand marketing campaign launched in the 3rd quarter.  Also, our 2nd quarter this year was affected by a non-cash charge totalling $4.2 million related to two legal settlements and our 3rd quarter includes a $14.3 million legal settlement charge to be paid in subsequent quarters, half of which has been paid by an investor affiliate and credited to the Additional Paid-In Capital account.

In 2006 we expect to see continued expenditure on increasing our Internet and wireless initiatives and building our traffic.com brand, and from our continued city build-out.  We also expect increased G&A costs related to public company expenses.

However, due to the scalability of our technology and the fact that we now cover the greater proportion of the larger cities in the United States, we expect to be able to improve our operating margins in the future as a result of increased revenue produced with proportionately lower operating expenses.

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Internet Initiatives – 2005 Key Performance Indicators

Monthly Unique Visitors

1,000,000
800,000
600,000
400,000
200,000
0
Apr
May
Jun
Jul
Aug
Sept
Oct
Nov

Source: Internal statistics using NetTracker reporting

Registered Users (Week-Ending)

100,000
80,000
60,000
40,000
20,000
0
Jun 5
Jul 3
Jul 31
Aug 28
Sep 23
Oct 23
Nov 20
Dec 18

Internet Advertising Timetable

Source: Traffic.com

© Traffic.com, Inc. 2005

A-29

                As we have previously discussed, Internet advertising is a key focus for us as we strive to grow overall advertising revenues.  We started this initiative in July of this year with the launch of our enhanced website.  We believe that the growth in monthly unique visitors to our website provides a primary indicator of the eventual growth in revenue that we can expect from Internet advertising. In November of this year, our monthly unique visitors totaled 942,000, which represents a 74% growth over the September numbers and 35% more than visitors in October.

                In addition, we measure the number of registered users on our website, which includes those users who sign up for e-mail and/or wireless alert services.  As of November 30th, the total number of registered users was approximately 83,000, which represents a 93% increase from August.  Registered users grew by almost 4,000 per week in November and continue to grow at a similar rate now.

                At the beginning of October we started a concerted effort of attracting Internet advertisers to our site, having signed contracts with three major agencies.  We have also started to sell Internet advertising through our own direct sales force starting this quarter.

                We monitor these results by metropolitan area in order to measure the efficiency of our marketing focus.  To date, our largest user base is located in New York, Los Angeles, Chicago and Philadelphia.

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The percentages here reflect the targeted changes in the business.  In particular, this illustrates the points I have made about our trend in increasing our gross margin.  You can see the growth we have targeted from our new Internet initiatives, including the addition of Internet and wireless advertising and the partnerships we have with affiliated websites.  While we expect our operating costs to increase in real dollars we do expect a general reduction as a percentage of revenue over the next 3 years.

Over the last year, we have been able to generate efficiencies in our radio and TV advertising sales costs, and have actually reduced the cost of our media sales team as our revenue has increased.

It should also be noted that we had almost $100 million of net operating losses carryforwards as of the end of 2004.

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Turning to our balance sheet, our September 2005 Pro Forma, the middle column here, reflects the addition of a $15 million Series F Preferred Stock round of funding in September as well as the anticipated conversion of all preferred stock into common shares at the IPO.

With the proceeds of this offering, we will repay approximately $37 million of senior secured debt.  We will also use these proceeds to fund our marketing and branding initiatives, traffic operations centers, IT infrastructure and software development, and for general corporate purposes, including working capital.

You will note that we have a large amount of deferred revenue, mainly derived from our contract with NAVTEQ and advance payments from government sources related to our provision of traffic data in many metropolitan areas.

We expect that, based on our current operating plans, the expected funds raised from the offering together with our current cash reserves, should be sufficient to meet our expected working capital and capital expenditures through at least the next eighteen months.

I would now like to turn the presentation back to Bob Verratti for conclusion.

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Traffic.com is in an excellent position in an exciting market.

We have compelling local content – traffic.

We can provide it to consumers in the form and function that they want.

We can deliver it via traditional advertising platforms and via new media applications with limited incremental development costs.

We have multiple sources of revenue.

We believe that the combination of our assets and business model is exciting – and will position us to fuel growth and build long term shareholder value.

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traffic.com

Isn't It Time?

Initial Public Offering

A-33

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Searchable text section of graphics shown above

[LOGO]

Isn’t It Time?

Initial Public Offering

[LOGO]

Notes From Our Lawyers

You should view this presentation together with the more detailed information included elsewhere in the prospectus.

An investment in Traffic.com involves significant risks. There are many risk factors listed in the prospectus. You should carefully consider them before you decide to invest in Traffic.com common stock.

These risks include, but are not limited to, our history of operating losses, uncertainty regarding our ability to succeed with our recently expanded business model, the substantial competition that we face, a potential failure of our TIMS system, uncertainty regarding our ability to maintain advertiser relationships and attract additional advertisers and our dependency on government contracts.

[LOGO]

Safe Harbor Statement

This presentation contains statements that constitute forward-looking statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our prospectus, that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,”“would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions.  We do not undertake to revise any forward-looking statements to reflect future events or circumstances.

[LOGO]

Offering Summary

Issuer	Traffic.com, Inc.

Shares Offered	[ ]

Over-Allotment Option	[ ]

Price Range	10.50 to 12.50

Use of Proceeds	• Repay Senior Credit Facility
• Promote Our Brand and Internet Presence
• Facility Expansion and Product Development
• General Corporate Purposes

NASDAQ Ticker	TRFC

Expected Pricing Date	Week of January 23, 2006

Underwriters	WR Hambrecht + Co and JMP Securities

Open IPO ®	Dutch Auction Offering Process

[LOGO]

A Leading Provider of the Most

Accurate     Timely     and                     Actionable

Traffic Information in a Convenient and Personalized Format

[LOGO]

Positioned at the Center of Converging Trends

[LOGO]

Advertising	Technology		Traffic

Internet Advertising Growth Expected	Continued Rapid Consumer Adoption Expected		Top 85 Cities Have Experienced:

[CHART]	[GRAPHIC]	212M Wireless Subscribers by 2009
			3X	Increase in Annual Delay Time per Person

	[GRAPHIC]	75M In-Vehicle and Portable Navigation Devices by 2011

	[GRAPHIC]	20M Households with Satellite Radio by 2010

			5X	Increase in Economic Impact of Annual Congestion
	[GRAPHIC]	9.7M Households with HD Radio by 2010

Source: Forrester Research	Sources: Jupiter Media, Forrester Research

	Localization and Personalization via the Internet		Sources: Texas Transportation Institute 2005 Report ('82-'03)

[LOGO]

The Business Model

Revenue Sources

	Internet Advertising	Consumer Wireless
[GRAPHIC]			[GRAPHIC]
	In-Vehicle Data Services	Government Data Services

Radio / Television Advertising

[LOGO]

Experienced Management Team

[GRAPHIC]	Robert Verratti, CEO	[GRAPHIC]	David Jannetta, President

	TL Ventures – Managing Director		Co-Founder – Traffic.com
	e4L Inc – CEO		Secretary of General Services –
	Total Care Systems – CEO		Pennsylvania
Great Western Cities – CEO
Globe Ticket Co. – CEO

[GRAPHIC]	Andy Maunder, CFO	[GRAPHIC]	Joseph Reed, CIO

	Kayak Interactive Corp. – Co-Founder Valaran, Telesciences, Inc. – CEO Oxford Molecular – CFO		Founding Team – Traffic.com Towers Perrin – Director of Internet Development Reuters – SVP, Electronic Brokerage

[GRAPHIC]	Christopher Rothey, COO	[GRAPHIC]	Michael Nappi, SVP of Bus. Dev.

	SVP, Strategy and Development,		MapQuest – VP / GM
	Product Marketing Director, Founding		Webraska – SVP of WW Sales and
	Team – Traffic.com		Business Development

[LOGO]

The Traffic.com Integrated Solution

[GRAPHIC]	[GRAPHIC]	[GRAPHIC]	Ad-Supported Products
Traffic.com Sensor Network		Television

Radio
[GRAPHIC]		[GRAPHIC]
DOT Sensor / Flow Data
[GRAPHIC]
Internet
[GRAPHIC]
Incident and Event Data		[GRAPHIC]		Subscription Products
Wireless

[GRAPHIC]		[GRAPHIC]
New Sources (e.g. Probe Data)		In-Vehicle

Collection	Processing	Delivery

[LOGO]

Collection             One Company – Multiple Sources

[GRAPHIC]	Traffic.com Sensor Network		[GRAPHIC]
	•	Proprietary Flow Data
	•	Lane-by-Lane Data Every 60 Seconds
• Speed
• Volume
• Density

[GRAPHIC]	DOT Sensor/Flow Data
	•	Greatly Expands Flow Data Coverage
	•	Traffic.com Standardizes All DOT Data
	•	Data Quality Monitoring

[GRAPHIC]	Incident and Event Data
	•	Template-Based Incident Entry System
	•	Archived, Searchable Incident Database
	•	Encoded to International Traffic Standards

[GRAPHIC]	Probe Data
	•	In-Vehicles, Toll Tag, Cell Phone, GPS Based Data
	•	Dynamic Localized Measurements
	•	Complements Sensor Network for Expanded Real-Time Coverage

[LOGO]     Collection     Differentiated Data

San Diego	Chicago

[GRAPHIC]	[GRAPHIC]

Integrated DOT Flow Data

Traffic.com Sensor Flow Data

[LOGO]

Collection             Current Coverage

	Traffic.com		Incident
	Flow	Government	And
	Sensor	Flow	Event
Market by Size	Data	Data	Data
New York		☒	☒
Los Angeles	+	☒	☒
Chicago	☒	☒	☒
San Francisco	+	☒	☒
Dallas			☒
Philadelphia	☒		☒
Houston		☒	☒
Washington, DC	+	☒	☒
Boston	☒		☒
Detroit	+	☒	☒
Atlanta		☒	☒
Miami			☒
Seattle	+	☒	☒
Phoenix	+	☒	☒
Minneapolis		☒	☒
San Diego	☒	☒	☒
Baltimore	+		☒
St. Louis	☒		☒
Tampa	☒		☒
Denver			☒
Pittsburgh	☒		☒
Portland (OR)			☒
Cincinnati			☒
Sacramento		☒	☒
San Antonio			☒
Kansas City (MO)			☒
Salt Lake City	+
Milwaukee		☒	☒
Providence	☒		☒
Columbus			☒
Orlando		☒	☒
Las Vegas			☒
Norfolk			☒
Austin			☒
Oklahoma City	+

+ = Under Contract

[LOGO]

Processing             Traffic Information Management System

		Vehicle Speeds	Wide Variety of Media Formats
Traffic.com Flow Data
Travel Times

DOT Sensor / Flow Data	[GRAPHIC]	Delay Times

Accidents & Incidents
Incident and Event Data
Jam Factor

TIMS Platform

•                  Standardizes All Data

•                  Processes with Advanced Algorithms

•                  25M Flow Records Daily

•                  25K Incident / Event Records Daily

•                  Archives All Data

•                  Enables Rapid New Delivery Application Development

[LOGO]

Delivery             NeXgen Platform for TV

[GRAPHIC]

Developed Entirely by Traffic.com;

Can Be Customized Rapidly

[LOGO]

Demonstration of NeXgen Application

[GRAPHIC]

*Video Portrayal

[LOGO]

Delivery             Web-Based Application for Radio

[GRAPHIC]

Accurate	Timely	Actionable

Includes Drive Times, Speeds and Incidents	Continuously Updated Traffic Conditions	Incident Severity, Delay and Drive Times Aid Decision Making

[LOGO]

Delivery             www.traffic.com

[GRAPHIC]

•                  My Traffic.com Personalized Content

•                  Jam Factor - Convenient and Comprehensive Traffic Measuring Standard

•                  Email, Phone and PDA Alerts

The Hub for Personalization and Gateway to Wireless Services

[LOGO]

Delivery             Wireless and Voice

My Traffic.com

•                  HTML and Text E-mails

•                  Current Conditions Reports Sent for Saved Routes

•                  Outbound Phone and PDA Alerts Sent Based Upon User-Defined Criteria

•                  On-the-Fly Voice Service Responds to Queries Initiated by User

[GRAPHIC]

[LOGO]

Delivery             Traffic Data Services Customers

[LOGO]	Licenses Traffic Data for XM Satellite Radio in 21 Major Markets with 5M Subscribers

[LOGO]	Licenses Traffic Data for In-Vehicle Service, Distributed by XM Satellite Radio and Sirius Satellite Radio Inc.

[LOGO]	Licenses Traffic Data for VIAMOTO Solutions, including Avis Assist - a Mobile Phone-Based Traffic and Navigation System

[LOGO]	Licenses Traffic Data for weather.com with 20M Unique Visitors per Month, The Weather Channel with 89M Households and Weatherscan with 22M Cable Households

[LOGO]	Will license Traffic Data for www.comcast.net with 7.7M Broadband Customers Starting in Q1 2006

[LOGO]

Delivery             Traffic Data Services for In-Vehicle Systems

XM Satellite Radio Distribution Example

Delivered by In-Vehicle Systems or…

Acura, Cadillac…
Superior Traffic Data by Traffic.com	[GRAPHIC]	Passed Through Map Provider	[GRAPHIC]	Transmitted by Radio Network	[GRAPHIC]

		NAVTEQ		XM Satellite Radio
Aftermarket System

Pioneer…
[GRAPHIC]

[LOGO]

Expansion Opportunities

Traffic.com Assets Superior Traffic Information Advanced Technology Strong Media and Customer Base Broad Coverage	[GRAPHIC]	Expansion Opportunities • Increased City Coverage • Internet Advertising • Wireless Delivery • In-Vehicle Navigation • International

[LOGO]

Building Brand Recognition

Advertising	Brand Extensions

Online, Television, Radio and Outdoor	Customer Websites, Television and Radio

[GRAPHIC]	[GRAPHIC]

[LOGO]

Representative Media Customers

Radio	Television

[LOGO]	[LOGO]

[LOGO]

Representative Advertising Customers

[LOGO]

[LOGO]

A Strong Competitive Position

Primary
	Traffic.com	Competitors
Collection
• Detailed Incident and Event Data in Top 20 Markets	☒	☒
• Exclusive Federal Contract	☒	☐
• Proprietary Flow Sensors	☒	☐
• Integrated Government Sensor Level Data	☒	☐

Processing
• Real-Time Automated Collection, Processing and Delivery of Flow and Incident Data	☒	☐
• Advanced Data Analysis and Archiving	☒	☐
• Scalable Proven Technology Platform	☒	☐

Delivery
• Personalized Routes with Travel Times and Delays	☒	☐
• Multiple Media Formats	☒	☐
• Internet and Wireless Applications	☒	☐

[LOGO]

Financial Highlights

Strong Base of Advertising and Data Services Revenues

Leverage for Growth in New Businesses with Limited Incremental Development Cost

Multiple New Revenue Streams in Potentially High-Growth, High-Margin Businesses

[LOGO]

Annual Revenues

[CHART]

[LOGO]

Quarterly Operating Results

	2004				2005
($ Millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues
Advertising	$8.5	$10.7	$10.0	$10.3	$8.3	$11.2	$9.6
Traffic Data Services	0.6	0.6	0.6	1.1	0.9	0.9	1.1
Total Revenues	9.1	11.3	10.6	11.4	9.2	12.1	10.7
Cost of Revenues	7.4	8.4	8.3	7.9	7.6	8.3	8.6
Gross Profit	1.7	2.9	2.3	3.5	1.6	3.8	2.1
Gross Margin %	18%	26%	22%	30%	18%	32%	20%
Operating Expenses[1,3]	5.7	6.0	5.7	5.5	6.3	11.0	20.9
Loss from Operations[1,3]	(4.0)	(3.1)	(3.4)	(2.0)	(4.7)	(7.2)	(18.8)
Interest Income[2]	(1.7)	0.0	(0.9)	(0.8)	(1.1)	(1.7)	(1.4)
Net Loss	(5.7)	(3.1)	(4.3)	(2.8)	(5.8)	(8.9)	(20.2)

1 Includes Non-Cash Legal Settlement Costs of $4.2 Million in Q2 2003

2 Includes the Amortization of Deferred Financing Fees

3 Q3 2005 includes $14.2 million legal settlement charge, half of which will be paid by investor affiliate.

[LOGO]

Internet Initiatives – 2005 Key Performance Indicators

Monthly Unique Visitors	Registered Users (Week-Ending)

[CHART]	[CHART]

Source: Traffic.com

Internet Advertising Timetable

• July – Launch of Website
• September – Marketing Campaign
• October – Agreements with Agency Advertisers
• Q4 – Launch of Dedicated Internet Sales Force

[LOGO]

Operating Model

	2003	2004	2005 9 mo. Ended Sept. 30, 2005	3-Year Target

Revenue	100%	100%	100%	100%
Radio/Television Advertising	96%	93%	91%	55 - 65%
Traffic Data Services	2%	7%	9%	10 - 20%
Internet Advertising	0%	0%	0%	15 - 30%
Other	2%	0%	0%	0%
Gross Profit	17%	24%	24%	50 - 65%
Operating Expenses
Research and Development	8%	9%	8%	5 - 10%
Sales and Marketing	38%	28%	34%	15 - 25%
General and Administrative	17%	17%	19%	5 - 10%
Legal Settlements	0%	0%	58%	0%
Net Income (Loss)	(56)%	(38)%	(109)%	15 - 30%

[LOGO]

Selected Balance Sheet Data

	Sept 2005	Sept 2005	Pro Forma
($ Millions)	Actual	Pro Forma	as Adjusted*

Cash and Cash Equivalents	$17.4	$17.4

Total Assets	54.3	54.3

Long-Term Deferred Revenue/Fees	32.3	32.3

Senior Secured Credit Facility	36.7	36.7

Redeemable Convertible Preferred Stock	56.6	0

Total Stockholders’ Deficit	$(92.6)	$(36.0)

*Reflects Proceeds of IPO

[LOGO]

Investment Opportunity

Converging Trends

Worsening Traffic, Advertisers Entering New Media and Localization and Personalization via the Internet

Superior Traffic Information

Collected from Three Sources and Delivered to Multiple Emerging Platforms

Broad Customer Base and Coverage

400+ Advertising Customers and 29 Cities and 64 Million Commuters

Multiple Opportunities to

Leverage Technology Investment and Customer Base

[LOGO]

[GRAPHIC]

Isn’t It Time?

Initial Public Offering

At the core of Traffic.com is our advanced Traffic Information Management System (TIMS).

Traffic.com Sensor Network
DOT Sensor/Flow Data
Incident and Event Data
TIMS
Television
Radio
Internet
Wireless
In-vehicle

Collection → Processing → Delivery

- Advertising Revenue
- Subscription Revenue

                     Shares

Traffic.com, Inc.

Common Stock

Dealer Prospectus Delivery Obligation

              Until             , 2006 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              The following table sets forth the costs and expenses in connection with this offering. All amounts are estimated except the SEC registration fee:

SEC Registration Fee		$10,152
Printing and Engraving Expenses		*
Legal Fees		*
Accounting Fees		*
Nasdaq Listing Fees		9,125
Miscellaneous		*

Total	$	*

*
To be filed by amendment

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Traffic.com, Inc., or the Registrant, is a Delaware corporation. Section 145 of the Delaware General Corporation Law, or the "DGCL", grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

              Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations or the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

              Article Eighth of the Registrant's Fourth Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1) provides that except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

              Article VII of the Registrant's By-laws (filed as Exhibit 3.3) provides that the Registrant shall indemnify directors and officers of the Registrant as specified in the Certificate of Incorporation. In addition, to the fullest extent permitted by the DGCL, the Registrant shall indemnify any current or former director or officer of the Registrant and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Registrant against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the light of the Registrant or otherwise, to which he was or is a party by reason of his current or former position with the Registrant or by reason of the fact that he is or was serving, at the request of the Registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

              The Registrant's By-laws also provides that expenses incurred by a person who is or was a director or officer of the Registrant in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Registrant at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized by the Registrant's By-laws. If a claim under the Registrant's By-laws is not paid in full by the Registrant within thirty days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the part, the claimant shall be paid also the expense of prosecuting such claim.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

              Within the past three years, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. All of the below-referenced securities are deemed restricted securities for the purpose of the Securities Act.

          (1)   On March 31, 2003 and May 30, 2003, we sold an aggregate of 14,425,000 shares of our Series E convertible preferred stock to existing stockholders who were accredited investors at a purchase price of $2.00 per share for an aggregate purchase price of approximately $28.9 million, which was paid by a combination of cash and cancellation of indebtedness. As part of this transaction these stockholders exchanged all outstanding shares of our Series A, B, C and D convertible preferred stock held by them into shares of Series E-1 convertible preferred stock or into common stock. Series E convertible preferred stock was offered to stockholders on a pro rata basis based on their then current ownership percentage of the Company. Shares of Series E-1 convertible preferred stock were allocated on a pro-rata basis based on each stockholder's Series E investment amount to the total amount invested by holders of Series A through Series D convertible preferred stock. Series E convertible preferred stock was offered to stockholders on a pro rata basis based on their then current ownership percentage of the Company. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

              Investors who purchased our Series E convertible preferred stock are listed in the following table:

Investor	Number of Shares
TL Ventures	11,283,598
Pennsylvania Early Stage Partners, L.P.	1,000,000
Safeguard Delaware, Inc.	1,000,000
Convergence Capital, L.P.	161,281
Convergence Capital II, L.P.	563,401
Delaware Valley Community Reinvestment Fund Ventures	150,000
Leonard Lodish	200,000
Howard Morgan	25,000
William Grimes	8,432
Patrick Scullin	8,500
Foster Deveraux	4,215
John E. Backe	4,215
John D. Backe	12,648
Maureen Riley	422
Ellen Corenswet	2,529
David Dedyo	295
Nigel Howard	422
Scott Kaufman	42

              Investors whose shares of Series A, C and D convertible preferred stock were exchanged for Series E-1 convertible preferred stock are listed in the following table. All shares of Series B were converted into common stock on a 1-for-5 basis:

Investor	Shares of Series E-1 Convertible Preferred Stock Received	Shares of Series A Convertible Preferred Stock Exchanged	Shares of Series C Convertible Preferred Stock Exchanged	Shares of Series D Convertible Preferred Stock Exchanged
TL Ventures	6,191,163	874,707	2,192,982	532,500
Delaware Valley Community Reinvestment Fund Ventures	82,303			88,750
Leonard Lodish	109,738	200,000		13,313
Howard Morgan	13,717	45,000		4,437
William Grimes	4,625			8,875
Patrick Scullin	4,664			8,875
Foster Deveraux	2,313			4,437
John E. Backe	2,313			4,437
John D. Backe	6,940			13,314
Maureen Riley	231			444
Ellen Corenswet	1,388			2,662
David Dedyo	162			311
Nigel Howard	231			444
Scott Kaufman	23			44

              Holders of Series A through D convertible preferred stock that did not participate in the Series E convertible preferred stock offering had their shares of Series A through D convertible preferred stock converted into common stock. Shares of Series A through D preferred stock were converted into common stock on a 1-for-1 basis if the holder elected to convert prior to the Series E offering. Shares of Series A through D convertible preferred stock were automatically converted into common stock on a 1-for-5 basis after the Series E convertible preferred stock offering.

              On September 7, 2005, we sold an aggregate of 5,042,090 shares of our Series F convertible preferred stock to existing stockholders who were accredited investors at a purchase price of $3.00 per share for an aggregate price of approximately $15.1 million. We offered series F convertible preferred stock to holders of our Series E convertible preferred stock and our founders on a pro rata basis based on their then current ownership percentage of the Company. Our offering of Series F convertible preferred stock was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. Further, consistent with interpretations and no-action letters issued by the Securities and Exchange Commission, the offering of Series F convertible preferred stock was not required to be registered pursuant to the five-part integration test set forth in Rule 502 of Regulation D under the Securities Act. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration.

              Investors who purchased our Series F convertible preferred stock are listed in the following table:

Investor	Number of Shares
TL Ventures	3,164,794
Convergence Capital, L.P.	267,953
Convergence Capital II, L.P.	364,250
PA Early Stage Partners III, L.P.	250,937
Safeguard Delaware, Inc.	250,937
National Electrical Benefit Fund	334,832
Delaware Valley Community Reinvestment Fund Ventures, L.P.	33,598
Ellen Corenswet	2,532
Nigel Howard	422
Maureen Riley	94
David Dedyo	295
Scott Kaufman	42
Leonard Lodish	69,673
Howard Morgan	14,150
Michael Burns	166,667
David Jannetta	24,000
Brian Malewicz	41,666
Mark DeNino	55,248

          (3)   In March 2003, in connection with our issuance of Series E and E-1 convertible preferred stock, we issued warrants to purchase a total of 650,071 shares of our common stock to TL Ventures III Interfund L.P., TL Ventures III Offshore L.P., TL Ventures III L.P., TL Ventures IV L.P., TL Ventures IV Interfund L.P. and Convergence Capital, L.P. The warrants have an exercise price of $0.75 per share and are exercisable at any time prior to their expiration on March 31, 2008.

          In March 2003, in connection with our issuance of Series E and E-1 convertible preferred stock, we issued a warrant to purchase 1,840,094 shares of Series E stock to National Electric Benefit Fund or NEBF. The warrant had an exercise price of $0.01 per share. NEBF exercised this warrant in December 2003.

          In July 2003, we issued a warrant to purchase 31,000 shares of our common stock to Peachtree Creek Business Group, Inc. and a warrant to purchase 7,333 shares of our common stock to T. Williams Consulting, Inc. The warrants have an exercise price of $0.03 per share and are exercisable at any time prior to July 31, 2008.

          In May 2003, we issued a warrant to purchase 78,737 shares of our common stock to ICG Holdings, Inc. The warrant has an exercise price of $0.75 per share and is exercisable at any time prior to its expiration on May 30, 2008.

          On December 7, 2003, we issued a warrant to purchase 100,000 shares of our Series E convertible preferred stock to Comerica Bank. This warrant has an exercise price of $2.00 per share and is exercisable at any time prior to December 7, 2008. On July 8, 2004, we issued an additional warrant for the purchase of 25,000 shares of our Series E convertible preferred stock to Comerica Bank. The warrant has an exercise price of $2.00 per share and is exercisable at any time prior to its expiration on July 8, 2009.

          In July 2003, we issued a warrant to purchase 94,000 shares of common stock to Brian Malewicz, a warrant to purchase 302,666 shares of common stock to Michael Burns and a warrant to purchase 48,666 shares of common stock to Mark DeNino, one of our affiliates. The exercise price of these warrants is $0.75 per share and each is exercisable at any time prior to its expiration on July 30, 2008. Mr. DeNino exercised his warrant in September 2005. Mr. Burns transferred his warrant to The Burns Family Trust in October 2005.

          In April 2005, we issued a warrant to purchase 116,666 shares of our common stock to National Electric Benefit Fund, our senior secured lender. The warrant has an exercise price of $0.03 and is exercisable at any time prior to its expiration on April 22, 2010.

          In April 2005, we issued warrants to purchase a total of 233,331 shares of our common stock to TL Ventures IV Interfund L.P., TL Ventures IV L.P., PA Early Stage Partners III, L.P. and Safeguard Delaware, Inc. The warrants have an exercise price of $0.03 and are exercisable at any time prior to their expiration on April 22, 2010. PA Early Stage Partners III, L.P. exercised its warrant to purchase 17,565 shares of common stock in August 2005.

          In August 2005, we issued a warrant to purchase 66,666 shares of our common stock to PA Early Stage Partners III, L.P in exchange for a warrant to purchase of 20,000 shares of our common stock. The new warrant has an exercise price of $0.75 per share and is exercisable at any time prior to March 31, 2008.

          In October 2005, we issued a warrant to The Burns Family Trust. The warrant has an exercise price of $0.75 per share and is exercisable at any time prior to its expiration on July 30, 2008.

          (4)   Since September 30, 2002, we have issued and sold an aggregate of 580,938 shares of common stock to directors, officers, and employees through stock option exercises at a weighted average price of $1.23 per share, for aggregate cash consideration of $0.7 million. This issuance was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) thereof on the basis that the transaction was pursuant to a compensatory benefit plan.

          (5)   Since September 30, 2002, we have issued options to purchase 2,434,536 shares of our common stock with a weighted average exercise price of $1.32 per share to a number of our current and former employees and directors. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) thereof on the basis that the transactions were pursuant to a compensation benefit plan.

              The sales of the above securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, Regulation S, Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters involved in connection with the sale of the above securities.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

              (a)   Exhibit Index

              A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

          (b)   The following financial statements schedules of Traffic.com, Inc. have been included in this Report on Form S-1 in page F-31: Allowance for doubtful accounts.

              All other financial statement schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information is included in the respective financial statements or notes thereto contained herein.

ITEM 17.    UNDERTAKINGS

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (1)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2)   The undersigned registrant hereby undertakes that:

            (a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (b)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, Traffic.com, Inc. has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of Pennsylvania, on this 22nd day of December, 2005.

Traffic.com, Inc.
By:	/s/ ROBERT N. VERRATTI
Name: Robert N. Verratti Title: Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on this 22nd day of December, 2005.

Signature	Title

/s/ ROBERT N. VERRATTI Robert N. Verratti	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ANDREW MAUNDER Andrew Maunder	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* David L. Jannetta	President and Director
* Mark DeNino	Chairman of the Board
* John H. Josephson	Director
* Samuel A. Plum	Director
*By:	/s/ ROBERT N. VERRATTI Robert N. Verratti Attorney-in-fact

EXHIBIT INDEX

Exhibit number	Description
1.1*	Form of Underwriting Agreement.
3.1**	Fourth Amended and Restated Certificate of Incorporation of the Registrant.
3.2**	Form of Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.
3.3**	Bylaws of the Registrant.
3.4**	Form of Amended and Restated Bylaws of the Registrant to be effective upon closing of the offering.
4.1**	Specimen Certificate evidencing shares of common stock.
4.2**	Warrant to purchase 116,666 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to National Electric Benefit Fund.
4.3**	Warrant to purchase 193,099 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to TL Ventures IV L.P.
4.4**	Warrant to purchase 100,000 shares of Series E Preferred stock, $0.01 par value per share, dated December 7, 2003, issued by the Registrant to Comerica Bank.
4.5**	Warrant to purchase 525 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Interfund L.P.
4.6**	Warrant to purchase 6,348 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Interfund L.P.
4.7**	Warrant to purchase 3,370 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Offshore L.P.
4.8**	Warrant to purchase 40,697 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Offshore L.P.
4.9**	Warrant to purchase 194,425 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III L.P.
4.10**	Warrant to purchase 16,103 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III L.P.
4.11**	Warrant to purchase 235,255 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures IV L.P.
4.12**	Warrant to purchase 147,132 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to Convergence Capital, L.P.
4.13**	Warrant to purchase 6,216 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures IV Interfund L.P.
4.14**	Warrant to purchase 7,333 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to T. Williams Consulting, Inc.
4.15**	Warrant to purchase 48,666 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Mark DeNino. Mr. DeNino exercised this warrant in September 2005.
4.16**	Warrant to purchase 94,000 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Brian Malewicz.

4.17**	Warrant to purchase 302,666 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Michael Burns. Mr. Burns transferred his warrant to The Burns Family Trust in October 2005.
4.17.1**	Warrant to purchase 302,666 shares of common stock, $0.01 par value per share, dated October 31, 2005, issued by the Registrant to The Burns Family Trust.
4.18**	Warrant to purchase 78,737 shares of common stock, $0.01 par value per share, dated May 30, 2003, issued by the Registrant to Internet Capital Group, Inc.
4.19**	Warrant to purchase 25,000 shares of Series E Preferred stock, $0.01 par value per share, dated July 8, 2003, issued by the Registrant to Comerica Bank.
4.20**	Warrant to purchase 31,000 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Peachtree Creek Business Group, Inc.
4.21**	Warrant to purchase 20,000 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to PA Early Stage Partners III, L.P. This warrant was terminated in September 2005.
4.21.1**	Warrant to purchase 66,666 shares of common stock, $0.01 par value per share, dated August 24, 2005, issued by the Registrant to PA Early Stage Partners, L.P.
4.22**	Warrant to purchase 17,565 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to PA Early Stage Partners III, L.P. PA Early Stage Partners III, L.P. exercised this warrant in September 2005.
4.23**	Warrant to purchase 17,565 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to Safeguard Delaware, Inc.
4.24**	Warrant to purchase 10,000 shares of common stock, $0.01 par value per share, dated January 26, 2001, issued by the Registrant to PNC Bank, National Association.
4.25**	Warrant to purchase 41,666 shares of common stock, $0.01 par value per share, dated April 17, 2002, issued by the Registrant to Potomac Technology Development, LLC.
4.26**	Warrant to purchase 5,102 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to TL Ventures IV Interfund L.P.
4.27**	Contingent Warrant to purchase 33,333 shares of common stock, $0.01 par value per share, dated March 16, 2001, issued by the Registrant to Hearst Communications, Inc.
4.28**	Fourth Amended and Restated Investor Rights Agreement dated August 30, 2005, as amended, among the Registrant and the parties listed therein.
5.1*	Opinion of Covington & Burling.
10.1**	Amended and Restated 1999 Long-Term Incentive Plan, dated as of May 11, 2000.
10.2**	Amended and Restated 1999 Non-Employees' Stock Plan, dated as of May 11, 2000.
10.3**	Lease Agreement dated June 14, 2000 between FV Office Partners II, L.P. and the Registrant.

10.4**	First Amendment to Lease Agreement dated April 30, 2001 between FV Office Partners II, L.P. and the Registrant.
10.5**	Second Amendment to Lease Agreement dated November 15, 2004 between FV Office Partners II, L.P. and the Registrant.
10.6**	Third Amendment to Lease Agreement dated May 26, 2005 between FV Office Partners II, L.P. and the Registrant.
10.7**	Subcontractor agreement dated June 1, 1999 between SIGNAL Corporation and the Registrant.
10.8**	Modification to Subcontract dated June 20, 2002, between Signal Solutions, Inc. and the Registrant.
10.9**	Modification to Subcontract dated August 5, 2005, between Signal Solutions, Inc. and the Registrant.
10.10**	Employment Agreement dated October 1, 2004, between Robert Verratti and the Registrant.
10.11**	Employment Agreement dated October 7, 1999 between David L. Jannetta and the Registrant.
10.12**	Employment Letter Agreement dated March 9, 2000 between Christopher M. Rothey and the Registrant.
10.13**	Employment Letter Agreement dated April 20, 2005 between Andrew Maunder and the Registrant.
10.14**	Employment Letter Agreement dated December 1, 1999 between Joseph A. Reed and the Registrant.
10.15**	Employment Letter Agreement dated June 14, 2002 between Robert Pollan and the Registrant.
10.16**	Employment Letter Agreement between Douglas Alexander and the Registrant.
10.17**	Guaranty Agreement dated April 22, 2005 between TL Ventures, PA Early Stage III, L.P., Safeguard Delaware Inc., Columbia Partners, LLC Investment Management and the National Electrical Benefit Fund.
10.18**	Equity Commitment Letter dated April 22, 2005 between TL Ventures, PA Early Stage III, L.P., Safeguard Delaware Inc., National Electrical Benefit Fund and the Registrant.
10.19†**	Data Aquisition Agreement between NAVTEQ Corporation and the Registrant.
10.20	Loan and Security Agreement dated December 7, 2003, between Comerica Bank and the Registrant (including Amendments No. 1 through 7 thereto).
23.1	Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Covington & Burling (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on signature page).

*
To be filed by amendment

**
Previously filed

†
Confidential treatment request as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
Our Company
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Related to this Offering and Our Common Stock
Risks Related to the Auction Process for this Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
STOCK OPTIONS Option Grants in Last Fiscal Year
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
Initial Public Offering of Company X
Initial Public Offering of Company X
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS TRAFFIC.COM, INC.
Contents
Report of Independent Registered Public Accounting Firm
APPENDIX: ROAD SHOW PRESENTATION
Dealer Prospectus Delivery Obligation
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX